As filed with the Securities and Exchange Commission on November 13, 2008
Registration No. 333-_______

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

VYSTAR CORPORATION
(Exact name of registrant as specified in its charter)

Georgia	8731	20-2027731
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

3235 Satellite Boulevard
Building 400, Suite 290
Duluth,GA 30096
(770) 965-0383
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

William Doyle
Chief Executive Officer
3235 Satellite Boulevard
Building 400, Suite 290
Duluth,GA 30096
(770) 965-0383
(Name, address, including zip code, and telephone
number, including area code, of agent for service)

Copy to:
Gerald L. Baxter, Esq.
Greenberg Traurig, LLP
3290 Northside Parkway, Suite 400
Atlanta, GA 30327
(678) 553-2430

Approximate date of commencement of proposed sale to public:  As soon as practicable after this Registration Statement is declared effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering.  ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☒
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Aggregate Offering Price Per Unit	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee
Common Stock	1,100,000	$2.00 (1)	$2,200,000 (1)	$86.46
(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, dated _________, 2008

PROSPECTUS

1,100,000 Shares

COMMON STOCK

This is the initial public offering of common stock by Vystar™ Corporation, a Georgia corporation ("Vystar" or the "Company"). 600,000 shares of our common stock held by Universal Capital Management, Inc., a publicly held business development corporation ("UCM"), will be issued to the record stockholders of UCM on ________, 2009, the record date, upon effectiveness of the registration statement of which this prospectus is a part. Additionally, we are registering for resale up to 500,000 shares of our common stock held by selling shareholders identified in this prospectus on a delayed or continuous basis. Vystar will not receive any proceeds from the distribution or resale of such shares. No public market currently exists for the shares. We intend to apply for approval for our shares of common stock to be traded on the OTC Bulletin Board under the symbol "__________".

INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE “RISK FACTORS” ON PAGE ___.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

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EXPERTS	61

WHERE YOU CAN FIND MORE INFORMATION	61

FINANCIAL STATEMENTS	F-1

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where an offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus only, regardless of the time of delivery of this prospectus or of any sale of the Shares. Our business, prospects, financial condition and results of operations may have changed since that date.

ii

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. This summary does not contain all of the information you should consider before investing in our common stock. You should read this entire prospectus carefully, especially the “Risk Factors” section of this prospectus and our consolidated financial statements and related notes appearing at the end of this prospectus, before making an investment decision.

Overview

Vystar TM Corporation (“Vystar” or the “Company”) is the creator and exclusive owner of the innovative technology to produce Vytex™ Natural Rubber Latex ("NRL"). This technology reduces antigenic protein in natural rubber latex products made with Vytex to virtually undetectable levels. The allergic reactions to untreated latex are a significant detriment affecting numerous individuals globally that use many different products made with NRL. With non-latex products growing at a rapid rate due to these allergy problems, the costs for alternative materials incurred by the manufacturers of these many different products have greatly increased. Nearly all substitute materials are far more expensive than NRL – by a factor of five in some cases. Vystar is introducing Vytex NRL, its new “low protein” natural rubber latex, throughout the worldwide marketplace that uses NRL or latex substitutes as a component of manufactured products. Vystar intends for Vytex NRL to become the standard source of latex and latex substitutes, not unlike a standard computer operating system on which many other applications can run. Over 9.7 million tonnes of NRL are produced globally of which just over one million tonnes are in liquid latex form. There are more than 40,000 products made from the liquid latex while the other eight million tonnes are used to produce tires and other hard rubber products. Natural rubber latex is used in an extensive range of products including balloons, textiles, footwear and clothing (threads), adhesives, foams, furniture, carpet, paints, coatings, protective equipment, sporting equipment, and, especially health care products such as condoms, surgical and exam gloves, catheters and other items. Vystar intends to introduce Vytex NRL into the supply channels with aggressive, targeted marketing campaigns directed to the end users to create the pull-through and a competitive advantage for the manufacturers utilizing Vytex NRL, as well as to manufacturers of the end products.

On April 11, 2008, Vystar signed a definitive agreement with Revertex (Malaysia), Sdn. Bhd., a division of Yule Catto Far East and the world's largest producer of pre-vulcanized natural rubber lattices for the production of Vytex NRL. Revertex will be a non-exclusive, toll manufacturer for Vystar and has started full production mode to manufacture Vytex NRL commercially. Vystar ran its first production February 2, 2008 and has successfully completed several subsequent production runs.

History and Background

Travis W. Honeycutt, the retired CEO of the Company, is the inventor of the VytexTM NRL process. He initially formed Vystar LLC, the predecessor to the Company in February 2000, as a Georgia limited liability company. The Company’s operations under the LLC entity were focused substantially on the research, development and testing of the Vytex NRL process, as well as attaining patent protection for this invention. Mr. Honeycutt provided the Company’s early financing from personal funds. In 2003, the Company reorganized as Vystar Corporation, a Georgia Corporation, at which time all assets and liabilities of the limited liability company became assets and liabilities of Vystar Corporation, including all intellectual property rights, patents and trademarks. In October 2005, the Company moved to its current location in Duluth, Georgia, part of the metro Atlanta area, and established its corporate headquarters.

Prior to retirement, Mr. Honeycutt had over thirty-five years of experience in new business and technical development in the industrial and healthcare markets. Mr. Honeycutt was a founder, former Director and former Executive Vice President of Isolyser Company, Inc., recently purchased by ECOLAB. He holds over one hundred patents and has received several awards for entrepreneurial growth and success, including Inc. Magazine’s Entrepreneur of the Year for Healthcare in the Southeast Region. Mr. Honeycutt received his Bachelor of Science degree in Fiber and Polymer Chemistry from North Carolina State University and a Masters of Science degree in Chemical Engineering from Georgia Institute of Technology. He was honored with a Doctorate degree in Physics from Solomon University in Kiev, Ukraine.

In June 2002, Vystar applied to the U.S. Patent & Trademark Office (USPTO) for domestic patent protection for its manufacturing process, which was issued on June 14, 2005 as U.S. Patent 6,906,126. In April 2005, the Company filed a continuation in part of its previously granted patent, which was approved by the USPTO a mere 6 months later in October 2005, and was ultimately filed on June 6, 2006 as U.S. Patent 7,056,970. All 13 originally filed claims were allowed in this patent that issued June 2006.

Vystar has also filed for international patent protection according to the Patent Co-Operation Treaty ("PCT"), and has been issued PCT patent No.: PCT/US2005/025018. This international patent has been filed and nationalized in the European Union (EU) as well as in China, Japan, Sri Lanka, India, Canada and South Africa. We expect patents in these countries to be issued without objection. In addition to the international country nationalizations, we are expanding our patent filings in the U.S. to go beyond pure method patents with only process method claims, and to include composition of matter claims through nationalizing the PCT patent back into the U.S. with slight modifications of the claims in the original PCT filing, thereby expanding our patent protection.

Additionally, we filed two provisional patent applications with USPTO on January 18, 2008, Serial No. 61/022,250 and July 18, 2008, Serial No. 61/081,927 to cover our R&D advancements which were the subject of our published papers and presentations at the Latex 2008 Conference in Madrid, Spain and at the International Latex Conference in Cleveland, Ohio. We are currently working to turn both provisional patent applications into a full utility patent covering both process method and composition of matter claims to cover our advancements, which will be filed by January 18, 2009.

The Company has applied for trademark protection for "Vystar", "Vytex" and our tagline "Created by Nature. Recreated by Science." in the U.S. and intends to file internationally for trademark protection. As of October 1, 2008, the time period for submitting objections expired with no objections having been filed with the USPTO. Therefore, we are awaiting the official statement of allowance from the USPTO on all three of these trademarks and are in the final stages of validating use for final approval and registration of these marks. While the Company expects trademark protection to be granted for its Company and product names, no assurance can be given that such protection will be granted in a timely manner or, if ever such protection is granted, whether it will provide substantial protection from competition. Vystar realizes that the market for Vytex NRL is an industrialized world concern; therefore, Vystar is committed to aggressively challenging any infringements of its patents and trademarks.

Mr. Honeycutt and William Doyle, President and CEO of the Company, have spoken on the Company's Vytex NRL product and its potential at a number of industry conferences, including: the International Latex Conference, in Charlotte, North Carolina (July 2005); Latex 2006, in Frankfurt, Germany (January 2006); Malaysian Rubber Glove Manufacturers Association's (MARGMA) 3rd International Rubber Glove Conference in Kuala Lumpur, Malaysia (September 2006) and Latex 2008 in Madrid, Spain (January 2008), where their fourth technical paper was presented. In July, 2008, a fifth technical paper was presented by the Company’s Technical Advisor, Mark Swanson, at the International Latex Conference in Cleveland, Ohio.

The Company has also exhibited at the world's largest medical technology and equipment tradeshow at the MEDICA conference in Dusseldorf, Germany in November 2007 and 2008 as part of the State of Georgia Department of Economic Development group of companies. The Company has generated significant commercial interest in Vytex NRL in several arenas resulting from attendance at this important global conference.

Risks Factors

We are a development stage company and have generated only limited revenues to date. You should carefully consider the risks described under the “Risk Factors” section and elsewhere in this prospectus. These risks could materially and adversely impact our business, financial condition, operating results and cash flow, which could result in a partial or total loss of your investment.

Our Corporate Information

The principal executive offices are located at 3235 Satellite Boulevard, Building 400, Suite 290, Duluth, Georgia 30096, and our telephone number is 770-965-0383. Our website address is www.vytex.com.

The information contained on, or that can be accessed through, our website is not a part of this prospectus. We have included our website address in this prospectus solely as an inactive textual reference.

Unless the context otherwise requires, we use the terms “Vystar,” “our company,” “we,” “us” and “our” in this prospectus to refer to Vystar Corporation, and its predecessor, Vystar LLC.

THE OFFERINGS

Common Stock to be Distributed
600,000 shares will be distributed pro rata to the public stockholders of Universal Capital Management, Inc. (“UCM”) by UCM at a ratio of ____ shares of our common stock for each share of common stock of UCM held by their stockholders on the record date.

Record Date	____________________________

Common Stock to be sold by the Selling Shareholders	Up to 500,000 shares

Proceeds to Vystar	None

Common Stock to be Outstanding after this Distribution	12,541,273 shares

Risk Factors	You should read the “Risk Factors” section of this prospectus. beginning at page __.

The number of shares of our common stock to be outstanding after this offering is based on the number of shares of our common stock outstanding as of November 3, 2008, and excludes:

•	5,941,266 shares of common stock issuable upon exercise of stock options and warrants outstanding as of May 1, 2008 at a weighted average exercise price of $.94 per share; and

•	An additional 600,000 shares of common stock reserved for future issuance under our equity compensation plans as of November 1, 2008.

SUMMARY FINANCIAL DATA

The following tables summarize the financial data for our business as of and for the periods presented. You should read this information together with the “Selected Financial Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of this prospectus and our financial statements and related notes included elsewhere in this prospectus.

	Year Ended December 31			Six Months Ended June 30
Statement of Operations Data:	2005	2006	2007	2007	2008
	(in thousands, except per share data)

Net sales	$-	$-	$-	$-	$-

General and administrative (1)	657	759	703	374	1,704
Research and development (1)	604	305	428	238	291
Depreciation and amortization	5	8	9	5	1,504
Total costs and expenses	1,266	1,072	1,140	617	3,499

Operating loss	(1,266)	(1,072)	(1,140)	(617)	(3,499)

Interest income (expense), net	-	(1)	20	7	6
Provision for note receivable from related party	-	-	(120)	-	-
Loss on disposal of assets	-	(13)	-	-	-
Net loss	$(1,266)	$(1,086)	$(1,240)	$(610)	$(3,493)

Basic and Diluted Loss per Share	$(0.10)	$(0.08)	$(0.09)	$(0.04)	$(0.31)

Basic and Diluted Weighted Average Number of Common Shares Outstanding	12,509	13,185	14,495	14,114	11,422

(1) Includes stock-based compensation expense

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below before making an investment decision. Our business, prospects, financial condition or operating results could be harmed by any of these risks, as well as other risks not currently known to us or that we currently consider immaterial. As a result, you may lose all or part of your investment. Before deciding whether to invest in our common stock you should also refer to the other information contained in this prospectus, including our consolidated financial statements and the related notes.

Risks Related to Our Business

We have had very limited revenues in our history.

We have had very limited revenues in our history. While we anticipate that additional revenues will be generated by the fourth quarter of 2008, such revenues, if any, will not be sufficient for the Company to become profitable. We expect to make significant future expenditures to develop and expand our business. We may incur significant losses in the future for a number of reasons, including due to the other risks described in this prospectus, and we may encounter unforeseen expenses, difficulties, complications and delays and other unknown events. Accordingly, we may not be able to achieve or maintain profitability, and we may incur significant losses for the foreseeable future.

Vystar is a development stage company.

Vystar is a development stage company with limited operating experience. Vystar is in the early stages of implementing a business plan which is new to Vystar, its directors, officers and employees. The financial success of Vystar and the ultimate value, if any, of our common stock will be dependent upon the soundness of this business concept and the ability of management of the Company to successfully and profitably execute that concept.

The lack of an operations history eliminates your ability to use standard methods of company valuation, such as price/earnings ratio analysis or present value of cash flows analysis, to appropriately value the Company and an investment therein. The value of your investment in the common stock will significantly decline, or even become worthless, if our business is not successful.

Operating results could fluctuate and differ considerably from our financial forecasts.

Our business model is based on assumptions derived from (i) the experience of the principals of the Company, and (ii) third party market information and analysis. There are no assurances that these assumptions will prove to be valid for our future operations or plans.

Our operating results may fluctuate significantly as a result of a variety of factors, including:

•	Acceptance by manufacturers of the Vytex™ Natural Rubber Latex technology;

•	Our ability to achieve and sustain profitability;

•	Consumer confidence in products manufactured using our Vytex™ Natural Rubber Latex technology.

Our business is totally dependent on market demand for, and acceptance of, the VytexTM Natural Rubber Latex process.

We expect to derive most of our revenue from the sales of our VytexTM Natural Rubber Latex raw material to various manufacturers of rubber and rubber end products using NRL and/or their distributors. We will pay natural rubber latex processors a fee for the service of manufacturing and creating Vytex NRL for us under our toll manufacturing agreement. Conversely, Vystar will collect a fee under the licensing model. Our Vytex NRL product is new and operates within broad, diverse and rapidly changing markets. As a result, widespread acceptance and use of product is critical to our future growth and success. If the market for our product fails to grow or grows more slowly than we currently anticipate, demand for our product could be negatively affected.

Assertions by a third party that our process infringes its intellectual property, whether or not correct, could subject us to costly and time-consuming litigation or expensive licenses.

There is frequent litigation based on allegations of infringement or other violations of intellectual property rights. As we face increasing competition and become increasingly visible as an operating company, the possibility of intellectual property rights claims against us may grow.

Any intellectual property rights claim against us or our customers, with or without merit, could be time-consuming, expensive to litigate or settle and could divert management attention and financial resources. An adverse determination also could prevent us from offering our process, require us to pay damages, require us to obtain a license or require that we stop using technology found to be in violation of a third party’s rights or procure or develop substitute services that do not infringe, which could require significant resources and expenses.

The market in which we will participate is competitive and if we do not compete effectively, our operating results may be harmed.

The markets for our product are competitive and rapidly changing. With the introduction of new technologies and market entrants, we expect competition to intensify in the future. In addition, pricing pressures and increased competition generally could result in reduced sales, reduced margins or the failure of our services to achieve or maintain widespread market acceptance.

While early interest was strong in a new innovative product in the natural rubber latex industry, pricing and regulatory approvals remain a key selling factor especially in the exam glove arena. There is no manufacturer signed to date that has accepted Vytex NRL into its product mix.

While Vytex NRL is currently in the early stages of 510(k) application with the FDA for condoms and exam gloves, there is no assurance that either or both will be awarded approval.

An American manufacturer of condoms has been engaged in production work and has completed required testing for using Vytex NRL in their condom line and will be initiating the same with exam gloves by first quarter 2009. In the meantime, the same manufacturer will proceed with a production run of a straight dipped exam glove and proceed with the 510(k) application for the exam glove with the FDA. We have no assurance that the products will provide acceptable test results and even if they do, there is no certainty that the FDA will approve the applications.

Vystar will seek to have lower protein claims than what is currently on the market today and will ultimately seek to have latex warnings removed from all FDA-regulated products, but it cannot guarantee that either of such actions will be approved by the FDA.

The FDA scrutinizes heavily any and all claims categorizing the protein levels and other claims of a NRL product. Currently, the FDA has allowed claims only stating the level of less than 50 micrograms/gram of total extractable proteins pursuant to only one of two FDA-recognized standards. Vystar intends to claim protein levels pursuant to both of the two FDA-recognized standards, which will result in claiming the lowest level of antigenic proteins for a Hevea NRL product currently on the market. There is no guarantee that the FDA will allow these claims.

Additionally, for many years, the FDA has required warnings on products containing latex due to the latex allergy issue that exists. Vystar plans on petitioning the FDA to have that label removed from products manufactured with Vytex NRL, by filing a Citizen’s Petition. Such Petition is likely to require clinical test results indicating acceptable allergic reactions associated with Vytex NRL. There are no assurances that the FDA will grant that request.

Manufacturers are implementing trials of Vytex NRL in their facilities but final data are not yet available from all these manufacturers on its viability for their particular environments.

Samples of Vytex NRL have been made available to several natural rubber latex and latex substitute end product manufacturers. Since the completion of the Vytex NRL Standard Operating Procedures (SOPs), Vystar has toll manufactured several one-tonne production runs at Revertex Malaysia. Manufacturers that have signed a sampling agreement with us have been provided with samples of Vytex NRL for validating its use in their manufacturing processes. To date, only a small number of manufacturers have completed those runs so feedback is minimal at this point. Although most feedback received to date is positive, there is no assurance that such feedback will continue to be satisfactory.

Risks Related to this Distribution and Ownership of Our Common Stock.

The offering price of the common stock and warrants in our recently completed private placement was set arbitrarily.

In our recently completed private placement, we issued 1,189,000 shares of our common stock and 594,500 warrants to purchase our common stock, at an aggregate price of $2.00 per share and accompanying warrants. This price was set arbitrarily and there should be no implication from such pricing that the common stock now has or ever will have a market value of $2.00 per share or that such stock could ever be sold for $2.00 per share or at any price. Earlier offerings of our common stock were at prices from $1.00 to $1.50 per share of common stock, together with warrants to purchase shares of our common stock at an exercise price of $.50 per share.

Our failure to raise additional capital or generate the cash flows necessary to expand our operations and invest in our services could reduce our ability to compete successfully.

We may need to raise additional funds, and we may not be able to obtain additional financing on favorable terms, if at all. If we raise additional equity financing, our shareholders may experience significant dilution of their ownership interests, and the per share value of our common stock could decline. If we engage in debt financing, we may be required to accept terms that restrict our ability to incur additional indebtedness and force us to maintain specified liquidity or other ratios. If we need additional capital and cannot raise it on acceptable terms, we may not be able to, among other things:

•	continue to expand our sales and marketing organizations;

•	expand our operations, in the United States or internationally;

•	hire, train and retain employees; or

•	respond to competitive pressures or unanticipated working capital requirements.

The distribution of our common stock to the UCM stockholders will be a taxable event resulting in taxable income to such stockholders.

The distribution will constitute a dividend to the UCM stockholders, taxable as ordinary income, to the extent the distribution is treated as paid out of UCM’s current or accumulated earnings and profits (as computed for federal income tax purposes).

After the completion of this distribution and resale offering, we do not expect to declare any dividends in the foreseeable future.

After the completion of this distribution and resale offering, we do not anticipate declaring any cash dividends to holders of our common stock in the foreseeable future. Consequently, investors must rely on sales of their common stock after price appreciation, which may never occur, as the only way to realize any future gains on their investment. Investors seeking cash dividends should not purchase our common stock.

There is no assurance that any significant public market for our shares of Common Stock will develop after the completion of this distribution of common stock to the UCM stockholders.

While we intend to apply for approval for our shares of common stock to be traded on the OTC Bulletin Board, there is no assurance that such approval will be granted or that there will be any significant public market for our common stock even if such approval is granted. Much of our common stock that has been previously issued privately and will not be eligible for public resale under SEC Rule 144 for three months after Vystar becomes a fully-reporting company under the Securities Exchange Act of 1934, as amended.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that involve substantial risks and uncertainties. All statements, other than statements of historical facts, contained in this prospectus, including statements about our strategy, future operations, future financial position, future revenues, projected costs, prospects, plans and objectives of management, are forward-looking statements. The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “target,” “potential,” “will,” “would,” “could,” “should,” “continue” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. The forward-looking statements in this prospectus include, among other things, statements about:

•	our plans to commercialize and market our services;

•	our financial performance;

•	the potential benefits of collaboration agreements and our ability to enter into selective collaboration arrangements;

•	our ability to quickly and efficiently identify and develop new products and markets for our Vytex NRL;

•	our ability to establish and maintain intellectual property rights; and

•	our estimates regarding expenses, future revenues, capital requirements and needs for additional financing.

We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. We have included important factors in the cautionary statements included in this prospectus, particularly in the “Risk Factors” section of this prospectus, that we believe could cause actual results or events to differ materially from the forward-looking statements that we make. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments we may make.

You should read this prospectus completely and with the understanding that our actual future results may be materially different from what we expect. We do not assume any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

MARKET AND INDUSTRY DATA

In this prospectus, we rely on and refer to information and statistics regarding the industries and the markets in which we intend to compete. We obtained this information and these statistics from various third-party sources. We believe that these sources and the estimates contained therein are reliable, but we have not independently verified them. Such information involves risks and uncertainties and is subject to change based on various factors, including those discussed in the “Risk Factors” section of this prospectus.

USE OF PROCEEDS

Vystar will not receive any proceeds from the distribution of common stock to the UCM stockholders or the sale of common stock by the selling shareholders.

DIVIDEND POLICY

We have never declared or paid dividends on our common stock. We currently intend to retain any future earnings to finance our research and development efforts, the development of our proprietary technologies and the expansion of our business. We do not intend to declare or pay cash dividends on our capital stock in the foreseeable future. Any future determination to pay dividends will be at the discretion of our board of directors and will depend upon a number of factors, including our results of operations, financial condition, future prospects, contractual restrictions, restrictions imposed by applicable law and other factors our board of directors deems relevant.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of June 30, 2008 on an actual basis. You should read this table together with our consolidated financial statements and the related notes appearing at the end of this prospectus and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of this prospectus.

Actual
June 30, 2008
(unaudited)

Cash	$798,983

Total long-term debt, including current portion	$-

Stockholders' equity
Common stock, $0.0001 par value, 25,000,000 shares authorized	1,129
Additional paid-in capital	8,972,557
Stock subscription receivable	(20,500)
Deferred compensation	(45,958)
Deficit accumulated during development stage	(7,619,657)
Total stockholders' equity	1,287,571
Total capitalization	$1,287,571

The table above does not include:

•	5,941,266 shares of common stock issuable upon exercise of stock options and warrants outstanding as of October 31, 2008 at a weighted average exercise price of $.94 per share; and

•	an additional 600,000 shares of common stock reserved for future issuance under our equity compensation plans as of October 31, 2008.

We have 10,000,000 authorized shares of preferred stock, none of which have been issued.

DILUTION

Since neither the distribution of shares to the UCM stockholders nor the resale of shares by the selling shareholders will result in proceeds being paid to Vystar, our net tangible book value per share will not be affected by the distribution or the offering.

SELLING SHAREHOLDERS

This prospectus covers shares that were acquired from Vystar in private transactions exempt from registration under the Securities Act by Travis Honeycutt, the founder of the Company. Mr. Honeycutt acquired the shares in 2003 and is reasonably believed to be an "accredited investor" as defined by Regulation D under the Securities Act. Mr. Honeycutt has retired from active involvement with Vystar as a result of personal health issues. At his request, the Company has agreed to register a portion of the shares of common stock that he has owned since Vystar’s inception for resale. In connection with such registration, Mr. Honeycutt has transferred approximately fifty (50%) percent of his shares of Vystar common stock to his wife, Margaret Honeycutt.

The following table presents information regarding Mr. Honeycutt and Mrs. Honeycutt. The table includes:

•	Name.

•	The nature of any material relationship within the last three years between Mr. Honeycutt or Mrs. Honeycutt, and Vystar.

•	The number of shares of our common stock beneficially owned by Mr. Honeycutt and Mrs. Honeycutt prior to this offering.

•	The number of shares of our common stock offered hereunder by Mr. Honeycutt and Mrs. Honeycutt.

•
The number and percent of shares of our common stock beneficially owned by Mr. Honeycutt and Mrs. Honeycutt after the offering is complete. This calculation assumes that all shares are sold pursuant to this offering and that no other shares of common stock are acquired or disposed of by Mr. Honeycutt or Mrs. Honeycutt prior to the termination of this offering.

Mr. Honeycutt and Mrs. Honeycutt are offering for sale with this prospectus up to the number of shares listed below subject to the limitations described in the section of this prospectus entitled "Plan of Distribution."

Name	Shares of common stock Beneficially Owned before the Offering	Shares of common stock Registered in this Offering	Shares of common stock Owned After Offering	Percentage of Outstanding common stock Beneficially Owned After the Offering
Travis Honeycutt*	2,497,000	250,000	2,247,000	17.92%
Margaret Honeycutt**	2,497,000	250,000	2,247,000	17.92%

*	Mr. Honeycutt is the founder of the Company. Mr. Honeycutt was a director, Chairman of the Board and Chief Executive Officer of the Company from organization to March, 2008.
**	Mrs. Honeycutt is the wife of Mr. Honeycutt. She has never had any relationship with the Company.

PLAN OF DISTRIBUTION

We are registering the resale of the shares on behalf of the selling shareholders. We will keep this prospectus effective until the earlier of (i) two years from the effective date of the registration statement of which this prospectus is a part, or (ii) such time that all of the shares have been sold pursuant to the prospectus or Rule 144 under the Securities Act or any other rule of similar effect. As used in this prospectus, the term "selling shareholders" includes the pledgees, donees, transferees or other successors-in-interest selling shares received after the date of this prospectus from the selling shareholders as a gift, pledge, partnership distribution or other non-sale related transfer. The selling shareholders may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling shareholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales;

•	broker-dealers may agree with the selling shareholder to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The selling shareholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus. Broker-dealers engaged by the selling shareholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling shareholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling shareholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved. Any profits on the resale of shares of common stock by a broker-dealer acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by the selling shareholders. The selling shareholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares if liabilities are imposed on that person under the Securities Act.

The selling shareholders may from time to time pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus after we have filed a supplement to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 supplementing or amending the list of selling shareholders to include the pledgee, transferee or other successors in interest as selling shareholders under this prospectus.

The selling shareholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus and may sell the shares of common stock from time to time under this prospectus after we have filed a supplement to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 supplementing or amending the list of selling shareholders to include the pledgee, transferee or other successors in interest as selling shareholders under this prospectus. The selling shareholders and any broker-dealers or agents that are involved in selling the shares of common stock may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

The selling shareholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares of common stock, nor is there an underwriter or coordinating broker acting in connection with a proposed sale of shares of common stock by the selling shareholders. If we are notified by a selling shareholder that any material arrangement has been entered into with a broker-dealer for the sale of shares of common stock, if required, we will file a supplement to this prospectus. If the selling shareholders use this prospectus for any sale of the shares of common stock, they will be subject to the prospectus delivery requirements of the Securities Act.

The anti-manipulation rules of Regulation M under the Securities Exchange Act of 1934 may apply to sales of our common stock and activities of the selling shareholders.

UNITED STATES TAX CONSEQUENCES
CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion summarizes certain U.S. federal income tax consequences to a United States person who acquires our common stock in the distribution from UCM or in the sale by the selling shareholders. This discussion is based on the Internal Revenue Code of 1986, as amended (the "Code"), the applicable Treasury Regulations promulgated or proposed thereunder, administrative pronouncements of the Internal Revenue Service (the "IRS") and judicial decisions as of the date hereof, all of which are subject to change at any time, possibly retroactively. There can be no assurance that the IRS will not take a view contrary to that set forth herein that may be upheld by a court. No ruling from the IRS or opinion of counsel has been or will be sought as to any of the matters discussed below.

This summary is for general information purposes only and applies only to an investor who holds our common stock as a capital asset within the meaning of section 1221 of the Code. It does not purport to address all tax consequences that may be relevant to any particular investor or to an investor subject to special tax rules, including certain types of persons subject to special treatment under the Code, including insurance companies, tax-exempt organizations, financial institutions, dealers in securities or foreign currencies, persons holding the Notes as part of a hedging or constructive sale transaction, straddle, conversion transaction or other integrated transaction, persons that have a functional currency other than the U.S. dollar, investors in pass-through entities or arrangements, and persons who are not citizens or residents of the United States or that are foreign corporations, foreign partnerships or foreign estates or trusts. In addition, the discussion does not address any aspect of state, local or foreign taxation or other federal taxes.

EACH PROSPECTIVE INVESTOR IN OUR COMMON STOCK IS URGED TO CONSULT HIS TAX ADVISER CONCERNING THE U.S. FEDERAL INCOME TAX CONSEQUENCES TO HIM OF ACQUIRING, OWNING AND DISPOSING OF A COMMON SHARE, AS WELL AS THE APPLICATION OF STATE, LOCAL AND FOREIGN INCOME TAX LAWS AND OTHER TAX LAWS.

Distribution From UCM

Our common stock that a stockholder of UCM receives from UCM will be treated as a distribution on that UCM stock in an amount equal to the fair market value of our common stock on the date of the distribution. That distribution will constitute a dividend to the UCM stockholder, taxable as ordinary income, to the extent the distribution is treated as paid out of UCM’s current or accumulated earnings and profits (as computed for federal income tax purposes). To the extent the distribution is not treated as paid out of UCM’s current or accumulated earnings and profits, it will be treated as a non-taxable return (and reduction) of the UCM stockholder’s basis in his UCM stock, to the extent thereof, and if and to the extent the amount of the distribution exceeds earnings and profits and basis, it will be treated as gain from the sale of the UCM stock on which it is paid. Dividends received by a corporation are generally eligible for the dividends received deduction, subject to limitations, including the limitations under section 1059 of the Code relating to extraordinary dividends.

A UCM stockholder’s initial tax basis in our common stock will be equal to the fair market value of the common stock on the date UCM distributes that stock. The holder’s holding period for our common stock will begin on the day after the date of the distribution from UCM.

Purchase From Selling Shareholders

A prospective investor who purchases our common stock in the sale by the selling shareholders will have an initial tax basis in our common stock equal to the purchase price paid for that stock. The investor’s holding period for that common stock will begin on the day after the date of purchase.

Distribution on our Common Stock

If we were to pay a distribution on our common stock, that distribution would constitute a dividend, taxable as ordinary income, to the extent the distribution is treated as paid out of our current or accumulated earnings and profits (as computed for federal income tax purposes). To the extent the distribution is not treated as paid out of our current or accumulated earnings and profits, it will be treated as a non-taxable return (and reduction) of basis in our common stock, to the extent thereof, and if and to the extent the amount of the distribution exceeds earnings and profits and basis, it will be treated as gain from the sale of our common stock. Dividends received by a corporation are generally eligible for the dividends received deduction, subject to limitations, including the limitations under section 1059 of the Code relating to extraordinary dividends.

Subsequent Disposition of our Common Stock

Upon a subsequent sale or other taxable disposition of our common stock, you generally will recognize capital gain or loss equal to the difference between the amount realized and your tax basis in the common stock. That gain or loss generally will be long-term capital gain or loss if the common stock was held for more than one year. The deductibility of capital losses is subject to limitations.

Backup Withholding

You may be subject to backup withholding at the rate of 28% of the dividends you receive on our common stock or on the proceeds from a sale or other taxable disposition of our common stock unless (a) you are a corporation or other exempt recipient or (b) you provide, when required, your taxpayer identification number to the payer, certify that you are not subject to backup withholding and otherwise comply with the backup withholding rules. Backup withholding is not an additional tax; any amount so withheld is creditable against your federal income tax liability or is refundable, provided you furnish the required information to the IRS.

SELECTED FINANCIAL DATA

You should read the following selected financial data together with our financial statements and the related notes appearing at the end of this prospectus and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of this prospectus. We have derived the statements of operations data for the years ended December 31, 2006 and 2007 and the balance sheet data as of December 31, 2006 and 2007 from our audited financial statements included elsewhere in this prospectus. We have derived the statement of operations data for the years ended December 31, 2003, 2004 and 2005 and the balance sheet data as of December 31, 2003, 2004 and 2005 from our unaudited financial statements not included in this prospectus. We have derived the statements of operation data for the six months ended June 30, 2008 and the balance sheet data as of June 30, 2008 from our unaudited financial statements included elsewhere in this prospectus. Our unaudited financial statements for the six months ended June 30, 2008 have been prepared on the same basis as the annual financial statements and include all adjustments, which include only normal recurring adjustments, necessary for the fair presentation of this data in all material respects. Our historical results for any prior period are not necessarily indicative of results to be expected in any future period, and our results for any interim period are not necessarily indicative of results for a full fiscal year.

SELECTED FINANCIAL DATA

						For the
						Six Months
	Year Ended December 31					Ended
($ in thousands)	2003	2004	2005	2006	2007	June 30, 2008

Net sales	$-	$-	$-	$-	$-	$-

General and administrative	-	155	657	759	703	1,704
Research and development	-	345	604	305	428	291
Depreciation and amortization	-	-	5	8	9	1,504
Total costs and expenses	-	500	1,266	1,072	1,140	3,499

Operating loss	-	(500)	(1,266)	(1,072)	(1,140)	(3,499)

Interest income (expense), net	-	-	-	(1)	20	6
Provision for note receivable from related party	-	-	-	-	(120)	-
Loss on disposal of assets	-	-	-	(13)	-	-
Net loss	$-	$(500)	$(1,266)	$(1,086)	$(1,240)	$(3,493)

	Year Ended December 31					June 30
	2003	2004	2005	2006	2007	2008	2007
Balance Sheet Data:
Cash	$-	$353	$30	$420	$573	$799	$735
Total current assets	-	353	35	436	651	1,488	1,043
Total liabilities	-	236	232	279	220	330	223
Total shareholders' equity	-	117	130	457	575	1,288	868
Working capital (deficiency)	-	353	(180)	175	447	1,173	875

SELECTED FINANCIAL DATA

Condensed Statement of Operations Data:

				February 2, 2000
				(inception)
			Six Months	through
	Year Ended December 31,		Ended June 30,	June 30,
	2006	2007	2008	2008
Net sales	$-	$-	$-	$-
Total operating expenses	1,072	1,140	3,499	7,512
Loss from operations	(1,072)	(1,140)	(3,499)	(7,512)
Interest income	-	20	6	26
Provision for note receivable from related party	-	(120)	-	(120)
Loss on disposal of assets	(13)	-	-	(13)
Interest expense	(1)	-	-	(1)
Net loss	$(1,086)	$(1,240)	$(3,493)	$(7,620)
Net loss per share, basic and diluted	$(0.08)	$(0.09)	$(0.31)

	December 31	December 31	June 30
	2006	2007	2008
Condensed Balance Sheet Data:
Total current assets	$436	$651	$1,488
Total assets	$736	$794	$1,617
Total current liabilities	$261	$204	$315
Total stockholders' equity	$457	$575	$1,288

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS

The following discussion should be read in conjunction with the Financial Statements and Notes thereto appearing elsewhere in this prospectus.  The following discussion contains forward-looking statements.  Our actual results may differ significantly from those projected in the forward-looking statements.  Factors that may cause future results to differ materially from those projected in the forward-looking statements include, but are not limited to, those discussed in “Risk Factors” and elsewhere in this prospectus.

Overview

Vystar LLC, the predecessor to the Company, was formed February 2, 2000, as a Georgia limited liability company by Travis W. Honeycutt. The Company’s operations under the LLC entity were focused substantially on the research, development and testing of the Vytex™ Natural Rubber Latex ("NRL") process, as well as attaining intellectual property rights. In 2003, the Company reorganized as Vystar Corporation, a Georgia Corporation, at which time all assets and liabilities of the limited liability company became assets and liabilities of Vystar Corporation, including all intellectual property rights, patents and trademarks.

We are a developmental stage company whose primary activities since inception have been devoted to the development of NRL and raising capital, but our focus is changing to developing the market for NRL and beginning operations. As we move from a development stage company to a product vendor, we expect that our financial condition and results of operations will undergo substantial change. In particular, we expect to record both revenue and expense from product sales and to incur increased costs for sales and marketing expenses. Accordingly, the financial condition and results of operations reflected in our historical financial statements are not expected to be indicative of our future financial condition and results of operations.

Significant Accounting Policies

Our discussion and analysis of our financial condition and results of operations is based on the accompanying consolidated financial statements, which have been prepared in accordance with U.S. generally accepted accounting principles. As such, we are required to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. By their nature, these estimates and judgments are subject to an inherent degree of uncertainty. Our management reviews its estimates on an on-going basis. We base our estimates and assumptions on historical experience, knowledge of current conditions and our understanding of what we believe to be reasonable that might occur in the future considering available information. Actual results may differ from these estimates, and material effects on our operating results and financial position may result.

Non Cash Compensation Expense - On January 1, 2006, Vystar adopted SFAS No. 123(R), Share Based Payment. SFAS No. 123(R) requires all share-based payments, including grants of employee stock options and warrants to third parties, to be recognized in the financial statements based on their fair values.

On a quarterly basis, Vystar computes the value of newly granted awards by utilizing the Black-Scholes valuation model based upon their expected lives, volatility for publicly held companies that are similar to us since we are not yet publicly held with an active market for our stock, and the risk-free rate on US Government securities with matching maturities. The value of the awards are then straight-line expensed over the lives of the purchase options and expensed when vested (or over the service life, if applicable) for the warrants.

Discussion of Financial Results

Comparison of Year Ended December 31, 2007 to Year Ended December 31, 2006

Revenues

We had no revenues in either period since we are a development stage company that had yet to commence revenue generating operations.

Operating Expenses

Our operating expenses were $1,139,845 and $1,072,086 for the years ended December 31, 2007 and 2006, respectively, for an increase of $67,759. This increase in operating expenses was due primarily to increased research and development activities.

Included in our operating expenses for the year ended December 31, 2007 was $427,530 for research and development expenses compared to $304,680 for 2006, a 40% increase primarily resulting from increased employee compensation and benefits. General and administrative expense had a 7% decrease to $712,315 from 2006’s expenses of $767,406.

Research and development expenses currently consist primarily of compensation for employees and contractors engaged in internal research and product development activities; laboratory operations, and related operating expenses. These expenditures are expensed as incurred.

General and administrative expense consists primarily of compensation and support costs for management and administrative staff, and for other general and administrative costs, including executive, accounting and finance, legal, consulting and other operating expenses.

We expect general and administrative expense to increase in future periods as we increase the level of corporate and administrative activity, including significantly increased expenditures related to the future production and sales of our products.

Other Expense

Other Expense was $99,789 for the year ended December 31, 2007, consisting of $20,416 of interest income on cash deposits, reduced by $120,205 charged against operations as a provision for a note receivable from a related party. This compares with the $13,400 loss on disposal of assets and $811 of interest expense, or a net Other Expense in 2006 of $14,211.

Net Loss

Net loss was $1,239,634 and $1,086,297 for the years ended December 31, 2007 and 2006, respectively, for an increase of $153,337, primarily resulting from increased research and development and general and administrative expenses as described above.

Comparison of Six Months Ended June 30, 2008 to Six Months Ended June 30, 2007

Revenues

We had no revenues in either period since we are a development stage company that had yet to commence revenue generating operations.

Operating Expenses

Our operating expenses were $3,499,499 and $617,007 for the six months ended June 30, 2008 and 2007, respectively, for an increase of $2,882,492. In 2008, $1,467,006 was recorded for stock-based compensation as well as an additional $1,499,737 for amortization of deferred compensation. This compares with $75,781 for stock-based compensation in 2007 for the same period and no amortization of deferred compensation. The stock-based compensation charges to operations in 2008 were primarily for incentive stock options granted under our Incentive Stock Option Plan to executive officers and were made so that their interests would be aligned with those of shareholders, providing incentive to improve Company performance on a long-term basis. Grants of warrants were also made to third parties for various services rendered to preserve operating capital.

Included in our operating expenses for the six months ended June 30, 2008 was $290,615 for research and development expenses compared to $237,665 for the six months ended June 30, 2007 and $3,208,884 for general and administrative expenses compared to $379,342 for the same period in 2007. Besides the stock-based compensation charges discussed above, general and administrative expenses increased $68,932 during the first six months of 2008 compared with 2007 due to increased staffing and marketing efforts as we move toward becoming a product vendor.

Research and development expenses currently consist primarily of compensation for employees and contractors engaged in internal research and product development activities; laboratory operations, and related operating expenses.

We expect to continue to incur substantial research and development expenses for clinical trials, regulatory submissions, assistance with manufacturing trials, and product enhancements.

General and administrative expense consists primarily of compensation and support costs for management and administrative staff, and for other general and administrative costs, including executive, accounting and finance, legal, consulting and other operating expenses.

We expect general and administrative expense to remain relatively stable in future periods as we increase the level of corporate and administrative activity, including increases associated with our operation as a public company, and significantly increase expenditures related to the future production and sales of our products. Offsetting these increases will be a reduced level of stock-based compensation from what we experienced during the first half of 2008.

Other Income (Expense)

Other income was $6,244 for the six months ended June 30, 2008, consisting of $6,297 of interest income on cash deposits and other expense of $53, compared to $7,161 of interest income for the same period ended June 30, 2007.

Net Loss

Net loss was $3,493,255 and $609,846 for the six months ended June 30, 2008 and 2007, respectively, for an increase of $2,883,409, primarily resulting from research and development and general and administrative expenses incurred as described above.

Liquidity and Capital Resources

As of June 30, 2008, we had $798,983 in cash and $500,000 in short term investments consisting of a certificate of deposit.

Sources and Uses of Cash

For the six months ended June 30, 2008 and 2007, net cash used by operations was $398,774 and $594,827, respectively. The negative cash flow at June 30, 2008 resulted from the net loss of $3,493,255 reduced by stock-based compensation charges $1,557,709, amortization of deferred compensation $1,499,737, depreciation $3,585, and amortization of $1,502 as well as increases in accounts payable $69,715 and accrued expenses $41,576 net of an increase in prepaid expenses of $78,079. The negative cash flow for the six months ended June 30, 2007 resulted from a net loss of $609,846 for the period reduced by stock-based compensation expense $115,591, depreciation $3,315 and amortization of $1,192. Increases in prepaid expense $25,649 and other assets of $24,079 along with a reduction of accrued expenses of $60,713 were responsible for most of the remaining negative cash flow from operations for the period.

For the years ended December 31, 2007 and 2006, net cash used by operations was $1,042,904 and $761,273, respectively. The net loss for 2007 of $1,239,634 was reduced by stock-based compensation expense $152,936, a provision on a related party note receivable of $120,205, depreciation $6,603, and amortization $2,384 as well as an increase in accounts payable of $14,696. Increases in prepaid expenses $12,456 and other assets of $14,079 and decreases in accrued expenses of $71,851 accounted for most of the remaining difference between the net loss and cash used by operations for 2007. For 2006, a net loss of $1,086,297 was reduced by stock-based compensation expense $259,945, depreciation $5,952, amortization $2,090, and a loss on disposal of assets of $13,400. An increase in prepaid expense of $6,807 and a decrease of accounts payable of $97,795 was offset by increases in a related party accounts payable of $31,196 and accrued expenses of $108,294 to account for most of the remaining negative operating activities cash flow for 2006.

Net cash (used in) or provided by investing activities was ($524,142) and $5,000 for the six months ended June 30, 2008 and 2007, respectively. The investing activities during the six months ended June 30, 2008 were due to the purchase of a short-term investment of $500,000; expenditures of $15,822 for legal expenses related to our patents and $8,320 for purchases of new equipment. The $5,000 provided by investing activities for the six months ended June 30, 2007 were advances to a related party under a note receivable.

Net cash used in investing activities was $7,802 and $2,509 for the years ended December 31, 2007 and 2006, respectively. The investing activities during 2007 involved proceeds of $5,000 received from a related party note receivable reduced by $12,802 for legal expenses related to patents. During 2006, investing activities consisted of $12,981 advanced to a related party under a note receivable and $12,500 proceeds received from that same related party note receivable as well as $2,028 for purchases of new equipment.

Net cash provided by financing activities for the six months ended June 30, 2008 and 2007, respectively, was $1,148,722 and $905,148. During the six months ended June 30, 2008, we received proceeds from the sale of common stock and warrants of $1,148,722. This is net of issuance costs of $140,861 for the period. During the six months ended June 30, 2007, we received proceeds from the sale of common stock and warrants of $905,148, net of issuance costs of $55,135.

Net cash provided by financing activities was $1,204,145 and $1,153,156 for the years ended December 31, 2007 and 2006, respectively. For the year ended December 31, 2007, we received proceeds from the sale of common stock of $1,204,145, net of issuance costs of $71,559. During 2006, we received proceeds of $1,153,156 from the sale of common stock, net of issuance costs of $91,047.

Our future expenditures and capital requirements will depend on numerous factors, including: the rate at which we can introduce and sell NRL to manufacturers; the costs of filing, prosecuting, defending and enforcing any patent claims and other intellectual property rights; and market acceptance of our products and competing technological developments. We expect that we will incur in excess of $2 million of expenditures over the next 12 months. As we expand our activities and operations, our cash requirements are expected to increase at a rate consistent with revenue growth after we have achieved sustained revenue generation.

Our business does not presently generate the cash needed to finance our current and anticipated operations. We believe we have raised sufficient capital to finance our operations for the next twelve (12) months, and until we have sustained revenue generation during the second quarter of 2009.

We expect that our cash used in operations will increase during the remainder of 2008 and beyond as a result of the following planned activities:

•	The addition of staff to our workforce as needs arise;

•	Increased spending for the expansion of our research and development efforts, including clinical trials, regulatory submissions, assistance with manufacturing trials and product enhancements;

•	Increased spending in marketing as our products are introduced into the marketplace;

•	Increases in our general and administrative activities related to our operations as a reporting public company and related corporate compliance requirements.

Inflation and Seasonality

We do not believe that our operations are significantly impacted by inflation. Our business is not seasonal in nature, but is subject to commodity pricing. Our product is a commodity-based raw material.

BUSINESS

History of NRL and its Allergenicity Problems

Natural rubber latex is an agricultural product produced from the sap of the rubber tree, Hevea brasiliensis.  Natural rubber latex is composed of cis-isoprene molecules that are formed from naturally produced proteins found in the rubber plant’s sap. These molecules in their mature state provide both the elasticity and the liquid barrier properties of latex that make NRL such a highly desired material. Once believed to be an inert substance, NRL has become recognized as a major cause of allergic and sensitization reactions, especially among healthcare workers and their patients. One of the naturally occurring proteins, the Rubber Elongation Factor (REF), has been identified as the primary cause of the allergenic reactions to NRL in its unattached or immature state. Contact with the REF, whether by direct skin, aerosol protein forming on powders used in manufacturing, the decomposition of latex or even invasive surgery or inadvertent consumption causes the body to react, often detrimentally, to the REF (an “allergic” reaction).

Many physicians and researchers have become concerned that even minimal exposure to NRL may trigger reactions in certain patients who are particularly sensitive to the antigenic proteins. A variety of reactions may occur in persons allergic to NRL, ranging from dry, itchy, irritated skin and more severe skin reactions similar to those associated with poison ivy, to severe asthma and other respiratory problems and, more rarely, to anaphylactic shock, which may be life-threatening. Reports as to the prevalence of NRL allergy vary greatly. Published data indicate that 1% to 6% of the general population suffers from NRL sensitivity, yet approximately 8% to 18% of regularly exposed individuals have some level of NRL allergy. Other studies have shown that 54% of sensitized hospital workers had severe reactions to latex exposure.

Beginning in 1997, a number of product liability lawsuits claimed that manufacturers negligently made NRL products that contained allergy-triggering proteins. In September 1997, the United States Food and Drug Administration (FDA) issued a medical glove powder report, which outlined the hazards of NRL use, as well as many negative aspects of glove powder. The FDA issued recommendations to control the use of glove powder and reduce the level of protein in gloves, based on the findings of their report. A significant regulatory development came from the FDA, which issued a labeling rule, effective September 30, 1998, requiring manufacturers of NRL medical products to label their goods with a warning that NRL may cause an allergic reaction. In January 2008, the FDA issued an updated Medical Glove Guidance which remained substantially the same as the 1998 report, although the agency indicated that work was being done to investigate more sensitive testing methodologies, potentially opening the door for different label claims in the future.

Current Production of NRL

In 2007, over 9.7 million tonnes of NRL are produced globally, of which just over 1.0 million tonnes are liquid latex according to the International Rubber Study Group, Singapore for (e.g., gloves, condoms, catheters and other products that require multiple layers of the NRL) and other latex end products such as foams, adhesives, etc. Since NRL is used in over 40,000 products worldwide, to include textiles, footwear and clothing, toys, automotive parts, housing, furniture, carpet, coatings, protective equipment, sporting equipment and especially health care products, there are few industries untouched by NRL and its allergy concerns.

Substantially all of the latex processors are located in South East Asia, India, Africa and Central America and are owned by local groups or large multinational corporations. Thailand leads the world in NRL production with over 620,000 tonnes produced in 2007, a third of all global production. Malaysia is second with 170,000 tonnes and followed by India with 75,000 tonnes.

The typical processor acquires raw NRL (or “field latex”) aggregated from latex plantations. The processors in South East Asia have a worldwide advantage, since latex is predominately a product of that area and labor and water are abundant and inexpensive. However, because of the intrinsic allergenic problems of NRL, the processors’ market volume had been level, if not slightly decreasing, for many years. Significant price and demand increases in NRL have turned the industry into a “sunrise” industry. A sunrise industry indicates a replanting of the natural rubber plantations to keep up with growing worldwide demand. Some reports show a shortage of NRL in the coming decade as a demand in developing countries such as China and India continues to grow. This future demand is awakening interest in other areas of the world where the climate is suitable, particularly in Guatemala, where it is expected the latex industry to grow from 57,000 tonnes produced in 2006 to over 95,000 tonnes by 2016, a 40% increase. This is particularly attractive to U.S. manufacturers of latex products who could potentially see reduced transportation costs and lead times over the usual Asian sources.

Traditional users of NRL as a product component have been seeking and developing alternative synthetic raw materials. An example of the desire for NRL occurred during Vystar focus groups when surgeons and nurses, asked to design the perfect glove, invariably come up with a non-allergenic NRL glove.

Currently, it is estimated that NRL processors have lost one-half the overall latex market to synthetic latex, despite the higher costs and recent capacity issues of these synthetic materials. This fact, coupled with the easy transition to the process to manufacture Vytex NRL, makes it very attractive for the processors to regain lost business.

Products and Services (Vytex NRL)

The process to manufacture Vytex NRL has been developed to reduce the antigenic properties of the REF protein in NRL, without causing noticeable changes in the highly desirable physical or chemical properties of the remaining molecules and without disrupting the traditional methods of production. In elementary terms, NRL is farmed from rubber tree plantation groves located primarily in South East Asia. Processors collect the field latex, concentrate the latex, age the product, and prepare the latex to specifications required by product manufacturers. Vystar has proved that the best point to produce Vytex NRL is while NRL is in its raw liquid stage, prior to dipping or manufacturing the latex into other forms. The manufacturing process may occur entirely within a direct manufacturer that takes the NRL in its raw, harvested form all the way through to the final product, such as a large glove manufacturer, but this is rare. Usually, there may be several sub-manufacturers fabricating components to be used in final products, such as elastic thread manufacturers selling product to the bedding and clothing manufacturers. Although not part of the manufacturing process, the links between the NRL processors and the first manufacturer are distributors specializing in NRL, similar to those participating in other agricultural commodity trading.

The Vytex NRL process removes a significant amount of the antigenic protein from the natural rubber latex. Economically, the process to manufacture Vytex NRL is relatively inexpensive. The additional chemicals required by Vytex NRL represent a small fraction of the total cost of processed NRL and can be easily incorporated into current manufacturing streams, with little or no additional cost. The process to manufacture Vytex NRL requires the addition of a proprietary blend of chemicals to the raw liquid NRL. The chemical solution is mixed into the raw liquid NRL and allowed to stir for a specific period of time in order for the reactions to occur at room temperature, then centrifuged. From this point, Vytex NRL is aged, tested, stored, and shipped in a manner similar to NRL. Repeated testing, over 500 tests, has demonstrated stability and parity essential with non- Vytex NRL in terms of function (chemical and physical properties) and quality of material. Vystar has developed and has implemented a quality assurance (QA) binder to ensure consistent, repeatable Vytex NRL production.

Vystar has begun evaluation trials with manufacturers in the medical device, surgical glove, condom, foam and other key product categories worldwide. Vystar expects that Vytex NRL will demand a premium price due to its low antigenic protein levels, ease of manufacturing integration, and its “green” environmental profile while maintaining the desired or improved properties of NRL. A key US manufacturer has initiated the 510(k) process required by the United States Food and Drug Administration (FDA) for using Vytex NRL in condoms.

Vystar does not intend to process the NRL or manufacture any finished latex product. Therefore, it must show the NRL producers and product manufacturers the economic value proposition of including Vytex NRL in their product lines. The advantage is that Vystar will not require the infrastructure and other investment costs to develop and operate a processing or manufacturing facility. Vystar has the flexibility of offering and accepting two different models for revenue. First, Vystar has contracted with a major processor as a “toll manufacturer” who processes the concentrated Vytex NRL for a fee, while Vystar is responsible for marketing and selling. Alternatively, this processor can contract to market and sell the prevulcanized Vytex NRL (PV Vytex) using the Vytex NRL trademark, and pay Vystar a licensing fee for the Vytex NRL processed. Initial PV Vytex results indicate that low protein, high performance products can be made from PV Vytex NRL and commercial availability is expected in first quarter 2009.

Additionally, the company has successfully produced laboratory samples of low ammonia Vytex NRL (LA Vytex) and has shipped LA Vytex to manufacturers for trials and product evaluation. Low ammonia is preferred by manufacturers in specific product applications including catheters, breather bags, foam, etc. The company is investigating the use of Vytex NRL in ammonia free applications. Ammonia free NRL is currently being used in the U.S. for body painting as it eliminates skin and respiratory irritation caused by ammonia. Additional processors can be added as geographic and volume conditions warrant under similar terms as stated above, to follow the manufacturing trail to India, Turkey and other countries where manufacturing costs are more competitive.

Each strategy will provide Vystar attractive profit margins and net income, since there will be no costs for direct manufacturing infrastructures. Vystar is optimistic that this vendor relationship can be achieved, and is already being proven with one of its current strategic alliances, Revertex Malaysia, discussed below. Since the Vystar proprietary process is inexpensive and simple, using the same equipment and procedures now in place at the NRL processors, it is an easy implementation and offers a solution to the NRL processor’s shrinking market share woes. In addition, negotiations are underway to create a distribution network for North America and Europe that will further enhance Vystar’s ability to cost effectively reach and service manufacturer customers.

Revertex (Malaysia), Sdn. Bhd., a division of Yule Catto Group Far East, is the world’s largest producer of prevulcanized natural rubber lattices. A Toll Manufacturing Agreement was signed on April 11, 2008, between Vystar and Revertex, covering the areas of processing and technical support. Revertex will be a non-exclusive, toll manufacturer for Vystar and has started full production mode to manufacture Vytex NRL commercially. Revertex is producing Vytex NRL in accordance with the Company’s proprietary processes and Standard Operating Procedures (SOPs) and is shipping Vytex NRL to latex product manufacturers labeled as Vytex NRL.

Since the introduction of Vytex NRL at various latex and medical conferences, manufacturers of mattresses, threads, surgical gloves, breather bags, probe covers, condoms, balloons, adhesives, etc., have expressed an interest in securing evaluation samples of Vytex NRL. This, in turn, expands the opportunity to market and sell Vytex NRL across a wide range of industries globally. Vystar will strategically respond to meet these new manufacturing demands. Similarly, recent press releases have caused several potential customers in newer, non-medical markets to initiate discussions with Vystar. Due to the relative ease with which these other non-healthcare markets may be entered, compared to the United States healthcare markets, management is entering these markets as a first step while it prepares to enter the United States healthcare market.

Vytex NRL Allergenicity Testing & Results

Vystar has treated NRL using the patented Vytex manufacturing process, and then analyzed the resulting material with both chemical and biological immunoassay tests. Over 500 tests were performed by the LEAP Testing Service of the Guthrie Foundation for Medical Research, an independent, highly respected analytical laboratory specializing in immunoassays of NRL for antigenic proteins. Vytex NRL has produced results on finished products that are both “below detection” and “not detectable”, and these results have been reproduced in subsequent tests.

The Modified Lowry test is a chemical analysis test that has become the more-often referenced of the two recognized national standards for measuring proteins in NRL (ASTM D5712). This chemical analysis method is based on the binding of chromogenic dye to protein residues as a point of measurement. One early sample of NRL provided to the laboratory had a pre-Vytex NRL manufacturing process measurement in the area of 750 micrograms of total protein per gram of NRL. The results of testing the Vytex NRL product produced readings that were “below detection”. However, the minimum detection level for the Modified Lowry test is 28 micrograms per gram. To some degree, this result is not an exceptional reading, since there are several existing post-manufacturing processes of latex glove manufacturers that, in certain circumstances, also produce “below detection” levels. The unanswered question therefore is “How much below detection?”. The Modified Lowry method detects “total” protein and cannot differentiate that small fraction of antigenic protein.

Subsequently, Vystar NRL turned to a more specific assay to further define Vytex NRL. The LEAP test (ASTM D6499-07), the other of the two recognized national standards, is an immunochemical test applied to rabbit and human tissue and measures much needed levels of the antigenic proteins. This test is approximately 150 times more sensitive than the Modified Lowry test methods, and has a minimum level of detection of 0.2 micrograms per gram. Repeated tests reported an antigenic protein level less than 0.2 micrograms per gram for several products made with Vytex NRL. Vystar is seeking FDA clearance to make claims to this standard with respect to the finished medical devices using Vytex NRL. In the FDA’s recently published Medical Glove Guidance in January 2008, the agency stated that work was currently underway to determine the sensitivity and detection limits of the ELISA test method, a positive step towards more specific labeling allowances.

To fully validate the Vytex process, The Company is investigating the use of a spectrophotometric method (280nm-protein absorbance) to further quantify morphed proteins no longer immuno-reactive (recognized by the ELISA antibodies used in the LEAP testing method). The MOLAR®-Micro Optic Latex Analyte Registry-assessment of protein is observed directly and immediately and can be used quantitatively for Vytex NRL preparations as well as native NRL sources. Management believes that with additional laboratory experimentation, further reduction of the antigenic protein is possible with adjustments to the timing and duration of the Vytex NRL manufacturing process steps. However, there can be no assurances that either further reduction can be attained or complete elimination is effective below the minimum detection levels.

Additionally, there are other specifications that must be met in order to have a Vytex NRL product that is suitable for the process required to manufacture many end products, and which are needed to entice manufacturers to use it. These necessary physical, chemical and mechanical property tests are continually being performed by independent laboratories on each scale up run of Vytex NRL, and currently show parity with the non-Vytex NRL. By showing this parity, Vystar believes that the Vytex NRL process has produced NRL that has “below detection” antigenic protein, yet will be able to fit within the current manufacturing processes by industry.

The Market

As reflected in the illustration above, NRL is harvested and processed from its raw liquid stage into a more usable form for manufacturers primarily in the South East Asia region. However, the majority of the NRL product consumption is in the North American region, followed closely by the EU. Therefore, with Vystar’s key strategic relationship with Revertex Malaysia and Vystar’s management expertise and contacts in the North American and EU markets, Vystar is well-positioned to take advantage of its new technology for a low protein NRL.

As shown in the pie chart below, the marketplace for non-tire rubber is very diverse and sizeable. According to the International Rubber Study Group world-wide consumption of liquid latex reached just over one million tonnes. The Group predicts future demand to reach just over 1.32 million tonnes in 2010 and to 2.01 million tonnes in 2020. Based on the current pricing of NRL, the overall market is valued at just above $2 billion. The price of NRL fluctuates regularly and is updated daily on the web site of the Malaysia Rubber Board (www.lgm.gov.my).

The key market segments that Vystar will focus on to launch Vytex NRL are: surgical gloves, exam gloves, threads, foams, adhesives, balloons, condoms and catheters. Also, Vystar has keen interest from companies in the “other” category that offers a quick entry to the marketplace, and will only add to the vast opportunities represented by the target markets referenced above and reflected in the chart below.

Worldwide Use of Natural Rubber Latex

Source: International Rubber Study Group 2006 Report, Singapore

Vystar intends to develop and implement a robust marketing strategy aimed at consumers to drive demand to manufacturers adopting Vytex NRL into their product portfolio. An important aspect to the Company’s strategy will be ingredient branding, creating demand for a brand within a product, and thus differentiating the manufacturer and product leading to consumer brand loyalty. Ingredient branding has been a highly successful strategy within the computer and chip industries for over twenty years.

With the global emphasis on the environment, Vystar is well positioned to take advantage of the trends towards the consumer’s desire for more natural, healthier green products and the world’s need to adopt more eco-friendly policies. Vytex NRL is an all natural composition, free of known or expected human carcinogens commonly found in synthetics, naturally bactericidal and resistant to dust mites, a common allergy inducer in pillows and bedding products. In addition, natural rubber latex is biodegradable. In a study conducted by a large balloon trade association, latex balloons degrade in the same amount of time as an oak leaf. The “green” benefits of natural rubber latex and Vytex NRL will be the cornerstone of our marketing efforts to capitalize on and offer solutions for this economic, political and cultural world-wide trend.

To accelerate the awareness of Vytex NRL and, in turn, induce the manufacturer to adopt Vytex into their product portfolio, Vystar will engage in a comprehensive consumer branding campaign during the fourth quarter 2008 and throughout 2009. The campaign will be aimed at all consumers in all markets, such as condoms, foam bedding, gloves, adhesives, and balloons, using trade PR, established media vehicles, the internet and public service announcements.

With over 40,000 products produced with NRL covering 20 plus industries, Vystar intends to focus its sales and marketing efforts in those product areas where there exists strong demand for NRL and where synthetics have flourished due to the latex allergy issue. Diversification is the cornerstone of our sales strategy, focusing on manufacturers large and small, global and regional, in regulated and non-regulated markets and with the market leaders and those who strive to be. Of particular interest to Vystar are those unique manufacturers who operate within the featured category with a niche product, who have the ability to differentiate their product and/or service and successfully create greater profitability on smaller volumes.

Surgical and Exam Gloves

According to the most recent Frost and Sullivan Report (2002), the United States medical examination glove market is approximately $1.0 billion for end product sales, with over 24 billion medical examination gloves sold each year. The United States surgical glove market, which requires a higher grade of glove, is approximately $280 million with 380 million pairs of surgical gloves sold annually. The United States healthcare market accounts for approximately 60% of the worldwide consumption of examination and surgical gloves with the European countries accounting for most of the remaining 40%. Since the need for the low protein Vytex NRL is so significant in the healthcare segment, and since health care providers are influential and progressive, successful product introduction into this market will enhance its acceptance by other market segments. Approximately 17% of all health care workers have allergenic sensitivity to NRL. Exam gloves are integral to the practice of medicine, and are the most preferred NRL products in the healthcare workplace. The reason gloves are so critical to the healthcare industry is that they are the first line of defense against infection. Natural rubber latex (vs. synthetic) gloves are perceived to be the best barrier available.

Consequently, because of the allergenic problems associated with natural rubber latex gloves and the myriad of substandard synthetic alternatives to natural rubber latex, the manufacturer may have a dozen or more different types of gloves to provide a hospital client. In fact, the manufacturing trend has been to increase the number of stock keeping units (SKUs) with items ranging from natural rubber latex gloves to synthetic alternatives (vinyl, neoprene, nitrile, polyisoprene, etc.). All of these alternatives cost more than the NRL gloves, with some costing up to 4 or 5 times that of NRL. These costly alternatives, with higher production and development costs, may or may not be producing commensurate increases in profitability for the manufacturers due to the pricing pressures and long term contracts with group purchasing organizations (GPOs) and integrated hospital networks (IHNs). Vystar expects to demonstrate that Vytex NRL is an across-the-board alternative, holding the highest standards of elasticity, tactile sensation and liquid barriers, yet having ultra-low levels of antigenic protein, allowing the purchasing institutions to reduce their SKUs.

The chart below highlights the distinct advantages of Vytex NRL over alternative materials:

Medical Gloves Raw Material Characteristic Comparison

Currently, the exam glove marketplace is fragmented with over 40 different glove manufacturers, all with at least some foothold in the United States market. However, there are only four glove manufacturers with significant market shares. Although these four companies provide a majority of the medical gloves sold in the United States, no individual company has a majority of the market share. Recently, the “all other” category of manufacturing companies has emerged as the largest segment in the exam glove arena, comprised mainly of Asian manufacturers who distribute under their own brands and also provide OEM manufacturing for the distributor seeking greater profitability and brand equity, benefits not received from the dominant brand manufacturers.

The largest market segment for both surgical and exam gloves is acute care hospitals, where manufacturers sell by negotiated contract, either directly to the hospital or through a buying group representing several hospitals. Conversely, the alternate site healthcare markets (physicians, dentists, nursing homes, etc) are strongly influenced by the distributor servicing their entire medical supply needs and have been slower to align with a purchasing group. Another market segment that Vystar intends to tap into is government and institutional sales, where exam glove usage has exploded in recent years as barrier protection for workers is of concern in agencies such as Homeland Security, TSA, Public Health Service, Department of Defense and others, utilizing a network of minority, disabled and veteran-owned businesses.

The U.S. surgical glove market, like exam gloves, is dominated by four major companies; Molnlycke Healthcare (Sweden), Cardinal Health Care (Dublin, OH), Ansell Ltd. (Australia) and Medline (Mundelein, IL). Vystar has introduced Vytex NRL to the surgical glove manufacturers and has contracted with several and started evaluation trials globally. Market share is influenced two ways; surgeon preference and GPO/IHN contracting. Vystar intends to increase healthcare workers’ awareness of, and therefore demand for, products manufactured with Vytex NRL through an extensive public relations and marketing campaign aimed at the clinician directly and the clinical advisors of the major purchasing groups and hospital networks. A similar brand marketing campaign to other latex market segments heavily influenced by the choosers and users, such as condoms, is expected to run concurrently with the glove campaign.

The allergic reaction of healthcare workers to non-Vytex NRL has a significant effect on the choice of NRL used in the medical industry. With synthetic latex products growing at a rapid rate, the processors of NRL are losing potential revenue while the healthcare industry itself faces higher costs of procurement for these non-latex products. Vystar is introducing Vytex NRL, its new “low protein” NRL, throughout the global marketplace now using NRL or synthetic latex substitutes as a component of manufactured products. Vystar’s goal is for Vytex NRL to become the industry standard for latex. Because the synthetics have a potential negative health and environmental impact due to the chemicals used in their manufacturing proccesses, it is very reasonable and likely that Vystar will achieve this goal.

Vystar management knows of no other commercially available chemical method of removing antigenic proteins that is applied to raw liquid NRL prior to manufacturing of finished latex products. There are certain procedures, such as chlorination, in the glove manufacturing process that attempt to wash the proteins from the finished glove product. This chlorination process, which is mostly a surface treatment, is ineffective in removing all of the protein. Furthermore, it degrades the elasticity and liquid barrier properties of latex. Almost every application of latex or rubber products has synthetic substitutes. Some of these substitutes compromise the intended purpose of the final product. Also, a large number of synthetics are substituted for reasons unrelated to latex allergies. However, some very large markets have adopted synthetics solely to address the allergy issue.

As the largest potential customer for Vytex NRL, the Vystar sales strategy is to entice the glove manufacturer and distributor to add a Vytex NRL glove product among its current SKUs offered to the healthcare buyer and enhance their product portfolio. Vystar is confident the manufacturers will see that using the liquid Vytex NRL in the manufacture of its gloves will add only a small percentage to the overall production costs of NRL gloves. The raw NRL material costs are a fraction of the total cost of the gloves, which includes labor, packaging, shipping, etc.

Similarly, Vystar is confident that the manufacturer can be shown that the resulting Vytex NRL glove can be priced competitively, especially against other costly synthetic gloves. In fact, the healthcare workers and facilities would likely pay a higher price for better quality, lower protein NRL gloves, thereby avoiding the higher priced synthetic alternatives as well as the workers’ compensation claims associated with latex allergies. In any event, however, the manufacturers’ end product pricing is solely their decision. Pricing either may be held constant or given small increases to increase market share, or it could be raised substantially to compete with synthetic glove prices and thus increase unit margins. Vystar is confident that the result will be that Vytex NRL can capture a significant portion of a manufacturer’s NRL source. If two of these four major manufacturers (or several of the second tier manufacturers) adopt a glove manufactured with Vytex NRL, Vystar expects these gloves will be the accepted alternative and become the standard in the marketplace.

Condoms

The worldwide condom market has slowed in year to year growth since the frantic growth of the early AIDS epidemic. Currently, the market grows 3.5 to 4.5 % annually which uses a much larger base than the pre-AIDS years. Strong growth can be attributed to the developing nations such as China, India and South East Asia. Established markets, such as the United States, Great Britain and Europe, are still projected to show moderate volume gains.

A breakdown of condom consumption globally is as follows:

Country	% of Usage	Volume (000s)
Asia Pacific (India, China, SE Asia)	51.0%	7,420
Latin America	13.9%	2,074
Europe	11.4%	1,654
United States	8.9%	1,299
Japan	5.6%	813
Rest of World	5.1%	742
Canada	3.7%	536

This is expected to change as the number of new HIV (Human Immunodeficiency Virus) infections is on the rise throughout East and Central Asia, Eastern and Western Europe, the UK and the United States. HIV is the precursor to AIDS (Acquired Immunodeficiency Syndrome) and can take years for a person infected with HIV to reach the AIDS stage. The World Health Organization (WHO) estimates 33.2 million people world-wide were living with HIV in 2007. Some 2.5 million people became newly infected, and 2.1 million died of AIDS, including 330,000 children. Two thirds of all HIV infections are in sub-Saharan Africa.

Alarming HIV infection rates are occurring in countries previously believed to be immune due to religious, socio-economic and political factors (China, Vietnam and Russia). New cases in eastern Europe and central Asia have doubled in the period 2001-2007, from 630,000 cases to over 1.6 million. Today, Russia and the Ukraine alone represent 90% of these new cases. Harsh economic conditions in the Caribbean have fueled active cases to 230,000, three-quarters of those located in Haiti and the Dominican Republic. Globally, more than half of all new HIV infections occur in those under the age of 25, according to the Centers for Disease Control and Prevention (CDC).

Source: UNAIDS 2008 Report on the Global Aids Epidemic

The CDC recently revised earlier estimates of 40,000 new HIV infections in 2006 to 56,300 in the U.S. alone. An area of concern for public health officials is the rise in HIV infections among African Americans, now accounting for two-thirds of the reported new cases. Most affected are young black MSM (men having sex with men) and black women, with infection rates nearly 15 times higher than white women and estimated to be 4 times higher than Hispanic women.

The chart below details AIDS cases (2006) by race/ethnicity in the United States:

	Living with AIDS	% of AIDS Diagnoses	% of Population
White, Non Hispanic	394,024	30%	66%

African American	409,982	49%	12%

Hispanic	161,505	19%	15%
Through 2006

HIV prevention and education are the cornerstones of the global efforts to contain these spiraling rates. The hallmark of prevention is the male latex condom, the most efficient and available technology to reduce the sexual transmission of HIV1 , according to the UNAIDS, the Joint United Nations Programme on HIV/AIDS. The organization goes on to say “Condom promotion must be incorporated into a comprehensive prevention strategy that involves leadership from all sections of society, addresses cultural norms and beliefs, promotes gender equality, and promotes widespread knowledge and awareness of how HIV is transmitted and how condoms can avert infection.1 ”

World-wide prevention programs and the education of at-risk population groups will continue to encourage condom usage. UNAIDS 2008 Report on the Global Aids Epidemic report condom usage among young people (ages 15-24) has increased in recent years. Today, just over 14 billon condoms are sold world-wide with approximately 1.3 billion sold in the United States. The average selling price is $0.19 per unit for a total product market of $238.9 million.

Eighty-one percent of the condoms sold world-wide are made from NRL. The cost to produce a condom (1.5 g NRL) is $0.05 to $0.07 prior to adding advertising costs. World-wide condom usage of over 14 billion units translates to 17,013 tonnes of NRL used in the manufacturing process for a potential Vystar gross sale of $9.4 million. While the condom market is considerably smaller than the glove market, the consumer branding potential that exists here is attractive as U.S. consumers generally purchase based on brand over price. On an individual basis, the average Indian uses 4 condoms per year, while the world wide average is 15 per year. On the other side of the spectrum, the average for the Japanese is 100 per year.

The dominant global manufacturers include SSL International, plc, a British firm, the leading manufacturer at 21% of the market, Ansell Limited (Australia) at 12%, Church and Dwight (United States) having 7% and Okamoto (Japan) at 7%. Okamoto has the #1 brand in Japan, France, Germany and the Nordic countries and Church and Dwight with the leading brand, Trojan, in the United States. Vystar has sample agreements in place with several condom manufacturers worldwide.

Vystar is currently engaged with a U.S. condom manufacturer and a 510(k) required by the United States Food and Drug Administration (FDA) for using Vytex NRL in condoms has been filed. Vystar intends to develop and implement a multi-faceted marketing plan to increase condom consumption overall and build brand equity and visibility for Vytex NRL. Vystar strategies include aligning with federal, state and local HIV/AIDS planning councils and AIDS Service Organizations (ASOs) to assist in the education and promotion of condom usage to reduce the risks of transmission. Vehicles will include public service announcements, focus groups, educational programming, and sampling programs.

Another venue for Vytex NRL condom sales is the government and institutional markets where large amounts of condoms are purchased by agencies providing public health and family planning, the Department of Defense and Veteran’s Administration. Vystar expects to utilize a network of minority, disabled and veteran-owned businesses to reach these government markets.

Latex Bedding and Foams

Natural rubber latex is widely used to manufacture mattresses, padding, toppers and pillows for the bedding industry. Natural rubber latex foam is gaining popularity in the United States bedding industry because it is firm, yet conforming to the body, so it provides a very high level of rest and comfort during sleep. Plus, it is a naturally derived, renewable material with superior resiliency properties when compared to SBR (synthetic) foams. NRL foam is three times more resistant to dust mites than ordinary mattresses, estimated to be a factor in 50 to 80 percent of asthmatics.

1 http://www.unaids.org/en/PolicyAndPractice/Prevention/Condoms/

Opening Price Points

	Furniture Stores			Bedding Specialists
	Lowest Reported	Median	Highest Reported	Lowest Reported	Median	Highest Reported

Innerspring	$99	$399	$799	$159	$199	$399
Memory Foam (SBR)	$199	$999	$1,699	$199	$899	$1,699
Latex Foam	$699	$1,699	$1,999	$799	$1,199	$1,949
Air	$1,199	$1,699	$2,899	$899	$1,499	$2,199

Source: Retail Bedding Spotlight, Furniture Today, June 2, 2008

In 2005, approximately 75,000 tonnes of NRL were used in the foam industry. NRL foam consumption has grown slightly less than 10,000 tonnes over a 15-year period from 1989. Asia consumes 47,000 tonnes of NRL foam and Europe consumes 28,500 tonnes.

According to United States bedding manufacturers, NRL sales in the bedding market have increased more than 70% over the past two years alone. Natural rubber latex has captured over 18% of the specialty sleep market and is projected to grow by 75% over the next two years, at a price point significantly higher than the traditional innerspring market. Latex foam is now accepted by consumers and retailers as a premium bedding component. More and more manufacturers are jumping on the green bandwagon by adding natural rubber latex to their product portfolios, Englander Sleep Products (Billerica, MA), Simmons (Atlanta, GA), Sealy (Trinity, NC) and Spring Air (Tampa, FL) are just a few featured at the Las Vegas Market in the summer of 2008. The percentage of U.S. households spending $1,000 or more for bedding doubled between 2000 and 2006, accounting for more than 27% of the total purchases.

As consumers increase their spending on bedding they are also spending more on the accessories to protect their bedding investment including pillows and mattress toppers. According to Furniture Today in their 2006 Bedding Retail Survey reported the price points on sleep pillows ranged from $6 to $200, with latex and down at the higher ends of the pricing scale.

In the European market, NRL foam is the dominant material used in comfort applications. However, before latex formulations were improved, latex foam was prone to degradation over the long term, developing a disagreeable odor in the process. Polyurethane (PUR) foams offered less performance to NRL foam at a lower price. Today, PUR foam controls a major part of foam bedding in the comfort market. The companies that hold a 75% market share (polymer) in this market are BASF Group (Germany), Dow Chemical (US) and Bayer Material Science (Germany).

The European market predominantly uses mechanical spring mattresses when taken as a whole and beyond just the comfort or luxury applications, which accounts for 60% of the total mattress consumption. PUR foam mattress accounts for about 25% of the mattresses consumed. Natural latex foams possess 15% of the market share in the mattress segment and is largely restrained by its higher cost.

The consumer demand for high-end bedding is being driven by a new awareness of the physical and mental benefits of sleep world-wide. Sleep has fueled a new area of medical research with most major universities and medical institutions engaged in some form of sleep research or programming.

The Better Sleep Council (BSC) reports in the 2007 Better Sleep Month survey that only 27% of Americans get the proper amount of sleep each night (7.5 – 8.5 hours) and 8 out of 10 report at least one negative work side-effect of not having a good night’s sleep. The top three areas impacted; lack of quality and accuracy of work (31%), clear thinking or judgment (31%) and remembering important details (30%). The Better Sleep Council Canada reports that one in four Canadians are clinically sleep deprived.

The BSC estimates sleep deprivation and sleep disorders cost the U.S. over $100 million annually in medical expenses, absenteeism, productivity losses, property and environmental damage. In a consumer survey, this same group reported that 97% of respondents agreed that a good night’s sleep is essential to quality of life and 91% agreed that a good mattress is essential to health and wellbeing. The survey respondents also perceived the cost of a mattress has increased and the majority agreed that price is directly proportional to quality, higher cost equals higher quality.

Another area important in the increase of NRL demand in the bedding industry is the rise of allergies and asthma, triggered by allergens. While many allergy symptoms are seasonal, many individuals suffer from perennial allergies and asthma caused by indoor allergens, such as dust mite droppings, indoor molds and pet dander. The Academy of Allergy, Asthma and Immunology (AAAI) reports approximately 20 million Americans have asthma in the U.S., of which 9 million are children under the age of 18, contributing to more than $11.5 billion in direct health care costs annually.

Vytex NRL offers a solution to both of these important health issues facing this industry. Natural rubber latex is naturally hypoallergenic, dust mite resistant, and bactericidal, inhibiting the growth of bacteria, mold and mildew, all known to cause allergies and asthma. In addition, Vytex NRL in its natural state is free of the chemicals typically found in synthetic foams known to cause odor and allergy symptoms.

There are several manufacturers of NRL foam serving the European market, including four market leaders: Latexco (Belgium & US), Dunlopillo (UK), Sapsa (Italy) and Dunlop Tech GmbH (Germany). With the increase in domestic demand, several US manufacturers, including Latex Foam International (Shelton, CT) and Sealy Corporation (Trinity, NC) are expanding their manufacturing operations to accommodate future growth.

Vytex NRL foam is well-suited for the foam industry because of its low antigenic protein levels. Although skin contact is rare with foam, direct skin contact with bedding materials can serve as a carrier of latex proteins that reside on the outer surface of the NRL foam products. Since Vytex NRL is made with a process that removes antigenic proteins and other non-rubber solids, the resultant Vytex NRL product foam sample products are far less odorous compared to non-Vytex NRL foam that contains high levels of biodegradable proteins.

Vytex NRL is very stable latex due to the reduced protein content and added surfactant. During the manufacturing of foam products from latex, higher shear stress may be exerted on the latex. High shear stress begins with the mixing process and is continued during the storage and dipping process. In the process used to produce foam, high shear stress occurs at the foam head of the machine. The latex must be able to withstand such shear stresses without flocculating. Vytex NRL has a decided advantage for a foam producer, due to its inherent stability under shear stress.

A comparison of NRL foam and other competing foams as extrapolated from a chart by Latex Foam International follows in the chart below:

	Natural Latex Foam	SBR Latex Foam	PUR Foam
History	First produced in 1929	Used to produce foam in the early 60s.	Also produced in the early 60s.
Description	Extremely durable highly resilient, non-toxic and environmentally safe.	Produced from petrochemicals. Does not have the inherent physical and biological properties of NRL.	Produced from a polyol & TDI (isocyanate and cause toxic fumes).
Recovery	Very Resilient	Not as Resilient	Slow Recovery
Support	Support without pressure to the body and is self-ventilating	Does not give support and ventilation efficiently	Poor porosity and does not dissipate body heat and perspiration efficiently
Bacterial Properties	Natural	None	None
Durability	Durable and resilient	None	Poor resilience
Patterns	Unique pattern of small pin-hole cavitations on both sides making the hardness characteristics isotropic. This ensures that the surface is uniform and provides maximum comfort.	Also has a unique pattern of small pinhole cavitations on both sides and the hardness characteristics are isotropic.	Generally, does not have the unique pattern and cavitations of Latex Foam and does not give maximum comfort.
Dust/Asthma Issues	Does not get lumpy, create dust or fluff and is excellent for asthma sufferers.	Does not get lumpy or create dust and fluff.	Can get lumpy, create dust and fluff and is not satisfactory for asthma suffers.
Temperature & Humidity	No dampness, remains ventable	Does not dissipate heat, moisture and perspiration well.	Mattresses become damp and will not ventilate when not used. Perspiration is not dissipated.
Toxicity	On ignition, produces black smoke mostly containing unburnt carbon	On ignition, produces black smoke containing phenolic substances, which are toxic.	On ignition, produces toxic fumes, which can suffocate and cause physical injury.

Two of the leading global bedding manufacturers have expressed a significant interest in Vytex NRL and evaluation trials began in 3Q2008. Successful trials could get Vytex NRL into this market in 2009 for sponges and mattresses. Additionally, Vystar has successfully completed a manufacturing trial run with a global manufacturer of consumer sponges with a full production run expected.

To drive consumer demand for Vytex NRL bedding products, Vystar must look to the internet, where over 60% of consumers turn to conduct research prior to shopping, particularly consumers with incomes over $50K. However, when they are ready to purchase, more turn to specialty bedding stores (44%) or furniture stores (35%) than to the internet (1%). Incorporation of the internet and alliances with key specialty bedding distributors will be a key component of the Vytex branding campaign for bedding.

Adhesives

Adhesives are broadly composed of caulks, sealants, fillers, construction materials and variously defined adhesives. Adhesives can be divided into different types based on their chemistry. “Super glues,” or cyanoacrylates, are the “polymerize in place” type with or without a catalyst. Acrylates and methacrylates can also polymerize in place with the aid of a catalyst (an example is bone “cement” used in surgery). Hot melts are another type of adhesive and are generally polyolefins (or other polymers) with low melting points. The hot melt adhesives, once melted in a pot or a hand device, are applied to a surface(s) and allowed to cool (freeze) and thus stick together the two surfaces. Two-part adhesives represent another type of adhesive and are usually epoxies. The two parts are dysfunctional and form a very strong cross-linked condensation polymer. Epoxies are used extensively in the industrial and construction sectors due to their very high strength. Mucilages are another type of adhesives often characterized by “Elmer’s Glue,” which was originally marketed heavily by Borden. Elmer’s Glue is basically a polyvinyl acetate water emulsion. The adhesive is applied to porous surfaces and allowed to dry. This type of adhesive is simple, functional and inexpensive and works well in very light industrial applications as well as in domestic and educational venues. A more durable “marine use” product is also available. It is a more sophisticated polymer ester and resists marine moisture. Again, these materials are available as emulsions, water solutions and organic solvent solutions and become effective as the solution (or emulsion) evaporates and dries.

Pressure Sensitive Adhesives (PSAs), are typically used in the label market, dominated by large players such as Avery Dennison (Pasadena, CA), 3M (St. Paul, MN), and Raflatac (Sweden). PSA technologies include hot melt whereby the adhesive is melted, coated onto face stock, cooled and laminated; emulsions and solvents undergo less processing with an adhesive solution coated, dried and laminated. Much of the PSA market has transitioned from NRL to other synthetic materials, including acrylics, and conversions back to NRL would require an extensive raw material qualification process that is unlikely to receive interest among the primary manufacturers. For these reasons, Vystar intends to focus on the Cold Seal or Cohesive market, where NRL has desirable features and benefits.

Cold seal adhesives or “cohesives” are primarily found in the flexible food packaging, medical and paper markets. Natural rubber latex is used extensively in the flexible packaging market in packaging for chips, snacks, candy bars, etc. The sealants have to be water and oxygen barriers because they are overcoated onto one side of the package film and have to be approved for food contact. Some films are now pattern-coated so there is no food contact. These sealants are generally two parts: one part is a hydrocarbon such as NRL and the other part is an acrylic acid ester polymer as a tacky substance. The acrylic acid ester provides quick grab, and the adhesive such as NRL, provides pressure-sensitive holding and barrier properties. NRL excels at flexibility at low temperatures and thus is the performance leader. The raw material market is small and consolidated with the key players being Bostik/TOTAL (France), Henkel International (Germany), Akzo Nobel N.V. (Netherlands) and DOW Chemical (Midland, MI). Multiple companies participate in the chain from raw material through finished product, including compounders, printers and packagers.

While this market is fragmented, Vystar believes cold seal adhesives are a target for Vytex NRL due to the market’s perceived advantages NRL has over synthetics in the areas of cold flow and outstanding “stick”; very important qualities to ensure even coating and a good seal. Vytex NRL provides a solution to NRL’s disadvantages as well since poor mechanical stability inherent in NRL is improved by the Vytex process which removes the substances in NRL subject to free radical breakdown resulting in a more stable and a less odorous product.

There have been some reports of allergic reaction to these NRL adhesives found in or around food packaging. Also, since there is no treatment of the finished product as in the glove industry, Vytex NRL with its low-levels of antigenic protein at the outset is an excellent match. The Company believes that the Vytex NRL would be well-received in this market. The volume of NRL used for cold-seal adhesives is believed to be close to 7,500 tonnes in just the British and German markets and is based on population size since so much of the cold adhesives are used in the food industry.

Vystar is engaged with a regional distributor in the United States specializing in the adhesives industry which has led to a large number of Vytex NRL evaluations. In addition, several manufacturer evaluations are underway in the graphics and coatings markets and adhesives for these and the flexible food packaging markets could account for Vystar’s early sales of Vytex NRL.

While the U.S. adhesives market for medical tapes is approximately 15,000 tonnes per year, Vystar expects this market to be more challenging to enter since it operates within the medical device area regulated by the Food and Drug Administration (FDA) and subject to the same labeling requirements as other regulated products (gloves, catheters, etc) as discussed earlier. Outside the U.S. Vystar has received interest in the Asia markets for bandages, dressings and other medical adhesives and has begun evaluations with a large Asian manufacturer.

Balloons

Vytex NRL has several aspects that make it well-suited in the balloon industry. The low initial modulus of Vytex NRL suggests that less force is required for a user to mouth inflate a Vytex NRL balloon. Additionally, because Vytex NRL has greater ultimate elongation, the balloon can accommodate more air or helium thus staying inflated for a longer period of time compared to ordinary NRL. The low antigenic protein value of Vytex NRL could be attractive since the balloon is typically inflated by the mouth and also handled by small children.

The world-wide latex balloon industry is estimated at over $235 million USD and growing at 7-15% annually. The worldwide consumption of NRL for the balloon industry is estimated at 27,000 tonnes annually The two major consuming countries of NRL balloons are the U.S. with 9,500 tonnes annually and Europe at 2,200 tonnes annually in 2004. Each balloon on average costs $0.04 to produce and uses approximately 1.5 g of NRL. The industry is split between Mylar and NRL.

The Growth of Balloon Consumption Globally:
Country	USD (000s)	Share	Growth
Germany	29,124 $	12%	24%
Singapore	20,986 $	9%	103%
U.S.	15,652 $	7%	7%
China	13,308 $	6%	29%
U.K.	12,545 $	5%	3%
France	9,867 $	4%	9%
Italy	9,156 $	4%	23%
Belgium	8,719 $	4%	35%
Spain	7,912 $	3%	11%
Netherlands	7,908 $	3%	14%
Denmark	6,796 $	3%	-1%
Canada	6,406 $	3%	4%
Sweden	6,112 $	3%	5%
Mexico	5,865 $	2%	29%

The leading global balloon manufacturers are:
Company	NRL	Mylar
Anagram International, Inc. (Minneapolis, MN)		Ö
Pioneer Balloon (Qualatex) (Wichita, KS)	Ö	Ö
Betallic LLC (St. Louis, MO)	Ö	Ö
Everts International (Germany)	Ö	Ö
CTI Industries (Lake Barrington, IL)	Ö	Ö

Mylar balloons are very seasonal with the majority of sales occurring between December and March. NRL balloon sales are more consistent for a 12 month period, as the majority of NRL balloons are purchased and distributed through “big box” retailers as toys, gifts and party supplies. Mylar is the only substitute for NRL balloons because of the required barrier properties of latex. Although both NRL and Mylar balloons can be filled with helium, Mylar balloons are pre-formed and they can only be filled with helium. Mylar balloons are significantly more expensive compared to NRL balloons. Over 90% of Mylar sales occur in the U.S. because helium is priced reasonably in the United States and supply has been adequate to meet demand.

Balloons are synonymous with children, they come into contact with balloons on a regular basis at home, schools, stores and restaurants. This level of exposure concerns many who are latex allergic or linked to latex allergy through a cross-reactivity with certain foods. There is a reported correlation between food allergies and latex allergy, a shared antigenic component found in certain fruits and vegetables including banana, avocado and to a lesser extent, peanuts and other tree nuts. The American Academy of Asthma and Immunology reports up to 8% of children have food allergies. Children with spina bifida or subjected to multiple medical interventions throughout their lives have a higher exposure to latex and, therefore, a significant greater risk of latex allergy over the general population (up to 73% vs. 1-6%). These issues have given rise to a cluster of U.S. and international support groups dedicated to raising the consumer awareness of latex allergy. Two key domestic groups are the American Latex Allergy Association and ELASTIC (National Latex Allergy Network), both very active in the consumer and legislative arenas, including efforts to ban latex balloons from hospitals and schools.

The Latex Allergy Support Group (LASG), located in the United Kingdom, surveyed 374 members regarding their reactions to natural rubber latex balloons. Over 30% responded (109) of which 89% have been diagnosed as Type I latex allergic (97). The majority of the respondents have symptoms present when touching, blowing up the balloon or being in a closed area containing balloons. Twenty percent of the survey respondents required a medical intervention (use of adrenaline) after exposure.

Vystar expects these support groups to continue to grow in both political and consumer strength in the U.S. and abroad, providing good opportunities for Vytex NRL and the message of low protein latex as an alternative. We are engaged in discussions with one of the largest global manufacturers and intend to actively pursue this market utilizing alliances with the latex allergy support groups, balloon artists and the balloon manufacturers.

Fibers, Yarns, Threads, Cords, Fabrics

The global textile industry manufactures fabrics and garments for uses as varied as clothing, shelter, and fire and ballistic protections. The textile industry produces fibers (both staple and continuous filament), yarns, threads and fabrics. The fibers, yarns and threads are manufactured into woven, non-woven, and knit fabrics. Woven fabrics are produced from yarns inter-tangled at perpendicular angles, whereas non-wovens are produced directly from entangled fibers. Knits are formed by the tangential intersection of loops to form a variety of patterns. The basic chemistry of fibers has not changed for decades, while production has shifted from the industrialized world to less industrialized countries. Basic fiber ingredients are cellulosic (cotton, flax, linen, rayon), polyester, nylon, acrylic, protein (wool, camel hair, etc) and modacrylic, olefin and spandex (also known as elastane). This business plan is focused on the natural rubber thread business and regaining market share lost to spandex due to the “allergy” scare with NRL.

Spandex, the generic term for elastic thread, was first invented by DuPont. The most notable brand is Lycra, a trademark of Invista (formerly DuPont). Sales of spandex yarns have been sluggish; in 1980 sales amounted to 25,000 tonnes with a drop-off in subsequent years to 20,000 tonnes and finally rebounding back in 1997 to 1980 levels. Compared with the known sales for NRL yarn which has increased dramatically over a similar time period; growing from a low of 50,000 tonnes in 1989 to 146,000 tonnes in 2006, according to a report by Frost and Sullivan.

Spandex producers tend to be very large, well-capitalized, chemical companies such as Invista (USA), Bayer (Germany), Asahi Kasei (Japan) and many others. On the other hand, NRL yarn producers are small, local companies. Spandex is produced from crude oil and natural gas, two non-renewable products, whereas NRL yarns are produced from renewable trees, an agricultural product. The spandex producers do extensive marketing and selling directly through their own employees. The NRL producers do little to no marketing and sell through a mixture of brokers, agents, and jobbers who will sell only on price and availability, and offer no up-selling based on product differentiation. The NRL manufacturing sector lends itself to consolidation with a product that provides clear differentiation, such as that which Vytex NRL yarns would provide. Manufacturers produce in very large quantities and stage for each shipment – 20,000 to 40,000 pounds at a time (20 – 40 foot containers). Natural rubber yarn production has increased from approximately 50,000 tonnes in 1989 to about 135,000 tonnes in 2004, despite “allergy” warnings that have appeared on garments containing NRL yarn.

There are no direct competitors to NRL yarn use in socks, underwear, waistbands, ladies foundation garments and cords (such as bungee). Spandex is a synthetic elastane, and an indirect competitor only that has used the “allergy” issue as a lever to enter these markets at a cost that is several times more expensive. Currently, there are no branded NRL yarns and no advertising of the benefits of a NRL yarn Spandex, although generically branded, has primarily been used in sportswear, outerwear and other-wear, sheer hosiery, and pantyhose. These markets are not typically markets for natural rubber yarn. Another venue identified is the eco-friendly shoe industry where cork platforms are typically mixed with latex to form the shoe-bed. Vytex NRL provides a compelling green and health story for these niche manufacturers and consumers.

The thread market is very attractive to Vystar and has the potential to become a large sector as the dollar volumes are significant even with a very small percentage of the market converting to Vytex NRL if adopted by one of the large, international textile manufacturers (Hanes, Fruit of the Loom) or thread producer like World Flex Public Company, a leading manufacturer of extruded rubber threads. Vystar may be able to introduce the Vytex NRL brand similarly to the existing branded products. Vystar has identified key thread, clothing and shoe manufacturers and is actively pursuing them.

Catheters

The catheter market is a high growth segment due to the aging population around the world with increasing incidences of urinary incontinence, chronic cardiovascular and cancer-related diseases, and to the evolution of medicine in finding alternative non-invasive techniques to treat patients, which in many cases utilize catheters, particularly with respect to cardiac procedures. There are 4 main catheter products: coronary or cardiovascular, renal or urinary, neurovascular (used to infuse or remove drugs or fluids from the body parts) and infusion or venous access (used to infuse or remove drugs or fluids from the body’s general circulation). There are also a number of specialty catheters used in pulmonary, neonatal, central nervous system and epidural tissue procedures.

Western Europe has 18 of the 19 countries with the highest percentage of the global aging population with the U.S. being the nineteenth. There were 68.2 million people in Western Europe over the age of 65 in 2005, or 17% of that population. This segment is estimated to increase to 25% of the population by the year 2030, with a direct correlation to the increase in the age-related medical conditions. Forty-one percent (41%) of all deaths in the EU were from cardiovascular disease, and more than 50% of all deaths in the U.S. in 2003 were from heart diseases or cancer. Add to this increased healthcare need the fact that the current costs of treating vascular occlusive disease is a major concern and a challenge for the European governments and healthcare providers, due in large part to its burdensome costs.

The primary materials used for catheters, in addition to NRL, are silicone rubber and the thermoplastic elastomers like polyurethane and fluoropolymers. Natural rubber latex’ largest competitive material for catheters is silicone. The catheters and tubing make up the highest single source of medical silicone products – about 32% of the entire medical silicone market (which is not expected to change much through 2012). Two of the greatest perceived benefits of using the silicone material for catheters are that silicone is non-allergenic and provides greater patient comfort, due to its perceived compatibility with antimicrobial coatings. In fact, the number one market driver of the silicone catheters in the U.S., according to Frost and Sullivan, is the allergic reaction to regular NRL catheters, and as a result, healthcare providers around the world have been willing to pay the higher premium for the silicone catheters, due solely to the allergic reactions to latex catheters and the litigation and other claims that have occurred and are feared to result from using latex.

However, with the advent of Vytex NRL, these silicone marketing advantages no longer exist. The virtually non-detectable active antigenic protein count of the Vytex NRL eliminates the greatest advantage silicone had, which was its non-allergenic nature. Since there is little to no advantage that silicone has over NRL in terms of being compatible with antimicrobial coatings, and NRL is less that one-half the cost of silicone, there would be little reason to use silicone in place of Vytex NRL. In fact, even the independent Frost & Sullivan reports indicate that a high restraint and an obstacle to growth of the silicone catheter market are the higher costs of the silicone versions. Additionally, there are certain lobbying groups that continue to push other materials instead of silicone.

In 2005 the revenue for silicone catheters and tubing in Western Europe was €50M which is estimated to translate to 34,399,120 units. The projections for 2006 and 2007 were for more than a 4% increase each year, and the projections for 2008 and 2009 include a 5.5% and 5.7% increase, respectively, with a jump in 2010 to 7%. This amounts to approximately 38 million, 40 million, and 42 million units of silicone catheters and tubing for Western Europe for each of the years 2008, 2009 and 2010, respectively. There is approximately 28 grams of NRL in each catheter unit, and the pricing of silicone catheters and tubing amount to approximately €3.0 to €8.0, or $4 to nearly $11 per pound – a significant price increase over the current pricing for NRL or for Vytex NRL. The estimates of unit usage in the U.S. for the same years of 2008, 2009 and 2010 for all types of catheters include 36 million, 38 million, and 40 million respectively.

The healthcare market in both the U.S. and Western Europe is very cost sensitive, with widespread adoption of cost-cutting, group purchasing and cost management initiatives generally. Given this highly cost-conscious nature of the healthcare markets in both the United States and Europe, it is very reasonable to predict that within a year or two after regulatory approval, Vytex NRL could capture a solid percentage of the silicone catheter market. Given these predictions, it is anticipated that catheters made with Vytex NRL could be available for sale in Western Europe towards the end of 2010, and towards the end of 2011 in the U.S.

The other measurable market share for catheters includes the thermoplastic elastomer (TPE) - made catheters, like polyurethane (TPU). Western Europe uses far more catheters made of this TPE/TPU material than does the U.S. In Western Europe the estimated projected volume in tonnes for this material for years 2008, 2009 and 2010 is between 5,000 to 6,000 tonnes.

Some of the greatest obstacles in the use of TPU for catheters include the high cost of creating a medical grade of TPE/TPU material, which in 2003 was priced between $1.70 and $3.00 per pound. As discussed with silicone above, the greatest advantage of using TPE/TPU was the non-allergenic nature of its material, which is virtually eliminated with the Vytex NRL. Due to the high cost of the manufacturing of and the negatively perceived toxic qualities of medical device-grade TPE materials, Vystar reasonably believes it will capture a greater percentage of the TPE catheter market sooner.

One of the other competing materials for catheters, PVC, has been virtually eliminated in the marketplace due to the environmental concerns, particularly those containing di-ethylhexylphthalate (DEHP) as a plasticizer. NRL was used as an alternative to PVC when these environmental issues became known.

The world wide projections of catheters already made with NRL amount to 5,125 tonnes for the year 2007. Taking a conservative average growth rate similar to the U.S. and European silicone and TPE catheter markets, the NRL catheter market would increase at an annual average of 5.5% from 2008 through 2010, resulting in NRL usage of 5,407, 5,704 and 6,018 tonnes in each of those years. At 28 grams per NRL catheter, this would translate to approximately 193 million, 203 million, and 214 million units, respectively for each of the years 2008, 2009 and 2010. Vystar reasonably predicts an even easier transition from existing NRL material to Vytex NRL. Once regulatory approvals have been received products manufactured with Vytex NRL can expect to enter the US market in late 2011.

Generally, the catheter market is viewed as “relatively saturated”, and so the need for new innovations is rather acute according to some industry experts. Despite the saturation, the market is viewed as still dynamic enough and receptive to such innovations. Given the greater ease of its entry into the medical device market in Western Europe, as compared to the United States, the EU is one of our initial target markets for promoting Vytex NRL for catheters.

Agreements with Universal Capital Management, Inc.

On January 31, 2008, the Company entered into a Management Agreement with Universal Capital Management, Inc. ("UCM"), a publicly held business development company. Pursuant to the terms of this Agreement, Vystar engaged UCM to provide management services and other assistance including strategic planning, investment banking consultation and investor introduction services, and, investor relations services. Pursuant to the terms of this Agreement, the Company issued UCM warrants to purchase 1,000,000 shares of its common stock at an exercise price of $0.01. These warrants are exercisable in whole or in part at or before January 31, 2013.

On April 30, 2008, the Company entered into an additional management and agreement with UCM pursuant to which UCM agreed to provide management services including day-to-day managerial assistance on issues such as employment, payroll, benefits, real estate leasing, utility utilization, capital expenditures, personnel and other related matters, financial reporting services, tax reporting services and accounts payable services. Pursuant to the terms of this Agreement, UCM was issued warrants to purchase 500,000 shares of the Company's common stock at an exercise price of $2.00 per share. The warrants are exercisable in whole or in part at or before April 30, 2013. In the event that the Company elects to extend the Management Agreement for an additional year term beyond the first year of the Agreement, the Company has agreed to issue additional warrants to purchase 500,000 shares of its common stock at an exercise price of $0.01 per share.

On or about __________, 2009, the Company will issue 600,000 shares of its common stock to UCM as additional compensation for services to Vystar, which shares will be distributed to the UCM stockholders as described in this prospectus.

Private Placement

Vystar completed a private placement of its common stock and warrants to purchase common stock to accredited investors in October 2008. In the offering, the Company issued 1,189,000 shares of its common stock at a price of $2.00 per share. For each two (2) shares of common stock purchased, the investor received a warrant to purchase one (1) share of our common stock at $1.00 per share for a period of two (2) years from the date of issue.

GOVERNMENT REGULATION

In the United States, healthcare products are subject to regulation by the Food and Drug Administration (FDA). Management believes that Vystar is not itself subject to regulation by the FDA due to the fact that it does not manufacture a finished medical device, but only provides Vytex NRL as a component or raw material to healthcare product manufacturers. However, there will be FDA regulation of the labeling of healthcare products that are produced with Vytex NRL. Additionally, effective September 30, 1998, FDA regulations prohibited the use of the term “hypoallergenic” on natural rubber latex gloves. In order to make any such claim, the latex product manufacturer must seek a waiver from the FDA of such regulatory prohibitions. Commentary included with the FDA’s September 1998 rule indicated that the prohibition on the use of the “hypoallergenic” label was based on the fact that, although such labeling was intended to indicate that the risk of allergic reaction to residual levels of processing chemicals was reduced, consumers interpreted the labeling to mean that the risk of allergic reactions to any component in the device would be minimal. Thus the hypoallergenic label was deemed misleading. There can be no assurance, however, that we will succeed in securing FDA approval for any claim regarding the “hypoallergenic” or reduced allergy potential of latex produced with the Vytex NRL process. Failure to secure, if required, such FDA approval, could delay or otherwise detrimentally affect our introduction to natural rubber latex healthcare products. Notwithstanding, the licensed glove manufacturer may be able to use the Vytex NRL trademark on its label to indicate only that the Vytex NRL component was used in the production of the healthcare product, and no further claim is asserted. We believe that we will be able to provide sufficient testing data to the FDA to support our claim with respect to the natural rubber latex antigenic proteins present in Vytex NRL.

MANAGEMENT

Our executive officers and directors and their respective ages and positions as of October 30, 2008, are as follows:

Name	Age	Title
William R. Doyle	51	Chairman of the Board, President and Chief Executive Officer (3)
Sandra G. Parker	54	Executive Vice President, Sales and Marketing
Matthew P. Clark	35	Vice President, Technical Services
J. Douglas Craft	45	Director (1)(2)(3)
Joseph C. Allegra, MD	59	Director (2)(3)
W. Dean Waters	43	Director (1)(2)
Mitsy M. Mangum	44	Director (1)

(1) Member of the Audit Committee.

(2) Member of the Compensation Committee.

(3) Member of the Executive Committee.

Set forth below is biographical information concerning executive officers, other officers, directors and advisors:

Executive Officers

William R. Doyle, Chairman of the Board, President and Chief Executive Officer , has most recently served as Vice President of Marketing, Women’s Health for Matria Healthcare, Inc. a disease management company. Mr. Doyle spearheaded the initial branding efforts at Matria as well as held responsibility for sales development, training, public relations, and marketing. He has worked in many aspects of healthcare industry for over twenty years encompassing manufacturing, sales, marketing and advertising. In addition to Matria, he has experience with such companies as Isolyser Company, Inc., McGaw, Inc., Lederle Laboratories (now Wyeth), and in an advertising capacity for Novartis Ophthalmics. Mr. Doyle is a member of the Board of Directors of the Georgia Chapter of the March of Dimes. He holds a Bachelor of Science in Biochemistry from Penn State University and Master of Business Administration from Pepperdine University.

Sandra Parker, Executive Vice President, Sales And Marketing, brings over 25 years  of extensive management experience to Vystar in business development, strategic planning, sales and marketing with the leading distribution, hospital, manufacturing, group purchasing and trade association companies in the healthcare industry.  Sandra most recently served as senior manager for Kimberly-Clark Healthcare where she was the architect for their expansion into non-hospital markets.    She currently serves as Chair of Professional Women in Healthcare, a national organization of women executives. She is a graduate of the Jackson School of Nursing in Miami.

Matthew P. Clark, Vice President Technical Services, is responsible for day-to-day Vystar operations as well as IP, trademark and product development. A co-patent holder on the process to reduce the allergenicity of natural rubber latex prior to vulcanization, Mr. Clark is a key company contact for latex industry leaders. He is co-author of four technical papers, “Technological and Physical Properties of a New, Low Antigenic Protein Natural Rubber Latex”, “The Business Aspects of Vytex, an Ultra Low Protein Natural Rubber Latex”, “Vytex™ Natural Rubber Latex: A Proposed Industry Standard for the Manufacture of Commercial Natural Rubber Products”, and “Vytex™ Natural Rubber Latex: An Innovative Source Material for Natural Rubber Products Prior to Vystar, he had supervisory roles at Isolyser and Globe Ticket and Label Company. He is a graduate of Gwinnett Technical Institute.

Other Officers

Linda S. Hammock, Acting Chief Financial Officer, has more than 25 years of experience in accounting and financial management and has spent the past 12 years providing consulting services to companies as a part-time CFO and/or controller. For the past three years, Ms. Hammock has been affiliated with Accounting Professionals Network, a provider of professional financial management to companies not requiring it on a full-time basis. Prior to that, she provided part-time CFO and/or controller services through Linda S. Hammock, CPA, as well as through Resources Connection (now Resources Global Professionals) and Callaway Partners (now Huron Consulting Group). She has served as an executive officer with companies in the health care and banking industries. Hammock holds a Master of Accountancy degree from the University of Georgia, is a Certified Public Accountant, and a member of the American Institute of CPAs and the Georgia Society of CPAs.

Dawn E. Ely, JD, General Counsel and Chief Legal Officer, has more than 17 years of healthcare and technology law experience, most of which has been as an in-house attorney simultaneously managing legal and operational divisions of small, large, public, private, venture-backed and governmental organizations. Most recently, Dawn served as the Interim General Counsel of Coloplast Corp., the regional headquarters of an international medical device company. She has also served as chief counsel imaging division, global regulatory counsel healthcare, and regional head of regulatory affairs and quality assurance organizations for Agfa and its Americas regional headquarters, serving as the global regulatory expert, strategist and legal counsel for the medical device business, which included product licensing, labeling, marketing, good manufacturing practices and privacy/security regulations. Prior to this, Dawn served as the Vice President of Legal & Administrative Affairs for a venture-backed disease management company, ProMedex, Inc. also managing the human resources department and creating the legal strategy for the company, as well as handling all legal and contractual matters. She is a dual-majored, distinguished honors major B.A. graduate of the University of Virginia, and earned her law degree at Mercer University in Macon, Ga.

Directors

J. Douglas Craft, Director, joined Vystar’s Board of Directors in October 2006. Mr. Craft is the founder and chief executive officer of Atlanta-based Medicraft Inc., one of the largest independent distributors for Medtronic Spinal Products worldwide. Mr. Craft has more than 22 years experience in the medical device arena and holds a biomedical engineering degree from Mississippi State University.

Joseph C. Allegra, MD, Director, joined Vystar’s Board of Directors in April 2008. Dr. Allegra is the founder/owner of various limited liability companies in the Atlanta area including Diamond II Investments, Oncology Molecular Imaging, and Pediatric Urgent Care. He is also the owner of Cyberlogistics, Inc and is a partner with the Seraph Group. Dr. Allegra has held various professorships and chairmanships as a practicing oncologist. He has an undergraduate degree in Chemistry from Temple University and obtained his MD from the Milton S. Hershey Medical of the Pennsylvania State University.

Mitsy Y. Mangum, Director, joined Vystar’s Board of Directors in October 2008. Ms. Mangum is Vice President-Investments, Financial Advisor WMS, RPC with Raymond James & Associates in the Atlanta area. Ms. Mangum is an accomplished investment professional with over 22 years of financial service and industry experience both from the retail side as well as the institutional side. Ms. Mangum maintains an in-depth knowledge of the financial markets, professional money management and managing portfolios. She has a Bachelor of Science in Business Administration / Management from College of Charleston.

W. Dean Waters, Director, joined Vystar’s Board of Directors in October 2008. Mr. Waters is President and Founder of Poseidon Capital Investments, LLC, specializing in investment management, futures trading and lease finance consulting in the Atlanta area. Mr. Waters has over 10 years of experience providing fiscal structuring and management expertise to foreign and domestic entities, including government, private, Fortune 1000 and utility organizations. He has a Bachelor of Science in Economics from East Carolina University and an MBA in Finance from Wake Forest University.

Advisors

Seth Goldberg, Special Advisor to the Board, is responsible for assisting Vystar in developing regulatory strategies to bring Vystex NRL to market. Goldberg has been a partner in the Washington D.C. based law firm of Steptoe & Johnson since 1985. Mr. Goldberg’s law practice focuses on chemical and environmental regulation, with principal clients including multinational companies and national trade associations. Mr. Goldberg frequently assists clients in developing regulatory strategies to bring products to market and minimize the impact of government regulation. Mr. Goldberg received a B.A. from the State University of New York in Binghamton and a J.D. from Stanford Law School.

Mark C. Swanson, Technical Advisor, is an immunochemist of 30 years working for the Mayo Foundation, Rochester, MN. He graduated in 1978 from St. Cloud State University, St. Cloud, MN with degrees in bio-medical science and chemistry. He founded Quan-Tec-Air, Inc. in 1985. The company is dedicated to the quantification of asthmagenic bio-aerosols using specialized sampling, filtration and immunoassay techniques. The combination of air sampling expertise and de novo immunoassay design and implementation makes him a unique and valuable resource for immuno-aero-biological health hazard assessment. He is contacted frequently by industry and agencies interested in evaluating workplace bio-aerosols and their remedies.

Catharine Carole Calkins Burke, Ph.D., Technical Advisor, Skilled biomedical researcher capable of analyzing experiments, data, and information; creative and resourceful in generating ideas and solving problems; recognized by colleagues, peers and professors for initiating and developing ideas within the scope of defined projects, while ensuring quality of work. Dr. Calkins holds a Ph.D. degree in Pharmacology from Wayne State University and Bachelors of Science degree in Chemistry/Biochemistry from San Jose State University.

Vystar Technical Advisory Board.The Vystar Technical Advisory Board is comprised of many leading healthcare experts involved in the ongoing development and implementation of Vytex NRL. The board members include professionals from large healthcare purchasing groups, RNs and surgeons. The board ensures that the ever-changing needs of the healthcare community are addressed.

Board Composition and Election of Directors

Our board of directors currently consists of five members. There are no family relationships among any of our directors or executive officers. In accordance with the terms of our bylaws, our board of directors is composed of one class. As a result, our entire board of directors will be elected each year at our annual meeting of shareholders.

Our bylaws provide that the authorized number of directors may be changed only by resolution of our board of directors. Any vacancy on our board of directors, including a vacancy resulting from an enlargement of our board of directors, may be filled by vote of a majority of our directors then in office.

Director Independence

Under Rule 4350 of the Nasdaq Marketplace Rules, independent directors must comprise a majority of a listed company’s board of directors within one year of listing. In addition, Nasdaq Marketplace Rules require that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominating and governance committees be independent. While Vystar does not currently qualify for listing on Nasdaq and will likely not qualify for some time after the date of this prospectus, it does intend to seek such listing as soon as possible and will conply with its Marketplace Rules immediately. Audit committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Securities Exchange Act of 1934, as amended. Under Nasdaq Marketplace Rule 4200(a)(15), a director will only qualify as an “independent director” if, in the opinion of that company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In order to be considered to be independent for purposes of Rule 10A-3, a member of an audit committee of a public company may not, other than in his or her capacity as a member of the audit committee, the board of directors, or any other board committee: (1) accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the public company or any of its subsidiaries; or (2) be an affiliated person of the listed company or any of its subsidiaries.

In September 2008, our board of directors undertook a review of its composition, the composition of its committees and the independence of each director. Based upon information requested from and provided by each director concerning his or her background, employment and affiliations, including family relationships, our board of directors has determined that none of Messrs. Craft or Waters, Dr. Allegra or Ms. Mangum, representing four of our five directors, has a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under Nasdaq Marketplace Rule 4200(a)(15). Our board of directors also determined that Messrs. Craft, Waters and Ms. Mangum, who comprise our audit committee, and Messrs. Craft and Waters, and Dr. Allegra satisfy the independence standards for those committees established by applicable SEC rules and the Nasdaq Marketplace Rules. In making this determination, our board of directors considered the relationships that each non-employee director has with our company and all other facts and circumstances our board of directors deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director.

Board Committees

Our board of directors has established an executive committee, an audit committee and a compensation committee. Each committee will operate under a charter that will be approved by our board of directors.

Executive Committee

The members of the Executive Committee are Messrs. Doyle and Craft, and Dr. Allegra. Mr. Doyle chairs the Executive Committee.
The role of Vystar’s Executive Committee is to oversee operations of the Board and personnel matters and if necessary, to act on behalf of the Board during on-demand activities that occur between meetings (these acts are later presented for full board review). Working on behalf of the full Board of Directors, this Committee will provide an opportunity for detailed examination of current policy issues facing Vystar, develop policy recommendations for consideration by the Board, and provide general oversight for the overall direction and operations of Vystar.

Audit Committee

The members of our audit committee are Messrs. Craft and Waters, and Ms. Mangum. Mr. Waters chairs the audit committee. Our board of directors has determined that each audit committee member satisfies the requirements for financial literacy under the current requirements of the Nasdaq Marketplace Rules. Mr. Waters is an “audit committee financial expert,” as defined by SEC rules and satisfies the financial sophistication requirements of The NASDAQ Global Market. Our audit committee assists our board of directors in its oversight of our accounting and financial reporting process and the audits of our financial statements. The audit committee’s responsibilities include:

•	appointing, approving the compensation of, and assessing the independence of our independent registered public accounting firm;

•	overseeing the work of our independent registered public accounting firm, including through the receipt and consideration of reports from such firm;

•	reviewing and discussing with management and the independent registered public accounting firm our annual and quarterly financial statements and related disclosures;

•	monitoring our internal control over financial reporting, disclosure controls and procedures and code of business conduct and ethics;

•	discussing our risk management policies;

•	establishing policies regarding hiring employees from the independent registered public accounting firm and procedures for the receipt and resolution of accounting related complaints and concerns;

•	meeting independently with our independent registered public accounting firm and management;

•	reviewing and approving or ratifying any related person transactions; and

•	preparing the audit committee report required by SEC rules.

All audit and non-audit services, other than de minimus non-audit services, to be provided to us by our independent registered public accounting firm must be approved in advance by our audit committee.

Compensation Committee

The members of our compensation committee are Messrs. Craft and Waters, and Dr. Allegra. Dr. Allegra chairs the compensation committee. The compensation committee’s responsibilities include:

•	annually reviewing and approving corporate goals and objectives relevant to chief executive officer compensation;

•	determining our chief executive officer’s compensation;

•	reviewing and approving, or making recommendations to our board of directors with respect to, the compensation of our other executive officers;

•	overseeing an evaluation of our senior executives;

•	overseeing and administering our cash and equity incentive plans;

•	reviewing and making recommendations to our board of directors with respect to director compensation;

•	reviewing and discussing annually with management our “Compensation Discussion and Analysis” disclosure required by SEC rules; and

•	preparing the compensation committee report required by SEC rules.

Compensation Committee Interlocks and Insider Participation

None of our executive officers serves as a member of the board of directors or compensation committee, or other committee serving an equivalent function, of any entity that has one or more executive officers who serve as members of our board of directors or our compensation committee. None of the members of our compensation committee is an officer or employee of our company, nor have they ever been an officer or employee of our company.

Code of Business Conduct and Ethics

We will adopt a code of business conduct and ethics that applies to all of our employees, officers and directors, including those officers responsible for financial reporting. The code of business conduct and ethics will be available on our website at www.logmein.com. Any amendments to the code, or any waivers of its requirements, will be disclosed on our website.

Director Compensation

Since our formation, we have not paid cash compensation to any director for his service as a director. However, we have historically reimbursed our non-employee directors for reasonable travel and other expenses incurred in connection with attending board of director and committee meetings.

Our president and chief executive officer has not received any compensation in connection with his service as a director. The compensation that we pay to our president and chief executive officer is discussed in the “Executive Compensation” section of this prospectus.

The following table sets forth information regarding compensation earned by our non-employee directors during 2006-2008 for Mr. Craft, and for 2008 for Dr. Allegra. Mr. Waters and Ms. Mangum have not to date received any options or warrants to purchase shares of our common stock in connection with their service on our board of directors.

Warrant Awards
Name	($)(1)

J. Douglas Craft (2)	$67,927
Joseph C. Allegra, MD (3)	25,266

(1)
Represents the dollar amount of share-based compensation expense recognized for financial statement reporting purposes pursuant to SFAS 123R during 2006 through September 30, 2008, except that such amounts do not reflect an estimate of forfeitures related to service-based vesting conditions. The assumptions used by us with respect to the valuation of option grants are set forth in Note 8 to our financial statements included elsewhere in this prospectus.

(2)	Represents warrants to purchase 160,000 shares of our common stock with a weighted average exercise price of $1.07875 per share.
(3)	Represents warrants to purchase 40,000 shares of our common stock with an exercise price of $1.315 per share.

Executive Compensation

Compensation Discussion and Analysis

Overview

Our compensation committee was recently elected by our board of directors. Going forward, the compensation committee of our board of directors will oversee our executive compensation program. In this role, the compensation committee will review and approve annually all compensation decisions relating to our named executive officers. Our historical executive compensation programs were developed and implemented by our board of directors consistent with practices of other venture-backed, privately-held companies. Prior to this offering, our compensation programs, and the process by which they were developed, were less formal than that typically employed by a public company. During this time, our board of directors and compensation committee generally benchmarked our executive compensation on an informal basis by comparing our executives’ compensation to our estimates of executive compensation paid by companies in our industry and region that are also comparable to us in size, revenue, financial condition and capital investment. We refer to this group as our private company peer group. The board of directors and the compensation committee intend to continue to formalize their approach to the development and implementation of our executive compensation programs.

Objectives and Philosophy of Our Executive Compensation Programs

Our compensation committee’s primary objectives with respect to executive compensation are to:

•	attract, retain and motivate talented executives;

•
promote the achievement of key financial and strategic performance measures by linking short- and long-term cash and equity incentives to the achievement of measurable corporate and, in some cases, individual performance goals; and

•	align the incentives of our executives with the creation of value for our stockholders.

 To achieve these objectives, the compensation committee will evaluate our executive compensation program with the goal of setting compensation at levels the committee believes are competitive with those of our private company peer group. In addition, our executive compensation program will tie a substantial portion of each executive’s overall compensation to key strategic, financial and operational goals such as our financial and operational performance, the growth of our customer base, new development initiatives and the establishment and maintenance of key strategic relationships. We will also provide a portion of our executive compensation in the form of stock options that vest over time, which we believe helps to retain our executives and aligns their interests with those of our shareholders by allowing them to participate in the longer term success of our company as reflected in stock price appreciation.

We compete with many other companies for executive personnel. Accordingly, the compensation committee will generally target overall compensation for executives to be competitive with that of our private company peer group. Variations to this targeted compensation may occur depending on the experience level of the individual and market factors, such as the demand for executives with similar skills and experience.

Components of Our Executive Compensation Program

 The primary elements of our executive compensation program will be:

•	base salary;

•	cash incentive bonuses;

•	equity incentive awards;

•	change of control benefits; and

•	insurance, retirement and other employee benefits and compensation.

We do not have any formal or informal policy or target for allocating compensation between long-term and short-term compensation, between cash and non-cash compensation or among the different forms of non-cash compensation. Instead, our compensation committee will establish these allocations for each executive officer on an annual basis. Our compensation committee will establish cash compensation targets based primarily upon informal benchmarking data, such as comparing the compensation of our executives to companies in our private company peer group, as well as the performance of our company as a whole and of the individual executive and executive team as a whole. Our compensation committee will establish non-cash compensation based upon this informal benchmarking data, the performance of our company as a whole and of the individual executive and executive team as a whole, the executives’ equity ownership percentage and the amount of their equity ownership that is vested equity. We believe that the long-term performance of our business is improved through the grant of stock-based awards so that the interests of our executives are aligned with the creation of value for our shareholders.

Summary Compensation Table

The following table sets forth information regarding compensation earned by our chairman and chief executive officer, our former chairman and chief executive office and two other executive officer during 2005, 2006 and 2007. We refer to these executive officers (other than Mr. Honeycutt, our former chairman and chief executive officer) as our “named executive officers” elsewhere in this prospectus.

			Non-Equity
		Option	Incentive Plan	All Other
	Salary	Awards	Compensation	Compensation	Total
Name and Principal Position	($)	($)(1)	($)(2)	($)(3)	($)
William R. Doyle
Chairman and Chief Executive Officer
2007	$168,750	$-	$-	$2,422	$171,172
2006	$154,808	$154,909	$-	$-	$309,717
2005	$125,000	$33,682	$-	$-	$156,682

Travis Honeycutt (4)					$
Former Chairman and Chief Executive Officer
2007	$196,875	$-	$-	$12,574	209,449
2006	$136,859	-		9,541	146,400
2005	$134,896			8,711	143,607

Sandra Parker (5)
Executive Vice President, Sales and Marketing
2007	$-	$-	$-	$-	$-
2006	$-	-	-	-	-
2005	$-	-	-	-	-

Matthew P. Clark
Vice President, Technical Services
2007	$75,833	$30,388	$-	$16,327	$122,549
2006	$60,577	-	-	8,943	69,520
2005	$28,854	-	-	5,041	33,895

(1)
Valuation of these options is based on the dollar amount of share-based compensation recognized for financial statement reporting purposes pursuant to SFAS 123R with respect to 2007, except that such amounts do not reflect an estimate of forfeitures related to service-based vesting conditions. The assumptions used by us with respect to the valuation of option grants are set forth in Note 8 to our financial statements included elsewhere in this prospectus. The individual awards reflected in this summary compensation table are further summarized below under “Grants of Plan-Based Awards in 2007.”

(2)	Consists of cash bonuses paid under our annual discretionary cash incentive bonus program for 2005, 2006 and 2007.
(3)	Amounts consist of medical, life insurance and disability insurance premiums paid by us on behalf of the named executive officer.
(4)	Mr. Honeycutt resigned as chairman and chief executive officer of Vystar in March, 2008.
(5)	Ms. Parker was not an employee in 2005, 2006 or 2007.

Employment Agreements

On November 11, 2008, Vystar entered into an Employment Agreement with William R. Doyle to continue to serve as Vystar’s President, Chief Executive Officer and Chairman of the Board of Directors. The term of the Agreement is effective until terminated by either party in accordance with the terms of the Agreement. Under the Agreement, Mr. Doyle receives a base salary of $185,000 per year, as such base salary may be adjusted by the Board of Directors, and an annual bonus equal to a maximum of 125% of Mr. Doyle’s base salary based on the success of the Company in meeting its objectives, as determined by the Board of Directors; provided, that no cash bonus is payable to Mr. Doyle on any date unless he is employed by the Company on that date. The amount of the annual bonus is determined by the Board of Directors based on the percentage of achievement of the stated company objectives. Notwithstanding, if the Company does not meet at least 90% of its stated objectives, the Board of Directors may choose not to award Mr. Doyle any portion of his annual bonus. The effective date of the annual bonus calculation is the Company’s fiscal year-end and is payable in one or more installments as determined by the Board of Directors beginning in the first quarter of the following fiscal year. Mr. Doyle’s Employment Agreement is terminable at will by the Company for cause or without cause as defined in the Agreement. However, if Mr. Doyle’s employment is terminated by Vystar without cause, Vystar is obligated to pay Mr. Doyle compensation earned through the date of termination plus a severance payment equal to six (6) months base salary from the date of termination payable as if he had remained an employee of the Company, plus, assuming Mr. Doyle complies with non-compete and non-solicitation covenants contained in the Employment Agreement, an amount equal to 75% of Mr. Doyle’s base salary amount for the one (1) year period after the date of termination. If Mr. Doyle is terminated for cause or he terminates the Employment Agreement without cause, he is only entitled to compensation accrued through the date of termination.

On April 1, 2008, Vystar entered into an Employment Agreement with Sandra Parker to serve as Vystar’s Executive Vice President Sales and Marketing. The term of the Agreement continues effective unless a party gives the other party notice of intent to not renew 90 days prior to each annual anniversary date, unless earlier terminated as described below. Under the Agreement, Ms. Parker receives a base salary of $95,000 per year plus, for the first six months of Ms. Parker’s employment, a guaranteed bonus of $5,000 per month. Thereafter, a further bonus structure may be made available to Ms. Parker depending upon the performance of Vystar and Ms. Parker, at the complete and sole discretion of the Board of Directors. Ms. Parker was granted a total of 200,000 stock options at an exercise price of $1.00 per share, 50,000 of which vested immediately upon execution of the Employment Agreement and 50,000 of which vest on each of the next three anniversaries of the Employment Agreement. Ms. Parker’s Employment Agreement is terminable at will by the Company for cause or without cause as defined in the Agreement. However, if Ms. Parker’s employment is terminated by Vystar without cause, Vystar is obligated to pay Ms. Parker compensation earned through the date of termination plus a severance payment equal to three (3) months base salary plus employee benefits from the date of termination payable as if she had remained an employee of the Company. If Ms. Parker is terminated for cause or she terminates the Employment Agreement without cause, she is only entitled to compensation through the date of termination.

No other officers of the Company are parties to Employment Agreements.

Grants of Plan-Based Awards

The following table sets forth information regarding grants of compensation in the form of plan-based awards made to our named executive officers:
		Option Awards:
		Number of Securities		Exercise or Base Price of
Name	Grant Date	Underlying Option (#)		Option Awards ($/Sh)	Option Expiration Date

William R. Doyle	12/1/04	300,000	(1)	$1.00	12/1/2014
	4/28/05	100,000	(1)	$1.50	4/28/2015
	10/1/06	500,000	(1)	$1.00	10/1/2016
	2/11/08	1,750,000	(1)	$1.00	2/11/2018
Matthew P. Clark	1/1/07	100,000	(1)	$1.00	1/1/2017
	2/11/08	250,000	(1)	$1.00	2/11/2018
Sandra Parker	4/1/08	200,000	(2)	$1.00	4/1/2018

________________________
(1)	All options are currently vested.

(2)	50,000 of such options vested upon grant. The remainder vest at a rate of 50,000 on each of April 1, 2009, 2010 and 2011.

2004 Long-Term Incentive Compensation Plan

Our 2004 Long-Term Incentive Compensation Plan, as amended, which we refer to as the 2004 Plan, was adopted by our board of directors in 2004. A maximum of 4,000,000 shares of common stock were authorized for issuance under the 2004 Plan.

The 2004 Plan provides for the grant of incentive stock options, nonstatutory stock options, restricted stock and other stock-based awards. Our officers, employees, consultants and directors are eligible to receive awards under the 2004 Plan; however, incentive stock options may only be granted to our employees. In accordance with the terms of the 2004 Plan, our board of directors administers the 2004 Plan and, subject to any limitations in the 2004 Plan, selects the recipients of awards and determines:

•	the number of shares of common stock covered by options and the dates upon which those options become exercisable;

•	the exercise prices of options;

•	the duration of options;

•	the methods of payment of the exercise price; and

•
the number of shares of common stock subject to any restricted stock or other stock-based awards and the terms and conditions of those awards, including the conditions for repurchase, issue price and repurchase price.

Pursuant to the terms of the 2004 Plan, in the event of a change in control of our company, each outstanding option under the 2004 Plan will vest, but the holders shall have the right, assuming the holder still maintains a permissible relationship with us, immediately prior to such dissolution or liquidation, to exercise the option to the extent exercisable on the date of such dissolution or liquidation.

In the event of a merger or other reorganization event, our board of directors shall have the discretion to provide for any or all of the following: (a) the acceleration of vesting or the termination of our repurchase rights of any or all of the outstanding awards, (b) the assumption or substitution of all options by the acquitting or succeeding entity or (c) the termination of all options that remain outstanding at the time of the merger or other reorganization event.

401(k) Plan

We maintain a tax-qualified retirement plan that provides all regular employees with an opportunity to save for retirement on a tax-advantaged basis. Under our 401(k) plan, participants may elect to defer a portion of their compensation on a pre-tax basis and have it contributed to the plan subject to applicable annual Internal Revenue Code limits. Pre-tax contributions are allocated to each participant’s individual account and are then invested in selected investment alternatives according to the participants’ directions. Employee elective deferrals are fully vested at all times. The 401(k) plan allows for matching contributions to be made by us. We currently match dollar for dollar on the first three percent (3%) of compensation and $.50 on each dollar of the next two percent (2%) of compensation. As a tax-qualified retirement plan, contributions to the 401(k) plan and earnings on those contributions are not taxable to the employees until distributed from the 401(k) plan and all contributions are deductible by us when made.

LIMITATION OF LIABILITY AND INDEMNIFICATION

Articles of Incorporation and Bylaws

As permitted by Georgia law, provisions in our articles of incorporation and bylaws limit or eliminate the personal liability of our directors. Our articles of incorporation and bylaws limit the liability of directors to the maximum extent permitted by Georgia law. Georgia law provides that directors of a corporation will not be personally liable for monetary damages for breaches of their fiduciary duties as directors, except liability for:

•	any breach of the director’s duty of loyalty to us or our shareholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	any unlawful payments related to dividends or unlawful stock repurchases, redemptions or other distributions; or

•	any transaction from which the director derived an improper personal benefit.

These limitations do not apply to liabilities arising under federal securities laws and do not affect the availability of equitable remedies, including injunctive relief or rescission. If Georgia law is amended to authorize the further elimination or limiting of a director, then the liability of our directors will be eliminated or limited to the fullest extent permitted by Georgia law as so amended.

As permitted by Georgia law, our articles of incorporation and bylaws also provide that:

•	we will indemnify our directors and officers to the fullest extent permitted by law;

•	we may indemnify our other employees and other agents to the same extent that we indemnify our officers and directors, unless otherwise determined by the board of directors; and

•	we will advance expenses to our directors and executive officers in connection with legal proceedings in connection with a legal proceeding to the fullest extent permitted by law.

The indemnification provisions contained in our articles of incorporation and bylaws are not exclusive.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

During the three years ended December 31, 2006, Vystar made payments to Reactive Energy, LLC, a company wholly-owned by Travis Honeycutt, the Company’s former CEO, for management fees and contract services including office reimbursements. At December 31, 2007, there was a balance due Reactive Energy, LLC of $36,453. During 2006 and 2005, the Company advanced cash and made payments on behalf of Climax Global Energy, Inc. (“Climax”), a company controlled by the Company’s former CEO, in the amounts of $12,795 and $242,654, respectively. At December 31, 2007, the balance due from Climax was $240,409. Climax is in a pre-revenue, research and development mode, and is in the process of raising capital through a private placement memorandum. The Company expects to be reimbursed in full for the balance, which is unsecured, but due to the uncertainty involved, management has elected to reserve at December 31, 2007, approximately $120,000 of the balance due from Climax. In August 2008, the Company entered into a Note Agreement with Climax which specified the repayment terms of the Note.

In February 2008, the Company’s former CEO surrendered 4,900,000 shares of the Company’s common stock issued to him during 2004. These shares were returned to the Company, thereby being available for reissuance and decreasing the outstanding shares of the Company by 4,900,000 shares.

In March 2008, Travis Honeycutt, Founder and CEO, retired from the Company.

PRINCIPAL SHAREHOLDERS

The following table sets forth information regarding the beneficial ownership of our common stock as of October 30, 2008 by:

•	each of our directors;

•	each of our named executive officers;

•	all of our directors and executive officers as a group; and

•	each person, or group of affiliated persons, who is known by us to beneficially own more than 5% of our voting securities.

The “Percentage of Shares Beneficially Owned” column is based on a total of 11,941,273 shares of our common stock outstanding as of November 3, 2008.

Beneficial ownership is determined in accordance with the rules and regulations of the SEC and includes voting or investment power with respect to our common stock. Shares of common stock subject to options that are currently exercisable or exercisable within 60 days of October 30, 2008 are considered outstanding and beneficially owned by the person holding the options for the purpose of calculating the percentage ownership of that person but not for the purpose of calculating the percentage ownership of any other person. Except as otherwise noted, the persons and entities in this table have sole voting and investing power with respect to all of the shares of common stock beneficially owned by them, subject to community property laws, where applicable. Except as otherwise set forth below, the address of the beneficial owner is c/o Vystar Corporation, 3235 Satellite Boulevard, Building 400, Suite 290, Duluth, Georgia 30096.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned		Percentage of Shares Beneficially Owned

5% Stockholders:
Travis W. Honeycutt	2,497,000		20.91%
Margaret S. Honeycutt	2,497,000		20.91%
Universal Capital Management, Inc.	1,500,000	(1)	11.16%
Glen Smotherman	1,000,000		8.37%

Directors and Executive Officers
William Doyle	2,650,000	(2)	18.16%
Matthew Clark	550,000	(3)	4.47%
Sandra Parker	50,000	(4)	.42%
J. Douglas Craft (5)	210,000		1.74%
Atlanta, GA
Joseph C. Allegra, MD (6)	315,000		2.62%
Atlanta, GA
W. Dean Waters	124,334		1.04%
Atlanta, GA
Mitsy Y. Mangum	25,000.21%
Atlanta, GA
All directors and officers (as a group)	3,924,334		25.79%

_____________
(1)	Includes warrants to acquire 1,000,000 shares of common stock at $.01 per shares and warrants to acquire 500,000 shares of common stock at $2.00 per share.
(2)	Consists of options to acquire shares of common stock at between $1.00 and $1.50 per share.
(3)	Consists of 200,000 shares of common stock owned directly and options to acquire 350,000 shares of common stock at $1.00 per share.
(4)	Consists of options to acquire shares of common stock at $1.00 per share.
(5)	Includes warrants to acquire 160,000 shares of common stock at a weighted average price of $1.07875 per share.
(6)	Includes warrants to acquire 40,000 shares of common stock at a weighted average price of $1.315 per share, and warrants to acquire 25,000 shares of common stock at a price of $1.00 per share.

DESCRIPTION OF CAPITAL STOCK

The following description of our capital stock and provisions of our articles of incorporation and bylaws are summaries only, and they are qualified by reference to complete versions of our articles of incorporation and bylaws, copies of which are available upon request.

Our authorized capital stock consists of 25,000,000 shares of common stock, par value $0.0001 per share, 10,000,000 shares of preferred stock, par value $0.0001 per share, all of which preferred stock is undesignated. Our board of directors may establish the rights and preferences of the preferred stock from time to time.

As of November 3, 2008, there were 11,941,273 shares of common stock issued and outstanding. As of October 30, 2008, there were 190 stockholders of record of our capital stock.

Common Stock

Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of shareholders and do not have cumulative voting rights. An election of directors by our shareholders shall be determined by a plurality of the votes cast by the shareholders entitled to vote on the election. Holders of common stock are entitled to receive proportionately any dividends as may be declared by our board of directors, subject to any preferential dividend rights of outstanding preferred stock.

In the event of our liquidation or dissolution, the holders of common stock are entitled to receive proportionately all assets available for distribution to stockholders after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock. Holders of common stock have no preemptive, subscription, redemption or conversion rights. The rights, preferences and privileges of holders of common stock are subject to and may be adversely affected by the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

Preferred Stock

Our board of directors is authorized to issue shares of preferred stock in one or more series without shareholder approval. Our board of directors has the discretion to determine the rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of preferred stock.

The purpose of authorizing our board of directors to issue preferred stock and determine its rights and preferences is to eliminate delays associated with a shareholder vote on specific issuances. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions, future financings and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or could discourage a third party from seeking to acquire, a majority of our outstanding voting stock. As of April 30, 2008, there are no shares of preferred stock outstanding, and we have no present plans to issue any shares of preferred stock.

Options and Warrants

As of November 3, 2008, options to purchase 3,400,000 shares of common stock and warrants to purchase 2,541,266 shares of common stock, at a weighted-average exercise price of $.94 per share were outstanding.

Shareholder Action; Special Meeting of Shareholders; Advance Notice Requirements for Shareholder Proposals and Director Nominations

Our articles of incorporation and our bylaws provide that any action required or permitted to be taken by our shareholders at an annual meeting or special meeting of shareholders may only be taken if it is properly brought before such meeting and may not be taken by written action in lieu of a meeting. Our articles of incorporation and our bylaws also provide that, except as otherwise required by law, special meetings of the shareholders can only be called by our chairman of the board, our president or chief executive officer or our board of directors. In addition, our bylaws establish an advance notice procedure for shareholder proposals to be brought before an annual meeting of shareholders, including proposed nominations of candidates for election to the board of directors. Shareholders at an annual meeting may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the board of directors, or by a shareholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has delivered timely written notice in proper form to our secretary of the shareholder’s intention to bring such business before the meeting. These provisions could have the effect of delaying until the next shareholder meeting shareholder actions that are favored by the holders of a majority of our outstanding voting securities. These provisions also could discourage a third party from making a tender offer for our common stock, because even if it acquired a majority of our outstanding voting stock, it would be able to take action as a shareholder, such as electing new directors or approving a merger, only at a duly called shareholders meeting and not by written consent.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock will be _______________.

Over-the-Counter Bulletin Board

We intend to apply for approval for our shares of common stock to be traded on the Over-the-Counter Bulletin Board under the symbol “__________.”

SHARES ELIGIBLE FOR FUTURE SALE

Prior to this distribution and offering, there has been no market for our common stock, and a liquid trading market for our common stock may not develop or be sustained after this distribution and offering. Future sales of substantial amounts of our common stock in the public market, including shares issued upon exercise of outstanding options or in the public market after this distribution and offering, or the anticipation of these sales, could adversely affect market prices prevailing from time to time and could impair our ability to raise capital through sales of equity securities.

Upon the closing of this offering, we will have outstanding an aggregate of 12,541,273 shares of common stock, after giving effect to the distribution of an aggregate of 600,000  shares of common stock in the distribution of such shares to the UCM .

Rule 144

In general, under Rule 144, beginning 90 days after the date of this prospectus, a person who is not our affiliate and has not been our affiliate at any time during the preceding three months will be entitled to sell any shares of our common stock that such person has beneficially owned for at least six months, including the holding period of any prior owner other than one of our affiliates, without regard to volume limitations. Sales of our common stock by any such person would be subject to the availability of current public information about us if the shares to be sold were beneficially owned by such person for less than one year.

In general, under Rule 144, a person may sell shares of our common stock acquired pursuant to this prospectus immediately upon the distribution or purchase of such shares, without regard to volume limitations or the availability of public information about us, if the person is not our affiliate and has not been our affiliate at any time during the preceding three months.

Beginning 90 days after the date of this prospectus, our affiliates who have beneficially owned shares of our common stock for at least six months, including the holding period of any prior owner other than one of our affiliates, would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

•	1% of the number of shares of our common stock then outstanding, which will equal approximately 125,412 shares immediately after this offering; and

•
the average weekly trading volume in our common stock on the OTC Bulletin Board or other national securities exchange during the four calendar weeks preceding the date of filing of a Notice of Proposed Sale of Securities Pursuant to Rule 144 with respect to the sale.

Sales under Rule 144 by our affiliates are also subject to manner of sale provisions and notice requirements and to the availability of current public information about us.

Rule 701

In general, under Rule 701 of the Securities Act, any of our employees, consultants or advisors who purchased shares from us in connection with a qualified compensatory stock plan or other written agreement is eligible to resell these shares 90 days after the date of this prospectus in reliance on Rule 144, but without compliance with the various restrictions, including the availability of public information about us, holding period and volume limitations, contained in Rule 144.

LEGAL MATTERS

The validity of the shares of common stock offered hereby is being passed upon for us by Greenberg Traurig, LLP, Atlanta, Georgia.

EXPERTS

The financial statements as of December 31, 2007 and 2006, and for each of the two years in the period ended December 31, 2007, and the period from February 2, 2000 (date of inception) to December 31, 2007 included in this Prospectus have been audited by Tauber & Balser P.C., an independent registered public accounting firm, as stated in their report appearing herein and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing. On November 1, 2008, Tauber & Balser P.C. combined with Habif, Avogeti & Wynne, LLP.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of common stock that are being distributed and offered for resale. This prospectus, which constitutes part of the registration statement, does not include all of the information contained in the registration statement and the exhibits, schedules and amendments to the registration statement. For further information with respect to us and our common stock, we refer you to the registration statement and to the exhibits and schedules to the registration statement. Statements contained in this prospectus about the contents of any contract, agreement or other document are not necessarily complete, and, in each instance, we refer you to the copy of the contract, agreement or other document filed as an exhibit to the registration statement. Each of these statements is qualified in all respects by this reference.

You may read and copy the registration statement of which this prospectus is a part at the SEC’s public reference room, which is located at 100 F Street, N.E., Room 1580, Washington, DC 20549. You can request copies of the registration statement by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the SEC’s public reference room. In addition, the SEC maintains an Internet website, which is located at http://www.sec.gov, that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. You may access the registration statement of which this prospectus is a part at the SEC’s Internet website. Upon completion of this offering, we will be subject to the information reporting requirements of the Securities Exchange Act of 1934, and we will file reports, proxy statements and other information with the SEC.

This prospectus includes statistical data that were obtained from industry publications. These industry publications generally indicate that the authors of these publications have obtained information from sources believed to be reliable but do not guarantee the accuracy and completeness of their information. While we believe these industry publications to be reliable, we have not independently verified their data.

VYSTAR CORPORATION
 (A Development Stage Company)

FINANCIAL STATEMENTS

TABLE OF CONTENTS

PAGE

AUDITED FINANCIAL STATEMENTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	F-3

BALANCE SHEETS AT DECEMBER 31, 2007 AND 2006	F-4

STATEMENTS OF OPERATIONS FOR THE YEARS ENDED DECEMBER 31, 2007
AND 2006 AND FOR THE PERIOD FROM FEBRUARY 2, 2000 (INCEPTION)
TO DECEMBER 31, 2007	F-5

STATEMENTS OF STOCKHOLDERS’ EQUITY FOR THE YEARS ENDED
DECEMBER 31, 2007 AND 2006 AND FOR THE PERIOD FROM FEBRUARY 2, 2000
(INCEPTION) TO DECEMBER 31, 2007	F-6

STATEMENTS OF CASH FLOWS FOR THE YEARS ENDED DECEMBER 31, 2007
AND 2006 AND FOR THE PERIOD FROM FEBRUARY 2, 2000 (INCEPTION) TO
DECEMBER 31, 2007	F-7

NOTES TO FINANCIAL STATEMENTS	F-8-20

UNAUDITED FINANCIAL STATEMENTS

BALANCE SHEETS AT JUNE 30, 2008 AND DECEMBER 31, 2007	F-21

STATEMENTS OF OPERATIONS FOR THE THREE AND SIX MONTHS
ENDED JUNE 30, 2008 AND 2007 AND FOR THE PERIOD FROM
FEBRUARY 2, 2000 (INCEPTION) TO JUNE 30, 2008	F-22

STATEMENTS OF STOCKHOLDERS’ EQUITY FOR THE SIX MONTHS
ENDED JUNE 30, 2008 AND 2007 AND FOR THE PERIOD FROM
FEBRUARY 2, 2000 (INCEPTION) TO JUNE 30, 2008	F-23-24

STATEMENTS OF CASH FLOWS FOR THE SIX MONTHS ENDED
JUNE 30, 2008 AND 2007 AND FOR THE PERIOD FROM FEBRUARY 2, 2000
(INCEPTION) TO JUNE 30, 2008	F-25

NOTES TO FINANCIAL STATEMENTS	F-26-35

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
Vystar Corporation

We have audited the accompanying balance sheets of Vystar Corporation (a development stage company) (the “Company”) as of December 31, 2007 and 2006, and the related statements of operations, stockholders’ equity, and cash flows for the years then ended and for the period from February 2, 2000 (date of inception) to December 31, 2007. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Vystar Corporation as of December 31, 2007 and 2006, and the results of its operations and its cash flows for the years then ended and for the period from February 2, 2000 (date of inception) to December 31, 2007 in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 8 to the financial statements, the Company adopted Statement of Financial Accounting Standards No. 123(R), Share-Based Payment, effective January 1, 2006.

/s/ Tauber & Balser, P.C.
Atlanta, Georgia
September 15, 2008

VYSTAR CORPORATION
(A Development Stage Company)
BALANCE SHEETS

	December 31, 2007	December 31, 2006
ASSETS
CURRENT ASSETS
Cash	$573,177	$419,738
Note receivable due from related party	40,000	5,000
Prepaid expenses	23,078	10,622
Other	15,000	921
TOTAL CURRENT ASSETS	651,255	436,281

PROPERTY AND EQUIPMENT, NET	14,915	21,518

OTHER ASSETS
Note receivable due from related party, net of current
portion shown above and allowance for uncollectible amount
of $120,205 at December 31, 2007	80,204	240,409
Patents, net	42,147	31,729
Other	5,887	5,887

TOTAL ASSETS	$794,408	$735,824
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Accounts payable	$16,913	$2,217
Accounts payable - related party	36,453	36,453
Accrued expenses	150,654	222,507
TOTAL CURRENT LIABILITIES	204,020	261,177

LONG-TERM LIABILITIES	15,730	17,438

TOTAL LIABILITIES	219,750	278,615

STOCKHOLDERS' EQUITY
Preferred stock, $0.0001 par value, 10,000,000 shares authorized;
none issued and outstanding	-	-
Common stock, $0.0001 par value, 25,000,000 shares authorized;
15,148,320 and 13,760,295 shares issued and outstanding at
December 31, 2007 and 2006, respectively	1,515	1,377
Additional paid-in capital	4,699,545	3,342,600
Deficit accumulated during development stage	(4,126,402)	(2,886,768)
TOTAL STOCKHOLDERS' EQUITY	574,658	457,209

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$794,408	$735,824

The accompanying notes are an integral part of these financial statements.

VYSTAR CORPORATION
(A Development Stage Company)
STATEMENTS OF OPERATIONS

			Period From February 2,
	Year Ended	Year Ended	2000 (Inception) To
	December 31, 2007	December 31, 2006	December 31, 2007
NET SALES	$-	$-	$-

COST AND EXPENSE
Research and development	427,530	304,680	1,715,550
General and administrative	712,315	767,406	2,296,852
	1,139,845	1,072,086	4,012,402

LOSS FROM OPERATIONS	(1,139,845)	(1,072,086)	(4,012,402)

OTHER INCOME (EXPENSE)
Interest income	20,416	-	20,416
Provision for note receivable from related party	(120,205)	-	(120,205)
Loss on disposal of assets	-	(13,400)	(13,400)
Interest expense	-	(811)	(811)

NET LOSS	$(1,239,634)	$(1,086,297)	$(4,126,402)

Basic and Diluted Loss per Share	$(0.09)	$(0.08)

Basic and Diluted Weighted Average Number of Common
Shares Outstanding	14,495,395	13,185,270

The accompanying notes are an integral part of these financial statements.

VYSTAR CORPORATION
(A Development Stage Company)
STATEMENTS OF STOCKHOLDERS’ EQUITY

					Deficit
					Accumulated
			Additional		During
	Number of	Common	Paid in	Subscription	Development
	Shares	Stock	Capital	Receivable	Stage	Total
Beginning Balance, 2/2/00 (Inception)	-	$-	$-	$-	$-	$-
Common stock issued to founder of Vystar LLC	2,500,000	250	(250)	-	-	-
Net loss	-	-	25,311	-	(25,311)	-
Ending Balance, 12/31/00	2,500,000	250	25,061	-	(25,311)	-

Net loss	-	-	4,808	-	(4,808)	-
Ending Balance, 12/31/01	2,500,000	250	29,869	-	(30,119)	-

Net loss	-	-	4,275	-	(4,275)	-
Ending Balance, 12/31/02	2,500,000	250	34,144	-	(34,394)	-

Common stock cancelled at merger of Vystar LLC	(2,500,000)	(250)	250	-	-	-
Common stock issued to founders of Vystar Corporation	2,825,000	283	3,817	(4,100)	-	-
Net loss	-	-	-	-	-	-
Ending Balance, 12/31/03	2,825,000	283	38,211	(4,100)	(34,394)	-

Additional founders' shares of common stock issued	8,475,000	847	(847)	4,100	-	4,100
Common stock issued in private placement memorandum at $1.00/share during 2004, net of issuance costs of $74,833	692,000	69	617,098	(10,000)	-	607,167
Share-based compensation to employees vested during 2004	-	-	5,868	-	-	5,868
Net loss	-	-	-	-	(500,154)	(500,154)
Ending Balance, 12/31/04	11,992,000	1,199	660,330	(10,000)	(534,548)	116,981

Common stock issued in private placement memorandum at $1.00/share during Jan 2005, net of issuance costs of $3,900	78,000	8	74,092	10,000	-	84,100
Common stock issued in private placement memorandum at $1.50/share during 2005, net of issuance costs of $71,806 cash and $9,451 non-cash	795,674	80	1,112,173	-	-	1,112,253
Share-based compensation to employees vested during 2005	-	-	32,760	-	-	32,760
Share-based payments for services vested during 2005	-	-	50,232	-	-	50,232
Net loss	-	-	-	-	(1,265,923)	(1,265,923)
Ending Balance, 12/31/05	12,865,674	1,287	1,929,587	-	(1,800,471)	130,403

Common stock issued with warrants in private placement memorandum at $1.50/share during 2006, net of
issuance costs of $82,643 cash and $8,404 non-cash	823,131	82	1,143,569	-	-	1,143,651
Common stock issued for exercise of warrants	19,000	2	9,498	-	-	9,500
Common stock issued for services rendered during June, 2006, valued at $1.00/share	7,500	1	7,499	-	-	7,500
Common stock issued for services rendered during September, 2006, valued at $1.00/share	2,500	-	2,500	-	-	2,500
Common stock issued for services rendered during October, 2006, valued at $1.00/share	6,000	1	5,999	-	-	6,000
Common stock issued for services rendered during December, 2006, valued at $1.00/share	36,490	4	36,486	-	-	36,490
Shared-based compensation to employees vested during 2006	-	-	204,659	-	-	204,659
Share-based payments for services vested during 2006	-	-	2,803	-	-	2,803
Net loss	-	-	-	-	(1,086,297)	(1,086,297)
Ending Balance, 12/31/06	13,760,295	1,377	3,342,600	-	(2,886,768)	457,209

Common stock issued with warrants in private placement memorandum at $1.50/share during 2007, net of
issuance costs of $61,911 cash and $9,648 non-cash	597,501	60	824,632	-	-	824,692
Common stock issued for exercise of warrants	757,399	76	379,374	-	-	379,450
Common stock issued for services rendered during January, 2007, valued at $1.00/share	2,500	-	2,500	-	-	2,500
Common stock issued for services rendered during February, 2007, valued at $1.00/share	4,000	-	4,000	-	-	4,000
Common stock issued for services rendered during March, 2007, valued at $1.00/share	14,200	1	14,199	-	-	14,200
Common stock issued for services rendered during April, 2007, valued at $1.00/share	9,925	1	9,924	-	-	9,925
Common stock issued for services rendered during June, 2007, valued at $1.00/share	2,500	-	2,500	-	-	2,500
Shared-based compensation to employees vested during 2007	-	-	97,502	-	-	97,502
Share-based payments for services vested during 2007	-	-	22,314	-	-	22,314
Net loss	-	-	-	-	(1,239,634)	(1,239,634)
Ending Balance, 12/31/07	15,148,320	$1,515	$4,699,545	-$	$(4,126,402)	$574,658

The accompanying notes are an integral part of these financial statements.

VYSTAR CORPORATION
(A Development Stage Company)
STATEMENTS OF CASH FLOWS

			Period From February 2
	Year Ended	Year Ended	2000 (Inception)
	December 31, 2007	December 31, 2006	To December 31, 2007
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(1,239,634)	$(1,086,297)	$(4,126,402)
Adjustment to reconcile net loss to net cash
used in operating activities
Stock-based compensation expense	152,936	259,945	501,744
Provision on related party note receivable	120,205	-	120,205
Depreciation	6,603	5,952	16,143
Amortization	2,384	2,090	5,861
Loss on disposal of assets	-	13,400	13,400
(Increase) decrease in assets
Prepaid expenses	(12,456)	(6,807)	(23,078)
Other	(14,079)	2,286	(20,888)
Increase (decrease) in liabilities
Accounts payable	14,696	(97,795)	16,914
Accounts payable - related party	-	31,196	36,453
Accrued expenses	(71,851)	108,294	150,654
Other	(1,708)	6,463	50,124

Net cash used in operating activities	(1,042,904)	(761,273)	(3,258,870)

CASH FLOWS FROM INVESTING ACTIVITIES
Advances to related party - note receivable	-	(12,981)	(257,908)
Proceeds on related party note receivable	5,000	12,500	17,500
Cost of patents	(12,802)	-	(48,008)
Purchase of equipment	-	(2,028)	(44,458)

Net cash used in investing activities	(7,802)	(2,509)	(332,874)

CASH FLOWS FROM FINANCING ACTIVITIES
Issuance of common stock, net of issuance costs of
$71,559, $91,047 and $322,596 for the periods ended
December 31, 2007, December 31, 2006 and from
inception to December 31, 2007, respectively	1,204,145	1,153,156	4,164,921

Net cash provided by financing activities	1,204,145	1,153,156	4,164,921

NET INCREASE IN CASH	153,439	389,374	573,177

CASH -BEGINNING OF PERIOD	419,738	30,364	-

CASH -END OF PERIOD	$573,177	$419,738	$573,177

The accompanying notes are an integral part of these financial statements.

VYSTAR CORPORATION
(A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2007 AND 2006

NOTE 1- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

History and Nature of Business
Vystar Corporation (“Vystar” or the “Company”) is the creator and exclusive owner of the innovative technology to produce Vytex™ Natural Rubber Latex ("NRL"). This technology reduces antigenic protein in natural rubber latex products made with Vytex NRL to virtually undetectable levels. Vystar intends to introduce Vytex NRL, its new “low protein” natural rubber latex, throughout the worldwide marketplace that uses NRL or latex substitutes as a component of manufactured products. Natural rubber latex is used in an extensive range of products including balloons, textiles, footwear and clothing (threads), adhesives, foams, furniture, carpet, paints, coatings, protective equipment, sporting equipment, and, especially health care products such as condoms, surgical and exam gloves. The Company plans to produce Vytex™ through toll manufacturing agreements and/or licensing arrangements and intends to introduce Vytex NRL into the supply channels with aggressive, targeted marketing campaigns directed to the end users.

Vystar LLC, the predecessor to the Company, was formed February 2, 2000, as a Georgia limited liability company by Travis W. Honeycutt. The Company’s operations under the LLC entity were focused substantially on the research, development and testing of the Vytex NRL process, as well as attaining intellectual property rights. In 2003, the Company reorganized as Vystar Corporation, a Georgia Corporation, at which time all assets and liabilities of the limited liability company became assets and liabilities of Vystar Corporation, including all intellectual property rights, patents and trademarks.

Development Stage
Since inception as Vystar LLC on February 2, 2000, the Company’s activities have been devoted primarily to the development of the NRL and the raising of capital. Vystar Corporation is considered a development stage company as defined in Statement of Financial Accounting Standards No. 7.

Estimates
The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying disclosures. Although these estimates are based on management’s best knowledge of current events and actions the Company may undertake in the future, actual results could differ from these estimates.

Concentration of Credit Risk
Certain financial instruments potentially subject the Company to concentrations of credit risk. These financial instruments consist primarily of cash and, as discussed in Note 9, an unsecured related party note receivable. Cash deposits generally are in excess of the FDIC insurance limits.

Property and Equipment
Property and equipment is stated at cost. Depreciation is provided by the use of the straight-line and accelerated methods for financial and tax reporting purposes over the estimated useful lives of the assets, generally 5 years.

VYSTAR CORPORATION
(A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2007 AND 2006

NOTE 1- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Patents
Patents are carried at cost and are being amortized on a straight-line basis over their estimated useful lives, or 20 years.

Fair Value of Financial Instruments
The Company’s financial instruments consist of cash, note receivable due from related party, accounts payable and accrued expenses. The carrying values of cash, accounts payable and accrued expenses approximate fair value because of their short maturities. The Company is not able to estimate the fair value of its related party receivable because of the financial circumstances of the related party and its related party aspects.

Income Taxes
The Company follows Statement of Financial Accounting Standards (“SFAS”) No. 109, “Accounting for Income Taxes,” which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed annually for temporary differences between the financial statement and tax bases of assets and liabilities and for net operating loss carryforwards that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Income tax expense is the tax payable or refundable for the period plus or minus the change during the period in deferred tax assets and liabilities.

Loss Per Share
The Company follows SFAS No. 128, “Earnings Per Share,” resulting in the presentation of basic and diluted earnings per share. Because the Company reported a net loss in 2007 and 2006, common stock equivalents, including stock options and warrants, were anti-dilutive; therefore, the amounts reported for basic and dilutive loss per share were the same. Excluded from the computation of diluted loss per share were options to purchase 1,162,667 shares and 841,333 shares of common stock for 2007 and 2006, respectively, as their effect would be anti-dilutive. Warrants to purchase 627,725 shares and 792,664 shares of common stock for 2007 and 2006, respectively, were also excluded from the computation of diluted loss per share as their effect would be anti-dilutive.

Research and Development Costs
Research and development costs are expensed when incurred. Research and development costs include all costs incurred related to the research, development, and testing of the Company’s process to produce Vytex NRL.

VYSTAR CORPORATION
(A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2007 AND 2006

NOTE 1- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Recently Issued Pronouncements
In June 2006, the Financial Accounting Standards Board (“FASB”) issued Interpretation No. 48 (“FIN 48”), Accounting for Uncertainty in Income Taxes. FIN 48 prescribes detailed guidance for the financial statement recognition, measurement and disclosure of uncertain tax positions recognized in an enterprise’s financial statements in accordance with FASB Statement No. 109, Accounting for Income Taxes. Tax positions must meet a more-likely-than-not recognition threshold at the effective date to be recognized upon the adoption of FIN 48 and in subsequent periods. FIN 48 will be effective for the Company at the beginning of the annual period ending December 31, 2008. The provisions of FIN 48 will be applied to all tax positions under Statement No. 109 upon initial adoption. The cumulative effect of applying the provisions of this interpretation will be reported as an adjustment to the opening balance of retained earnings for that fiscal year. We are presently evaluating whether the adoption of this interpretation will have a material impact on our financial statements.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements. SFAS No. 157 establishes a framework for measuring fair value and expands disclosures about fair value measurements. The changes to current practice resulting from the application of SFAS No. 157 relate to the definition of fair value, the methods used to measure fair value and the expanded disclosures about fair value measurement. SFAS No. 157 is effective for fiscal years beginning after November 15, 2007 and interim periods within those fiscal years. The Company does not believe that the adoption of the provisions of SFAS No. 157 will materially impact the amounts reported in the financial statements. However, additional disclosures will be required about the inputs used to develop the measurements of fair value and the effect of certain measurements reported in the Statement of Operations.

On February 15, 2007, the Financial Accounting Standards Board issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities—Including an Amendment of FASB Statement No. 115. SFAS No. 159 permits many financial instruments and certain other items to be measured at fair value at our option. Most of the provisions in SFAS No. 159 are elective; however, the amendment to SFAS No. 115, “Accounting for Certain Investments in Debt and Equity Securities,” applies to all entities with available-for-sale and trading securities. The fair value option established by SFAS No. 159 permits the choice to measure eligible items at fair value at specified election dates. Unrealized gains and losses on items for which the fair value option has been elected will be reported in earnings at each subsequent reporting date. The fair value option: (a) may be applied instrument by instrument, with a few exceptions, such as investments otherwise accounted for by the equity method; (b) is irrevocable (unless a new election date occurs); and (c) is applied only to entire instruments and not to portions of instruments. SFAS No. 159 is effective for financial statements issued for the first fiscal year beginning after November 15, 2007. Early adoption is permitted provided that the choice is made in the first 120 days of that fiscal year and SFAS No. 157, “Fair Value Measurements” is also adopted. We are currently evaluating the impact, if any, that this new standard will have on our results of operations, financial position or cash flows.

On December 4, 2007, the FASB issued SFAS No. 141R, Business Combinations. SFAS No. 141R requires the acquiring entity in a business combination to recognize all the assets acquired and liabilities assumed, establishes the acquisition date fair value as the measurement objective for all assets acquired and liabilities assumed, and requires the acquirer to expand disclosures about the nature and financial effect of the business combination. SFAS No. 141R is effective for business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. Since the standard is generally applicable only for acquisitions completed in the future, we are unable to determine the effect this standard would have on the accounting for such acquisitions.

VYSTAR CORPORATION
(A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2007 AND 2006

NOTE 2 – OPERATIONS

The Company's financial statements are prepared using the accrual method of accounting in accordance with accounting principles generally accepted in the United States of America and have been prepared on a going concern basis, which contemplates the realization of assets and the settlement of liabilities in the normal course of business. The Company has incurred significant losses and experienced negative cash flow since its inception. Further, at December 31, 2007, the deficit accumulated during the development stage amounted to approximately $4,126,000.

The Company is still in the development stage at December 31, 2007. During 2007, the Company received approximately $1,204,000, net of issuance costs, through the issuance of 597,501 shares of common stock and exercise of warrants. The Company plans to continue raising funds during 2008 through the sale of its common stock in private placements, generating sufficient liquidity to maintain operations until sustained revenue generation occurs. As of September 15, 2008, the Company has raised $1,425,000 and issued 712,500 shares of common stock through a private placement (Note 10). The Company’s product development is proceeding on schedule and management expects to initiate revenue generation no later than the first quarter of 2009. Successful completion of the Company’s development program and, ultimately, the attainment of profitable operations are dependent upon future events, including obtaining adequate equity investment to fulfill its development activities. The Company is in the process of adding qualified directors and employees to help meet their goals. Management believes the current business plan is attractive enough to investors to raise the necessary capital and this source of funds, in addition to current liquid assets, will allow the Company to continue as a going concern through 2008.

VYSTAR CORPORATION
(A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2007 AND 2006

NOTE 3 – PROPERTY AND EQUIPMENT

Property and equipment consists of the following at December 31, 2007 and 2006:

	2007	2006

Furniture and fixtures	$15,347	$15,347
Equipment	15,111	15,111
	30,458	30,458
Less accumulated depreciation	15,543	8,939

	$14,915	$21,518

Depreciation expense for the years ended December 31, 2007 and 2006 was $6,603 and $5,952, respectively.

NOTE 4 – PATENTS

Patents represent legal and other fees associated with the registration of patents. The Company has two patents and had a third pending approval by the United States Patent and Trade Office. They are recorded net of accumulated amortization of $5,861 and $3,477 at December 31, 2007 and 2006, respectively. Amortization expense for the years ended December 31, 2007 and 2006 was $2,384 and $2,090, respectively.

NOTE 5 – COMMITMENTS

The Company is obligated under operating leases for its corporate office and office equipment expiring through December 31, 2010.

Aggregate minimum future lease payments are as follows:

Years Ending
December 31	Amount

2008	$59,362
2009	61,068
2010	67,953

Total	$188,383

Rent expense approximating $56,000 is included in general and administrative expenses for both of the years ended December 31, 2007 and 2006.

VYSTAR CORPORATION
(A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2007 AND 2006

NOTE 6 – INCOME TAXES

Differences between the income tax benefit for 2007 and 2006 and the amount determined by applying the statutory federal income tax rate (34%) to the loss before income taxes were as follows:

	2007	2006
Statutory rate	(34.0)%	(34.0)%
State income taxes, net of federal deduction	(6.0)	(6.0)
Valuation allowance	40.0	40.0
	-%	-%

Significant components of the Company’s deferred tax assets are as follows:

	2007	2006

Deferred tax assets:
Net operating loss carryforwards	$1,368,000	$965,000
Stock-based compensation	157,000	113,000
Other	109,000	61,000
Net deferred tax asset before valuation allowance	1,634,000	1,139,000

Valuation allowance	(1,634,000)	(1,139,000)
Net deferred tax asset	$-	$-

Deferred income taxes result from the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes and for net operating loss carryforwards. A valuation allowance is provided against deferred tax assets for which it is more likely than not that the asset will not be realized. The ultimate realization of deferred tax assets is dependant upon the generation of future taxable income during the periods in which the net operating losses and temporary differences become deductible. The change in the total valuation allowance for the years ended December 31, 2007 and 2006 was an increase of $495,000 and $434,000, respectively.

As of December 31, 2007, the Company had net operating loss carryforwards of approximately $3,420,000, expiring through the year ending December 31, 2027. This amount can be used to offset future taxable income of the Company.

VYSTAR CORPORATION
(A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2007 AND 2006

NOTE 7 – STOCKHOLDERS’ EQUITY

Common Stock and Warrants
The Company’s predecessor company, Vystar LLC, issued 2,500,000 shares of its common stock at inception in February 2000 to its founder. These shares were cancelled and re-issued by Vystar Corporation at merger in December 2003. Also during 2003, Vystar Corporation issued 325,000 shares to its remaining founders for $4,100. During 2004, the Company issued an additional 8,475,000 shares to its founders in order to adjust the number of issued and outstanding shares at that time.

During the period from November 2004 through January 13, 2005, the Company issued 770,000 shares of its common stock in a private placement for proceeds of $691,267, net of issuance costs of $78,733.

The private placement memorandum was amended on December 28, 2004. Under the terms of the amendment and subsequent revisions on April 10, 2006 and September 25, 2006, the Company issued 795,674 shares in 2005 for proceeds of $1,112,253, net of issuance costs of $71,806 cash and $9,451 non-cash; 813,131 shares in 2006 for proceeds of $1,143,651, net of issuance costs of $82,643 cash and $8,404 non-cash; 597,501 shares in 2007 for proceeds of $824,692, net of issuance costs of $61,911 cash and $9,648 non-cash and 5,000 shares in 2008 for proceeds of $7,500 prior to its closing in April 2008. All of the shares issued were common stock. Terms of the memorandum included issuing warrants to purchase an aggregate of 1,308,965 shares of common stock at $.50 per share. During 2007 and 2006 755,899 shares and 19,000 shares, respectively, were purchased through the exercise of the warrants. The remaining warrants outstanding at December 31, 2007 of 449,167 expire during 2008.

During 2005 the Company issued stock purchase warrants to purchase 17,300 shares of common stock at an exercise price of $.50 in exchange for services rendered with the private placement, valued at $9,451. The warrants are exercisable until January 2010 and vested immediately.

During 2006 the Company issued stock purchase warrants to purchase 36,233 shares of common stock at exercise prices ranging from $1.00 to $1.50 per share in exchange for services rendered, valued at $11,499. The warrants are exercisable for periods ranging from 2011 to 2016 and vested immediately.

During 2006 the Company issued 52,490 shares of common stock for services rendered valued at $52,490.

During 2007 the Company issued stock purchase warrants to purchase 126,525 shares of common stock at exercise prices ranging from $.50 to $1.50 in exchange for services rendered, valued at $34,320. The warrants are exercisable for periods ranging from 2009 through 2017 and vested immediately.

During 2007 the Company issued 33,125 shares of common stock for professional services valued at $33,125.

VYSTAR CORPORATION
(A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2007 AND 2006

NOTE 8 – STOCK-BASED COMPENSATION

In December 2004 the Financial Accounting Standards Board (“FASB”) issued SFAS 123 (revised 2004), Share-Based Payment (“SFAS 123(R)”). SFAS 123(R) supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees, and amends SFAS No. 95, Statement of Cash Flows. Generally, the approach in SFAS 123(R) is similar to the approach described in SFAS 123. However, SFAS 123(R) requires share-based payments to employees, including grants of employee stock options, to be recognized in the income statement based on their fair values at the date of grant. Pro forma disclosure is no longer an alternative.

On January 1, 2006, the Company adopted SFAS 123(R) using the modified prospective method as permitted under SFAS 123(R). Under this transition method, compensation cost recognized during 2006 includes compensation cost for all share-based payments granted prior to but not yet vested as of December 31, 2005, based on the grant-date fair value estimated in accordance with the provisions of SFAS 123. In accordance with the modified prospective method of adoption, the Company’s results of operations and financial position for prior periods have not been restated.

The Company uses the Black-Scholes option pricing model to estimate the grant-date fair value of an award granted during 2006 and 2007. The following assumptions were used:

•	Expected Dividend Yield – because the Company does not currently pay dividends, the expected dividend yield is zero;
•
Expected Volatility in Stock Price – because the Company is not publicly traded, the expected volatility of similar public entities (including companies engaged in the manufacture and/or distribution of medical, surgical, and healthcare supplies) was considered with expected volatility ranging from 22.07% - 39.25%;

•	Risk-free Interest Rate – reflects the average rate on a United States Treasury bond with maturity equal to the expected term of the option, ranging from 3.45 - 4.92%; and
•
Expected Life of Awards – because the Company is still in the development stage and has had minimal experience with the exercise of options or warrants for use in determining the expected life for each award, the simplified method was used to calculate an expected life based on the midpoint between the vesting date and the end of the contractual term of the stock award.

The Company recorded approximately $111,000 and $202,000 of stock-based compensation expense for the years ended December 31 2007 and 2006, respectively, related to employee stock options and stock warrants issued to board members. Of this, approximately $85,000 and $196,000 for the years ended December 31, 2007 and 2006, respectively, was attributable to the fair value of shares vested during those periods. As of December 31, 2007, approximately $10,061 of unrecognized compensation expense related to non-vested share-based awards remains to be recognized over a weighted average period of 1 year.

VYSTAR CORPORATION
(A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2007 AND 2006

NOTE 8 – STOCK-BASED COMPENSATION (CONTINUED)

Stock Options
During 2004, the Board of Directors of the Company adopted a stock option plan (the “Plan”) and authorized up to 4,000,000 shares to be issued under the Plan. At December 31, 2007, there were 2,000,000 shares of common stock reserved for issuance under the Plan. On February 2, 2008, the Board of Directors increased the number of shares reserved for issuance under the Plan to the 4,000,000 shares. The Plan is intended to permit stock options granted to employees to qualify as incentive stock options under Section 422 of the Internal Revenue Code of 1986, as amended (“Incentive Stock Options”). All options granted under the Plan that are not intended to qualify as Incentive Stock Options are deemed to be non-qualified options. During 2007 options for 100,000 shares were issued under the Plan.

The weighted-average assumptions used in the option pricing model for stock option grants were as follows:

	2007	2006
Expected Dividend Yield	-	-
Expected Volatility in Stock Price	23.32%	24.44%
Risk-Free Interest Rate	4.68%	4.59%
Expected Life of Stock Awards - Years	5	5
Weighted Average Fair Value at Grant Date	$0.30	$0.31

The following tables summarize all stock option activity of the Company for the years ended December 31, 2007 and 2006:

	Number of	Weighted Average
	Shares	Exercise Price

Outstanding, December 31, 2005	600,000	$1.30

Granted	500,000	$1.00

Outstanding, December 31, 2006	1,100,000	$1.08

Granted	100,000	$1.00

Outstanding, December 31, 2007	1,200,000	$1.08

Exercisable, December 31, 2007	1,128,000	$1.05

VYSTAR CORPORATION
(A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2007 AND 2006

NOTE 8 – STOCK-BASED COMPENSATION (CONTINUED)

Stock Options (continued)

	Number of	Weighted Average Remaining	Range of
	Shares	Contractual Life (Years)	Exercise Prices

Outstanding, December 31, 2005	600,000	9.10	$1.00 - $1.50

Granted	500,000	9.75	$1.00

Outstanding, December 31, 2006	1,100,000	8.85	$1.00 - $1.50

Granted	100,000	9.00	$1.00

Outstanding, December 31, 2007	1,200,000	7.94	$1.00 - $1.50

Exercisable, December 31, 2007	1,128,000	7.97	$1.00 - $1.50

Warrants
Warrants are issued to third parties as payment for services and in conjunction with the issuance of common stock. The fair value of each common stock warrant issued for services is estimated on the date of grant using the Black-Scholes option pricing model. The following weighted average assumptions were used for warrants granted in 2007 and 2006:

	2007	2006
Expected Dividend Yield	-	-
Expected Volatility in Stock Price	23.59%	26.17%
Risk-Free Interest Rate	4.35%	4.34%
Expected Life of Awards	5	5

The following table represents the Company’s warrant activity for the years ended December 31, 2007 and 2006:

		Weighted Average
	Number of	Issuance or	Weighted Average	Weighted Average Remaining
	Warrants	Grant Date Fair Value	Exercise Price	Contractual Life (Years)

Outstanding, December 31, 2005	17,300		$0.50	4.08

Issued in private placement	758,131	$0.50	$0.50
Granted	36,233	$0.53	$0.99
Exercised	(19,000)		$0.50
Expired	-

Outstanding, December 31, 2006	792,664		$0.52	7.53

Issued in private placement	550,834	$0.50	$0.50
Granted	126,525	$0.36	$1.01
Exercised	(757,399)		$0.50
Expired	(84,899)		$0.50

Outstanding, December 31, 2007	627,725		$1.01	7.38

Exercisable, December 31, 2007	627,725		$1.01	7.38

VYSTAR CORPORATION
(A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2007 AND 2006

NOTE 8 – STOCK-BASED COMPENSATION (CONTINUED)

Warrants (continued)

All warrants issued were fully vested within the calendar year in which they were granted. Prior to January 1, 2006, the Company issued warrants to purchase shares of the Company’s common stock to an unrelated consultant for services rendered. The warrants were issued at an exercise price of $.50 per share, exercisable over a 5 year period and vested immediately. The fair value of the warrants was calculated as of the date of the grant utilizing the Black-Scholes option pricing model with the following assumptions: expected dividend yield of 0, 29.93% stock volatility, 3.36% risk-free interest rate, and a 2.5 year expected life of the award. The fair value of $9,451 was recorded as a cost of raising capital when vesting occurred.

The Company issued warrants for services during 2007 at exercise prices ranging from $.50 to $1.50 per share, exercisable over periods ranging from two to ten years. All of the warrants vested immediately. The fair value of the warrants was calculated as of the date of the grant utilizing the Black-Scholes option pricing model and assumptions detailed above. The total amount of the fair value ($25,875 expense and $8,448 cost of raising capital) was recorded when vesting occurred.

During 2006 the Company issued warrants for services rendered at exercise prices ranging from $1.00 to $1.50 per share, exercisable over periods ranging from five to ten years. All of the warrants vested immediately. The fair value of the warrants was calculated as of the date of the grant utilizing the Black-Scholes option pricing model and assumptions as detailed above. The total amount of the fair value ($6,095 expense and $5,403 cost of raising capital) was recorded when vesting occurred.

NOTE 9 – RELATED PARTY TRANSACTIONS

During 2005 and 2004 rent expense in the amount of $40,000 and $12,000, respectively, was paid to the Company’s former CEO, Travis Honeycutt.

During the three years ended December 31, 2006, the Company made payments to Reactive Energy, LLC, a company wholly owned by the Company’s former CEO, for management fees and contract services, including office reimbursements. Rent for 2005 was also paid to Reactive Energy, LLC. The expenses incurred during this period were:

	2006	2005	2004

Management fees and contract services	$-	$455,811	$125,633
Research & development expenses	-	-	250,000
Technical services	60,000	179,500	34,373
Office expenses	-	43,500	3,000
Rent	-	8,000	-
	$60,000	$686,811	$413,006

VYSTAR CORPORATION
(A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2007 AND 2006

NOTE 9 – RELATED PARTY TRANSACTIONS (CONTINUED)

At December 31, 2007 and 2006, there was a balance due Reactive Energy, LLC of $36,453.

During 2006 and 2005, the Company advanced cash and made payments on behalf of Climax Global Energy, Inc. (“Climax”), a company controlled by the Company’s former CEO, in the amounts of $12,795 and $242,654, respectively. At December 31, 2007 and 2006, the balance due from Climax was $240,409 and $245,409, respectively. Climax is in a pre-revenue, research and development mode and is in the process of raising capital through a private placement memorandum. The Company expects to be reimbursed in full for the balance, which is unsecured, but due to the uncertainty involved, management has elected to reserve at December 31, 2007 approximately $120,000 of the balance due from Climax. As such, the Company has recorded a corresponding charge in 2007 of approximately $120,000 in its statement of operations. In August 2008, the Company entered into a note agreement with Climax which specified the repayment terms of the note (Note 10).

At December 31, 2007 and 2006, the Company has accrued back-pay to the Company’s former CEO in the amount of $54,946. In July 2008, the former CEO entered into an agreement with the Company foregoing any claims to this back-pay if the Climax receivable is not satisfied in full by December 31, 2008.

At December 31, 2007 and 2006, the Company also has accrued severance of $81,250 payable to the Company’s former CFO, Glen Smotherman. Mr. Smotherman has agreed to payment of this liability beginning at the earlier of payment in full of the Climax receivable or the Company’s achievement of specific sales goals. When payment begins, the liability will be satisfied in 24 equal monthly payments.

NOTE 10 – SUBSEQUENT EVENTS

On January 31, 2008, the Company entered into a management agreement with Universal Capital Management, Inc. ("UCM"), whereby UCM will provide management services, including assistance with strategic planning, investment banking consultation and investor introduction services, and investor relations services. Pursuant to the terms of this agreement, the Company issued UCM warrants, valued at approximately $1,491,000, to purchase 1,000,000 shares of its common stock at an exercise price of $0.01. These warrants are exercisable in whole or in part at or before January 31, 2013 and vested immediately.

During February 2008, the Company’s former CEO surrendered 4,900,000 shares of the Company’s common stock issued to him during 2004. These shares were cancelled and returned to the Company for future re-issue, eliminating the need to increase the Company’s number of authorized shares.

The Company granted share-based compensation in the form of 2,000,000 stock options and 200,000 stock options during February 2008 and April 2008, respectively, to three key employees. The shares issued during February are exercisable at $1.00 per share, expire February 2018, are valued at approximately $1,340,000 and vest immediately. The options issued during April are also exercisable at $1.00 per share, expire April 2018, are valued at approximately $147,000 and vest over a period of four years from the grant date.

VYSTAR CORPORATION
(A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2007 AND 2006

NOTE 10 – SUBSEQUENT EVENTS (CONTINUED)

On March 21, 2008, Travis Honeycutt, founding CEO, retired from the Company.

On April 30, 2008, the Company entered into an additional management agreement with UCM pursuant to which UCM agreed to provide management services, including day-to-day managerial. Pursuant to the terms of this agreement, UCM was issued warrants, valued at approximately $55,000, to purchase 500,000 shares of the Company's common stock at an exercise price of $2.00 per share. The warrants are exercisable in whole or in part at or before April 30, 2013 and vested immediately. In the event that the Company elects to extend the management agreement for an additional one year term beyond the first year of the agreement, the Company has agreed to issue additional warrants to purchase 500,000 shares of its common stock at an exercise price of $0.01 per share.

In April 2008, the Company added a director to its Board of Directors. At June 30, 2008 the Company’s two Board members received warrants, valued at approximately $16,000, to purchase 20,000 shares, each, of the Company’s common stock with an exercise price of $1.00. The warrants are exercisable in whole or in part at or before June 30, 2018 and vested immediately.

On April 11, 2008, the Company signed an agreement with Revertex (Malaysia) for the production of Vytex NRL. Revertex will be a non-exclusive, toll manufacturer for Vystar and is in full production mode to manufacture Vytex NRL commercially. Vystar ran its first production February 2, 2008 for use as samples in manufacturers’ trials.

On May 5, 2008, the Company initiated an equity raise through a private placement projected at $3,000,000 at completion, through an issuance of 1,500,000 shares of common stock and warrants to purchase an additional 750,000 shares of common stock at $1.00 per share. As of September 15, 2008 the Company has received $1,425,000 and issued 712,500 shares of common stock and warrants to purchase an additional 356,250 shares of common stock.

On August 15, 2008, the Company entered into an agreement with Climax which specified the payment terms of the note receivable discussed in Note 9. The significant terms were established as follows: (A) the note is non-interest bearing, (B) a $25,000 payment will be made on or before September 30, 2008, and (C) equal monthly payments of $5,000 will commence in October 2008. In the event that Climax attains certain financial thresholds as specified in the agreement, receives new third party equity funding exceeding $20 million on a cumulative basis or Climax is sold or completes an initial public offering, the remaining amount due shall become payable thirty days following the end of the calendar year in which the event occurred. In any event, the note shall be due and payable in full no later than January 31, 2010.

On August 15, 2008, the Company entered into an agreement with UCM whereby UCM agreed to assist the Company in registering its shares publicly, as well as provide management assistance with certain responsibilities unique to a publicly held entity. In consideration for these services, the Company has agreed to issue 600,000 shares of its common stock, contingent upon the Company’s registration statement becoming effective, on or about the effective date of the registration statement. These shares have been initially valued at $978,000, which will be recognized ratably as an expense over a service period estimated to continue through February 2009.

VYSTAR CORPORATION
(A Development Stage Company)
BALANCE SHEETS
	June 30, 2008	December 31, 2007
	(unaudited)
ASSETS

CURRENT ASSETS
Cash	$798,983	$573,177
Short-term investment	500,000	-
Note receivable due from related party	72,460	40,000
Prepaid expenses	101,157	23,078
Other	15,000	15,000
TOTAL CURRENT ASSETS	1,487,600	651,255

PROPERTY AND EQUIPMENT, NET	19,650	14,915

OTHER ASSETS
Note receivable due from related party, net of current
portion shown above and allowance for uncollectible amount
of $120,205 at June 30, 2008 and December 31, 2007	47,744	80,204
Patents, net	56,467	42,147
Other	5,887	5,887

TOTAL ASSETS	$1,617,348	$794,408

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts payable	$86,629	$16,913
Accounts payable - related party	36,453	36,453
Accrued expenses	192,229	150,654
TOTAL CURRENT LIABILITIES	315,311	204,020

LONG-TERM LIABILITIES	14,466	15,730

TOTAL LIABILITIES	329,777	219,750

STOCKHOLDERS' EQUITY
Preferred stock, $0.0001 par value, 10,000,000 shares authorized;
none issued and outstanding	-	-
Common stock, $0.0001 par value, 25,000,000 shares authorized;
11,291,274 and 15,148,320 shares issued and outstanding at
June 30, 2008 and December 31, 2007, respectively	1,129	1,515
Additional paid-in capital	8,972,557	4,699,545
Stock subscription receivable	(20,500)	-
Deferred compensation	(45,958)	-
Deficit accumulated during development stage	(7,619,657)	(4,126,402)
TOTAL STOCKHOLDERS' EQUITY	1,287,571	574,658

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$1,617,348	$794,408

The accompanying notes are an integral part of these financial statements.

VYSTAR CORPORATION
(A Development Stage Company)
STATEMENTS OF OPERATIONS
(Unaudited)

					Period from February
	Three Months Ended		Six Months Ended		2, 2000 (Inception) to
	June 30, 2008	June 30, 2007	June 30, 2008	June 30, 2007	June 30, 2008

NET SALES	$-	$-	$-	$-	$-

COST AND EXPENSE
Research and development	63,561	108,512	290,615	237,665	2,006,165
General and administrative	847,959	217,044	3,208,884	379,342	5,505,736
	911,520	325,556	3,499,499	617,007	7,511,901

LOSS FROM OPERATIONS	(911,520)	(325,556)	(3,499,499)	(617,007)	(7,511,901)

OTHER INCOME (EXPENSE)
Interest income	2,839	6,600	6,297	7,161	26,713
Reserve, note receivable from related party	-	-	-	-	(120,205)
Realized (loss) on disposal of assets	-	-	-	-	(13,400)
Interest expense	-	-	-	-	(811)
Other expense	(53)	-	(53)	-	(53)

NET LOSS	$(908,734)	$(318,956)	$(3,493,255)	$(609,846)	$(7,619,657)

Basic and Diluted Loss per Share	$(0.08)	$(0.02)	$(0.31)	$(0.04)

Basic and Diluted Weighted Average Number of Common Shares Outstanding	10,854,300	14,369,300	11,422,106	14,114,072

The accompanying notes are an integral part of these financial statements.

VYSTAR CORPORATION
(A Development Stage Company)
STATEMENTS OF STOCKHOLDERS’ EQUITY

	Number of Shares	Common Stock	Additional Paid in Capital	Subscription Receivable	Deferred Charges	Deficit Accumulated During Development Stage	Total
Beginning Balance, 2/2/00 (Inception)	-	$-	$-	$-	$-	$-	$-
Common stock issued to founder of Vystar LLC	2,500,000	250	(250)	-	-	-	-
Net loss	-	-	25,311	-	-	(25,311)	-
Ending Balance, 12/31/00	2,500,000	250	25,061	-	-	(25,311)	-

Net loss	-	-	4,808	-	-	(4,808)	-
Ending Balance, 12/31/01	2,500,000	250	29,869	-	-	(30,119)	-

Net loss	-	-	4,275	-	-	(4,275)	-
Ending Balance, 12/31/02	2,500,000	250	34,144	-	-	(34,394)	-

Common stock cancelled at merger of Vystar LLC	(2,500,000)	(250)	250	-	-	-	-
Common stock issued to founders of Vystar Corporation	2,825,000	283	3,817	(4,100)	-	-	-
Net loss	-	-	-	-	-	-	-
Ending Balance, 12/31/03	2,825,000	283	38,211	(4,100)	-	(34,394)	-

Additional founders' shares of common stock issued	8,475,000	847	(847)	4,100	-	-	4,100
Common stock issued in private placement memorandum at $1.00/share during 2004, net of issuance costs of $74,833	692,000	69	617,098	(10,000)	-	-	607,167
Share-based compensation to employees vested during 2004	-	-	5,868	-	-	-	5,868
Net loss	-	-	-	-	-	(500,154)	(500,154)
Ending Balance, 12/31/04	11,992,000	1,199	660,330	(10,000)	-	(534,548)	116,981

Common stock issued in private placement memorandum at $1.00/share during Jan 2005, net of issuance costs of $3,900	78,000	8	74,092	10,000	-	-	84,100
Common stock issued in private placement memorandum at $1.50/share during 2005, net of issuance costs of $71,806 cash and $9,451 non-cash	795,674	80	1,112,173	-	-	-	1,112,253
Share-based compensation to employees vested during 2005	-	-	32,760	-	-	-	32,760
Share-based payments for services vested during 2005	-	-	50,232	-	-	-	50,232
Net loss	-	-	-	-	-	(1,265,923)	(1,265,923)
Ending Balance, 12/31/05	12,865,674	1,287	1,929,587	-	-	(1,800,471)	130,403

Common stock issued with warrants in private placement memorandum at $1.50/share during 2006, net of issuance costs of $82,643 cash and $8,404 non-cash	823,131	82	1,143,569	-	-	-	1,143,651
Common stock issued for exercise of warrants	19,000	2	9,498	-	-	-	9,500
Common stock issued for services rendered during June, 2006, valued at $1.00/share	7,500	1	7,499	-	-	-	7,500
Common stock issued for services rendered during September, 2006, valued at $1.00/share	2,500	-	2,500	-	-	-	2,500
Common stock issued for services rendered during October, 2006, valued at $1.00/share	6,000	1	5,999	-	-	-	6,000
Common stock issued for services rendered during December, 2006, valued at $1.00/share	36,490	4	36,486	-	-	-	36,490
Shared-based compensation to employees vested during 2006	-	-	204,659	-	-	-	204,659
Share-based payments for services vested during 2006	-	-	2,803	-	-	-	2,803
Net loss	-	-	-	-	-	(1,086,297)	(1,086,297)
Ending Balance, 12/31/06	13,760,295	$1,377	$3,342,600	$-	$-	$(2,886,768)	$457,209

The accompanying notes are an integral part of these financial statements.

VYSTAR CORPORATION
(A Development Stage Company)
STATEMENTS OF STOCKHOLDERS’ EQUITY

	Number of Shares	Common Stock	Additional Paid in Capital	Subscription Receivable	Deferred Compensation	Deficit Accumulated during Development Stage	Total

Ending Balance, 12/31/06	13,760,295	$1,377	$3,342,600	$-	$-	$(2,886,768)	$457,209
Common stock issued with warrants in private placement memorandum at $1.50/share during 2007, net of issuance costs of $61,911 cash and $9,648 non-cash	597,501	60	824,632	-	-	-	824,692
Common stock issued for exercise of warrants	757,399	76	379,374	-	-	-	379,450
Common stock issued for services rendered during January, 2007, valued at $1.00/share	2,500	-	2,500	-	-	-	2,500
Common stock issued for services rendered during February, 2007, valued at $1.00/share	4,000	-	4,000	-	-	-	4,000
Common stock issued for services rendered during March, 2007, valued at $1.00/share	14,200	1	14,199	-	-	-	14,200
Common stock issued for services rendered during April, 2007, valued at $1.00/share	9,925	1	9,924	-	-	-	9,925
Common stock issued for services rendered during June, 2007, valued at $1.00/share	2,500	-	2,500	-	-	-	2,500
Shared-based compensation to employees vested during 2007	-	-	97,502	-	-	-	97,502
Share-based payments for services vested during 2007	-	-	22,314	-	-	-	22,314
Net loss	-	-	-	-	-	(1,239,634)	(1,239,634)
Ending Balance, December 31, 2007	15,148,320	1,515	4,699,545	-	-	(4,126,402)	574,658

Common stock issued in private placement memorandum at $1.50/share during 2008, net of issuance costs of $375 cash	5,000	-	7,125	-	-	-	7,125
Contribution of founder's stock	(4,900,000)	(490)	490	-	-	-	-
Common stock issued for services during 2008, net of issuance costs of $4,080 non-cash	68,787	7	64,700	-	-	-	64,707
Common stock issued in private placement memorandum at $2.00/share during 2008, net of issuance costs of $107,173	545,000	55	982,772	(20,000)	-	-	962,827
Common stock issued for exercise of warrants during 2008, net of issuance costs of $7,317 cash	424,167	42	205,224	(500)	-	-	204,766
Shared-based compensation to employees vested during 2008	-	-	1,467,006	-	-	-	1,467,006
Share-based payments for services vested during 2008, net of issuance costs of $21,916 non-cash	-	-	1,545,695	-	(1,545,695)	-	-
Amortization of deferred compensation during 2008	-	-	-	-	1,499,737	-	1,499,737
Net loss	-	-	-	-	-	(3,493,255)	(3,493,255)
Ending Balance, June 30, 2008 (unaudited)	11,291,274	$1,129$	$8,972,557	$(20,500)	$(45,958)	$(7,619,657)	$1,287,571

The accompanying notes are an integral part of these financial statements.

VYSTAR CORPORATION
(A Development Stage Company)
STATEMENTS OF CASH FLOWS
(Unaudited)
			Period From February 2,
	Six Months Ended		2000 (Inception)
	June 30, 2008	June 30, 2007	To June 30, 2008
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(3,493,255)	$(609,846)	$(7,619,657)
Adjustment to reconcile net loss to net cash
used in operating activities
Stock-based compensation expense	1,557,709	115,591	2,059,453
Provision on related party note receivable	-	-	120,205
Amortization of deferred compensation	1,499,737	-	1,499,737
Depreciation	3,585	3,315	19,717
Amortization	1,502	1,192	7,363
Loss on disposal of assets	-	-	13,411
(Increase) decrease in assets
Prepaid expenses	(78,079)	(25,649)	(101,158)
Other	-	(24,079)	(20,887)
Increase (decrease) in liabilities
Accounts payable	69,715	4,354	86,629
Accounts payable -related party	-	-	36,453
Accrued expenses	41,576	(60,713)	192,230
Other	(1,264)	1,008	48,860

Net cash used in operating activities	(398,774)	(594,827)	(3,657,644)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of short-term investment	(500,000)	-	(500,000)
Advances to related party - note receivable	-	-	(257,908)
Proceeds on related party note receivable	-	5,000	17,500
Cost of patents	(15,822)	-	(63,830)
Purchase of equipment	(8,320)	-	(52,778)

Net cash (used in) provided by investing activities	(524,142)	5,000	(857,016)

CASH FLOWS FROM FINANCING ACTIVITIES
Issuance of common stock, net of issuance costs of
$140,861, $55,135 and $463,457 for the six months
ended June 30, 2008, June 30, 2007 and from inception
to June 30, 2008, respectively	1,148,722	905,148	5,313,643

Net cash provided by financing activities	1,148,722	905,148	5,313,643

NET INCREASE IN CASH AND CASH EQUIVALENTS	225,806	315,321	798,983

CASH - BEGINNING OF PERIOD	573,177	419,738	-

CASH -END OF PERIOD	$798,983	$735,059	$798,983

The accompanying notes are an integral part of these financial statements.

VYSTAR CORPORATION
(A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS
(Unaudited)
JUNE 30, 2008 AND 2007

NOTE 1- BUSINESS AND BASIS OF PRESENTATION

History and Nature of Business
Vystar Corporation (“Vystar” or the “Company”) is the creator and exclusive owner of the innovative technology to produce Vytex™ Natural Rubber Latex ("NRL"). This technology reduces antigenic protein in natural rubber latex products made with Vytex NRL to virtually undetectable levels. Vystar intends to introduce Vytex NRL, its new “low protein” natural rubber latex, throughout the worldwide marketplace that uses NRL or latex substitutes as a component of manufactured products. Natural rubber latex is used in an extensive range of products including balloons, textiles, footwear and clothing (threads), adhesives, foams, furniture, carpet, paints, coatings, protective equipment, sporting equipment, and, especially health care products such as condoms, surgical and exam gloves. The Company plans to produce Vytex™ through toll manufacturing agreements and intends to introduce Vytex NRL into the supply channels with aggressive, targeted marketing campaigns directed to the end users.

Vystar LLC, the predecessor to the Company, was formed February 2, 2000, as a Georgia limited liability company by Travis W. Honeycutt. The Company’s operations under the LLC entity were focused substantially on the research, development and testing of the Vytex NRL process, as well as attaining intellectual property rights. In 2003, the Company reorganized as Vystar Corporation, a Georgia Corporation, at which time all assets and liabilities of the limited liability company became assets and liabilities of Vystar Corporation, including all intellectual property rights, patents and trademarks.

Basis of Presentation
The accompanying unaudited financial statements have been prepared in accordance with generally accepted accounting principles of the United States of America (“GAAP”) for interim financial information. Accordingly, certain information and footnotes required by GAAP for complete financial statements may be condensed or omitted. These interim financial statements should be read in conjunction with our audited financial statements and notes thereto included in this Form S-1. The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying disclosures. Although these estimates are based on management’s best knowledge of current events and actions the Company may undertake in the future, actual results could differ from these estimates.

Loss Per Share
The Company follows SFAS No. 128, “Earnings Per Share,” resulting in the presentation of basic and diluted earnings per share. Because the Company reported a net loss in 2008 and 2007, common stock equivalents, including stock options and warrants, were anti-dilutive; therefore, the amounts reported for basic and dilutive loss per share were the same. Excluded from the computation of diluted loss per share were options to purchase 3,225,000 shares and 1,162,667 shares of common stock for 2008 and 2007, respectively, as their effect would be anti-dilutive. Warrants to purchase 2,177,834 shares and 627,725 shares of common stock for 2008 and 2007, respectively, were also excluded from the computation of diluted loss per share as their effect would be anti-dilutive.

Investments
Investments, consisting of a certificate of deposit, are recorded at market value.

VYSTAR CORPORATION
(A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS
(Unaudited)
JUNE 30, 2008 AND 2007

NOTE 1- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Recently Issued Pronouncements
In June 2006, the Financial Accounting Standards Board (“FASB”) issued Interpretation No. 48 (“FIN 48”), Accounting for Uncertainty in Income Taxes. FIN 48 prescribes detailed guidance for the financial statement recognition, measurement and disclosure of uncertain tax positions recognized in an enterprise’s financial statements in accordance with FASB Statement No. 109, Accounting for Income Taxes. Tax positions must meet a more-likely-than-not recognition threshold at the effective date to be recognized upon the adoption of FIN 48 and in subsequent periods. FIN 48 will be effective for the Company at the beginning of the annual period ending December 31, 2008. The provisions of FIN 48 will be applied to all tax positions under Statement No. 109 upon initial adoption. The cumulative effect of applying the provisions of this interpretation will be reported as an adjustment to the opening balance of retained earnings for that fiscal year. We are presently evaluating whether the adoption of this interpretation will have a material impact on our financial statements.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements. SFAS No. 157 establishes a framework for measuring fair value and expands disclosures about fair value measurements. The changes to current practice resulting from the application of SFAS No. 157 relate to the definition of fair value, the methods used to measure fair value and the expanded disclosures about fair value measurement. SFAS No. 157 is effective for fiscal years beginning after November 15, 2007 and interim periods within those fiscal years. In February 2008, the FASB issued FASB Staff Position FAS 157-2, Effective Date of FASB Statement No. 157, which delayed the effective date of SFAS 157 for all non-financial assets and liabilities, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis, until January 1, 2009.   The Company adopted SFAS 157 on January 1, 2008 for all financial assets and liabilities, but the implementation did not require additional disclosures or have a significant impact on the Company's financial statements.  The Company has not yet determined the impact the implementation of SFAS 157 will have on the Company’s non-financial assets and liabilities which are not recognized or disclosed on a recurring basis.  However, the Company does not anticipate that the full adoption of SFAS 157 will significantly impact their consolidated financial statements.

On February 15, 2007, the Financial Accounting Standards Board issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities—Including an Amendment of FASB Statement No. 115”. SFAS No. 159 permits many financial instruments and certain other items to be measured at fair value at our option. Most of the provisions in SFAS No. 159 are elective; however, the amendment to SFAS No. 115, “Accounting for Certain Investments in Debt and Equity Securities,” applies to all entities with available-for-sale and trading securities. The fair value option established by SFAS No. 159 permits the choice to measure eligible items at fair value at specified election dates. Unrealized gains and losses on items for which the fair value option has been elected will be reported in earnings at each subsequent reporting date. The fair value option: (a) may be applied instrument by instrument, with a few exceptions, such as investments otherwise accounted for by the equity method; (b) is irrevocable (unless a new election date occurs); and (c) is applied only to entire instruments and not to portions of instruments. The Company has adopted SFAS 159 on January 1, 2008 and has elected not to measure any additional financial assets, liabilities or other items at fair value.

VYSTAR CORPORATION
(A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS
(Unaudited)
JUNE 30, 2008 AND 2007

NOTE 1- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Recently Issued Pronouncements (Continued)

On December 4, 2007, the FASB issued SFAS No. 141R, Business Combinations. SFAS No. 141R requires the acquiring entity in a business combination to recognize all the assets acquired and liabilities assumed, establishes the acquisition date fair value as the measurement objective for all assets acquired and liabilities assumed, and requires the acquirer to expand disclosures about the nature and financial effect of the business combination. SFAS No. 141R is effective for business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. Since the standard is generally applicable only for acquisitions completed in the future, we are unable to determine the effect this standard would have on the accounting for such acquisitions.

In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements—an amendment of Accounting Research Bulletin No. 51 (“SFAS 160”). SFAS 160 establishes accounting and reporting standards for ownership interests in subsidiaries held by parties other than the parent, the amount of consolidated net income attributable to the parent and to the noncontrolling interest, changes in a parent’s ownership interest, and the valuation of retained noncontrolling equity investments when a subsidiary is deconsolidated. SFAS 160 also establishes disclosure requirements that clearly identify and distinguish between the interests of the parent and the interests of the noncontrolling owners. This statement is effective for the Company beginning January 1, 2009.   This statement is not currently applicable since it has no majority-owned subsidiaries.

NOTE 2 – OPERATIONS

The Company's financial statements are prepared using the accrual method of accounting in accordance with accounting principles generally accepted in the United States of America and have been prepared on a going concern basis, which contemplates the realization of assets and the settlement of liabilities in the normal course of business. The Company has incurred significant losses and experienced negative cash flow since its inception. Further, at June 30, 2008, the deficit accumulated during the development stage amounted to approximately $7,695,000.

The Company is still in the development stage at June 30, 2008 and for the 6 months ended as of that date, has received approximately $1,175,000, net of issuance costs, through the issuance of 974,167 shares of common stock and exercise of warrants. The Company plans to continue raising funds during 2008 through the sale of its common stock in private placements, generating sufficient liquidity to maintain operations until sustained revenue generation occurs. As of October 31, 2008, the Company has raised $2,378,000 and issued 1,189,000 shares of common stock through a private placement (Note 7). The Company’s product development is proceeding on schedule and management expects to initiate revenue generation no later than the first quarter of 2009. Successful completion of the Company’s development program and, ultimately, the attainment of profitable operations are dependent upon future events, including obtaining adequate equity investment to fulfill its development activities. The Company is in the process of adding qualified directors and employees to help meet their goals. Management believes the current business plan is attractive enough to investors to raise the necessary capital and this source of funds, in addition to current liquid assets, will allow the Company to continue as a going concern through June 30, 2009.

VYSTAR CORPORATION
(A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS
(Unaudited)
JUNE 30, 2008 AND 2007

NOTE 3 – DEFERRED COMPENSATION

Deferred compensation represents the unamortized fair value of the issuance of warrants for future services to non-employees which was accounted for in accordance with Emerging Issue Task Force No. 96-18, Accounting for Equity Instruments That Are Issued To Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services, as follows:

June 30, 2008

Warrants	$1,545,695
Less: accumulated amortization	1,499,737
$45,958

NOTE 4 – PROPERTY AND EQUIPMENT

Property and equipment consists of the following:

	June 30, 2008	December 31, 2007

Furniture & fixtures	$15,347	$15,347
Equipment	23,431	15,111
	38,778	30,458
Accumulated depreciation	(19,128)	(15,543)

	$19,650	$14,915

Depreciation expense for the three months ended June 30, 2008 and 2007 was $1,867 and $1,644, respectively, and for the six months ended June 30, 2008 and 2007, was $3,585 and $3,315, respectively.

NOTE 5 – PATENTS

Patents represent legal and other fees associated with the registration of patents. The Company has two patents and a third pending approval by the United States Patent and Trade Office. They are recorded net of accumulated amortization of $7,363 and $5,861 at June 30, 2008 and December 31, 2007, respectively. Amortization expense for the three months ended June 30, 2008 and 2007 was $740 and $596, respectively, and for the six months ended June 30, 2008 and 2007 was $1,502 and $1,192, respectively.

VYSTAR CORPORATION
(A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS
(Unaudited)
JUNE 30, 2008 AND 2007

NOTE 6 – INCOME TAXES

There is no income tax benefit recorded for the losses for the six months ended June 30, 2008 and 2007 since management has determined that the realization of the net deferred tax asset is not assured and has created a valuation allowance for the entire amount of the net deferred tax asset.

NOTE 7 – STOCKHOLDERS’ EQUITY

Common Stock and Warrants
The Company’s predecessor company, Vystar LLC, issued 2,500,000 shares of its common stock at inception in February 2000 to its founder. These shares were cancelled and re-issued by Vystar Corporation at merger in December 2003. Also during 2003, Vystar Corporation issued 325,000 shares to its remaining founders for $4,100. During 2004, the Company issued an additional 8,475,000 shares to its founders in order to adjust the number of issued and outstanding shares at that time.

During the period from November 2004 through January 13, 2005, the Company issued 770,000 shares of its common stock in a private placement for proceeds of $691,267, net of issuance costs of $78,733.

The private placement memorandum was amended on December 28, 2004. Under the terms of the amendment and subsequent revisions on April 10, 2006 and September 25, 2006, the Company issued 795,674 shares in 2005 for proceeds of $1,112,253, net of issuance costs of $71,806 cash and $9,451 non-cash; 813,131 shares in 2006 for proceeds of $1,143,651, net of issuance costs of $82,643 cash and $8,404 non-cash; 597,501 shares in 2007 for proceeds of $824,692, net of issuance costs of $61,911 cash and $9,648 non-cash and 5,000 shares in 2008 for proceeds of $7,500 prior to its closing in April 2008. All of the shares issued were common stock. Terms of the memorandum included issuing warrants to purchase an aggregate of 1,308,965 shares of common stock at $.50 per share. During 2007 and 2006 755,899 shares and 19,000 shares, respectively, were purchased through the exercise of the warrants. The remaining warrants outstanding at December 31, 2007 of 449,167 expire during 2008.

During 2005 the Company issued stock purchase warrants to purchase 17,300 shares of common stock at an exercise price of $.50 in exchange for services rendered with the private placement, valued at $9,451. The warrants are exercisable until January 2010 and vested immediately.

During 2006 the Company issued stock purchase warrants to purchase 36,233 shares of common stock at exercise prices ranging from $1.00 to $1.50 per share in exchange for services rendered, valued at $11,499. The warrants are exercisable for periods ranging from 2011 to 2016 and vested immediately.

During 2006 the Company issued 52,490 shares of common stock for services rendered valued at $52,490.

During 2007 the Company issued stock purchase warrants to purchase 126,525 shares of common stock at exercise prices ranging from $.50 to $1.50 in exchange for services rendered, valued at $34,320. The warrants are exercisable for periods ranging from 2009 through 2017 and vested immediately.

VYSTAR CORPORATION
(A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS
(Unaudited)
JUNE 30, 2008 AND 2007

NOTE 7 – STOCKHOLDERS’ EQUITY (CONTINUED)

Common Stock and Warrants (Continued)

During 2007 the Company issued 33,125 shares of common stock for professional services valued at $33,125.

During February 2008, the Company’s former CEO surrendered 4,900,000 shares of the Company’s common stock issued to him during 2004. These shares were cancelled and returned to the Company for future re-issue, eliminating the need to increase the Company’s number of authorized shares.

During 2008 the Company issued stock purchase warrants to purchase 1,727,776 shares of common stock at exercise prices ranging from $.01 to $2.00 in exchange for services rendered, valued at $1,673,556. The warrants are exercisable for periods ranging form 2012 through 2018 and vested immediately.

During 2008 the Company issued 68,787 shares of common stock for professional services valued at $68,787.

On May 5, 2008, the Company initiated an equity raise through a private placement projected at $3,000,000 at completion, through an issuance of 1,500,000 shares of common stock and warrants to purchase an additional 750,000 shares of common stock at $1.00 per share. As of October 31, 2008 the Company has received $2,378,000 and issued 1,189,000 shares of common stock and warrants to purchase an additional 594,500 shares of common stock.

NOTE 8 – STOCK-BASED COMPENSATION

The Company uses the Black-Scholes option pricing model to estimate the grant-date fair value of an award granted during 2008 and 2007. The following assumptions were used:

•	Expected Dividend Yield – because the Company does not currently pay dividends, the expected dividend yield is zero;
•
Expected Volatility in Stock Price – because the Company is not publicly traded, the expected volatility of similar public entities (including companies engaged in the manufacture and/or distribution of medical, surgical, and healthcare supplies) was considered with expected volatility ranging from 22.07% – 39.25%;

•	Risk-free Interest Rate – reflects the average rate on a United States Treasury bond with maturity equal to the expected term of the option, ranging from 2.67 – 4.92%; and
•
Expected Life of Awards – because the Company is still in the development stage and has had minimal experience with the exercise of options or warrants for use in determining the expected life for each award, the simplified method was used to calculate an expected life based on the midpoint between the vesting date and the end of the contractual term of the stock award.

VYSTAR CORPORATION
(A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS
(Unaudited)
JUNE 30, 2008 AND 2007

NOTE 8 – STOCK-BASED COMPENSATION (CONTINUED)

The Company recorded stock-based compensation expense of approximately $89,000 and $22,000 for the three-month periods ended June 30, 2008 and 2007, respectively, and $1,467,000 and $76,000 for the six-month periods ended June 30, 2008 and 2007, respectively, related to employee stock options and stock warrants issued to board members. Of this, approximately $1,361,000 and $62,000 for the six months ended June 30, 2008 and 2007, respectively, was attributable to the fair value of shares vested during those periods. As of June 30, 2008, approximately $1,549 of unrecognized compensation expense related to non-vested share-based awards remains to be recognized over a weighted average period of less than 1 year.

Stock Options
During 2004, the Board of Directors of the Company adopted a stock option plan (the “Plan”) and authorized up to 4,000,000 shares to be issued under the Plan. At December 31, 2007, there were 2,000,000 shares of common stock reserved for issuance under the Plan. On February 2, 2008, the Board of Directors increased the number of shares reserved for issuance under the Plan to the 4,000,000 shares. The Plan is intended to permit stock options granted to employees to qualify as incentive stock options under Section 422 of the Internal Revenue Code of 1986, as amended (“Incentive Stock Options”). All options granted under the Plan that are not intended to qualify as Incentive Stock Options are deemed to be non-qualified options. During 2007 options for 100,000 shares were issued under the Plan.

The weighted-average assumptions used in the option pricing model for stock option grants were as follows for the six months ended June 30:

	2008	2007
Expected Dividend Yield	-	-
Expected Volatility in Stock Price	23.48%	23.32%
Risk-Free Interest Rate	2.67%	4.68%
Expected Life of Stock Awards - Years	5.1	5
Weighted Average Fair Value at Grant Date	$0.71	$0.30

The following table summarizes all stock option activity of the Company for the six months ended June 30, 2008:

	Number of	Weighted Average	Weighted Average
	Options	Exercise Price	Grant-date Fair Value

Outstanding, December 31, 2007	1,200,000	$1.08

Granted	2,100,000	$1.00	$0.71

Outstanding, June 30, 2008	3,300,000	$1.03

Exercisable, June 30, 2008	3,225,000	$1.03

VYSTAR CORPORATION
(A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS
(Unaudited)
JUNE 30, 2008 AND 2007

NOTE 8 – STOCK-BASED COMPENSATION (CONTINUED)

Warrants
Warrants are issued to third parties as payment for services and in conjunction with the issuance of common stock. The fair value of each common stock warrant issued for services is estimated on the date of grant using the Black-Scholes option pricing model. The following weighted average assumptions were used for warrants granted for the six months ended June 30:

	2008	2007
Expected Dividend Yield	-	-
Expected Volatility in Stock Price	21.52%	23.59%
Risk-Free Interest Rate	2.17%	3.02%
Expected Life of Awards, Years	5	5

The following table represents the Company’s warrant activity for the period ended June 30, 2008:

		Weighted Average
	Number of	Issuance or	Weighted Average
	Warrants	Grant Date Fair Value	Exercise Price

Outstanding, December 31, 2007	627,725		$1.01

Issued in private placement	272,500	$1.00	$1.00
Granted	1,727,776	$0.97	$0.74
Exercised	(424,167)		$0.50
Expired	(26,000)		$0.50

Outstanding, June 30, 2008	2,177,834		$0.76

Exercisable, June 30, 2008	2,177,834		$0.76

The Company issued warrants for services during 2008 at exercise prices ranging from $.01 to $2.00 per share, exercisable over periods ranging from three to ten years. All of the warrants vested immediately. The fair value of the warrants was calculated as of the date of the grant utilizing the Black-Scholes option pricing model and assumptions detailed above.

VYSTAR CORPORATION
(A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS
(Unaudited)
JUNE 30, 2008 AND 2007

NOTE 9 – RELATED PARTY TRANSACTIONS

On January 31, 2008, the Company entered into a management agreement with Universal Capital Management, Inc. ("UCM"), whereby UCM will provide management services, including assistance with strategic planning, investment banking consultation and investor introduction services, and investor relations services for a period of three months, expiring April 30, 2008. Pursuant to the terms of this agreement, the Company issued UCM warrants, valued at approximately $1,491,000, to purchase 1,000,000 shares of its common stock at an exercise price of $0.01. These warrants are exercisable in whole or in part at or before January 31, 2013 and vested immediately.

On March 21, 2008, Travis Honeycutt, founding CEO, retired from the Company.

On April 30, 2008, the Company entered into an additional management agreement for a period of one year with UCM pursuant to which UCM agreed to provide management services, including day-to-day managerial. Pursuant to the terms of this agreement, UCM was issued warrants, valued at approximately $55,000, to purchase 500,000 shares of the Company's common stock at an exercise price of $2.00 per share. The warrants are exercisable in whole or in part at or before April 30, 2013 and vested immediately. In the event that the Company elects to extend the management agreement for an additional one year term beyond the first year of the agreement, the Company has agreed to issue additional warrants to purchase 500,000 shares of its common stock at an exercise price of $0.01 per share.

In April 2008, the Company added a director to its Board of Directors. At June 30, 2008 the Company’s two Board members received warrants, valued at approximately $16,000, to purchase 20,000 shares, each, of the Company’s common stock with an exercise price of $1.00. The warrants are exercisable in whole or in part at or before June 30, 2018 and vested immediately.

During 2006 and 2005, the Company advanced cash and made payments on behalf of Climax Global Energy, Inc. (“Climax”), a company controlled by the Company’s former CEO, in the amounts of $12,795 and $242,654, respectively. At December 31, 2007 and 2006, the balance due from Climax was $240,409 and $245,409, respectively. Climax is in a pre-revenue, research and development mode and is in the process of raising capital through a private placement memorandum. The Company expects to be reimbursed in full for the balance, which is unsecured, but due to the uncertainty involved, management elected to reserve at December 31, 2007 approximately $120,000 of the balance due from Climax. As such, the Company recorded a corresponding charge in 2007 of approximately $120,000 in its statement of operations. In August 2008, the Company entered into a note agreement with Climax which specified the repayment terms of the note (Note 10).

VYSTAR CORPORATION
(A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS
(Unaudited)
JUNE 30, 2008 AND 2007

NOTE 10 – SUBSEQUENT EVENTS

On August 15, 2008, the Company entered into an agreement with Climax Global Energy (“Climax”) which specified the payment terms of the note receivable discussed in Note 9. The significant terms were established as follows: (A) the note is non-interest bearing, (B) a $25,000 payment will be made on or before September 30, 2008, and (C) equal monthly payments of $5,000 will commence in October 2008. In the event that Climax attains certain financial thresholds as specified in the agreement, receives new third party equity funding exceeding $20 million on a cumulative basis or Climax is sold or completes an initial public offering, the remaining amount due shall become payable thirty days following the end of the calendar year in which the event occurred. In any event, the note shall be due and payable in full no later than January 31, 2010.

As previously discussed in Note 7, for the period July 1, 2008 through October 31, 2008, the Company has received $1,288,000 and issued 644,000 shares of common stock and warrants to purchase an additional 322,000 shares of common stock through a private placement initiated on May 5, 2008.

On August 15, 2008, the Company entered into an agreement with UCM whereby UCM agreed to assist the Company in registering its shares publicly, as well as provide management assistance with certain responsibilities unique to a publicly held entity. In consideration for these services, the Company has agreed to issue 600,000 shares of its common stock, contingent upon the Company’s registration statement becoming effective, on or about the effective date of the registration statement. These shares have been initially valued at $978,000, which will be recognized ratably as an expense over a service period estimated to continue through February 2009.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table indicates the expenses to be incurred in connection with the distribution and resale offering described in this Registration Statement, other than underwriting discounts and commissions, all of which will be paid by the Registrant. All amounts are estimated except the Securities and Exchange Commission registration fee and the Financial Industry Regulatory Authority fee.

Amount

Securities and Exchange Commission registration fee		$86
Financial Industry Regulatory Authority fee			*
NASDAQ listing fee			*
Accountants’ fees and expenses			*
Legal fees and expenses			*
Blue Sky fees and expenses			*
Transfer Agent’s fees and expenses			*
Printing and engraving expenses			*
Miscellaneous			*
Total Expenses	$		*

*To be filed by amendment.

Item 14. Indemnification of Directors and Officers.

As permitted by Georgia law, provisions in our articles of incorporation and bylaws limit or eliminate the personal liability of our directors. Our articles of incorporation and bylaws limit the liability of directors to the maximum extent permitted by Georgia law. Georgia law provides that directors of a corporation will not be personally liable for monetary damages for breaches of their fiduciary duties as directors, except liability for:
\

•	any breach of the director’s duty of loyalty to us or our shareholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	any unlawful payments related to dividends or unlawful stock repurchases, redemptions or other distributions; or

•	any transaction from which the director derived an improper personal benefit.

These limitations do not apply to liabilities arising under federal securities laws and do not affect the availability of equitable remedies, including injunctive relief or rescission. If Georgia law is amended to authorize the further elimination or limiting of a director, then the liability of our directors will be eliminated or limited to the fullest extent permitted by Georgia law as so amended.

As permitted by Georgia law, our articles of incorporation and bylaws also provide that:

•	we will indemnify our directors and officers to the fullest extent permitted by law;

•	we may indemnify our other employees and other agents to the same extent that we indemnify our officers and directors, unless otherwise determined by the board of directors; and

•	we will advance expenses to our directors and executive officers in connection with legal proceedings in connection with a legal proceeding to the fullest extent permitted by law.

The indemnification provisions contained in our articles of incorporation and bylaws are not exclusive.

The Registrant maintains a general liability insurance policy which covers certain liabilities of our directors and officers arising out of claims based on acts or omissions in their capacities as directors or officers.

Item 15. Recent Sales of Unregistered Securities.

Set forth below is information regarding shares of common stock, warrants and options to purchase common stock issued by the Registrant within the past three years that were not registered under the Securities Act of 1933, as amended, the Securities Act. Also included is the consideration, if any, received by the Registrant for such shares, warrants and options and information relating to the section of the Securities Act, or rule of the Securities and Exchange Commission, under which exemption from registration was claimed.

(a) Common Stock and Warrant Financings

From December 2005 through July 2007, the Registrant issued 1,430,632 shares of its common stock at a price of $1.50 per share. In connection with such offering, the Registrant issued one warrant to purchase one share of common stock at an exercise price of $.50 per share for each share of common stock purchased. From October 2006 through May 2008, the Registrant issued 1,198,066 shares of common stock upon the exercise of such warrants (and warrants issued prior to December 2005) at $.50 per share.

From May 2008 through October 2008, the Registrant issued 1,189,000 shares of its common stock at a price of $2.00 per share. In connection with such offering, the Registrant issued one warrant to purchase one share of common stock at an exercise price of $1.00 per share for each two shares of common stock purchased. In September 2008, the Registrant issued 5,000 shares of common stock upon the exercise of such warrants at $1.00 per share.

From June 2006 through May 2008, the Registrant issued 154.402 shares of its common stock for services rendered to the Registrant.

(b) Stock Option Grants

Since November 2005, the Registrant has issued options to certain employees and consultants to purchase an aggregate of 2,800,00 shares of common stock at exercise prices from $1.00 to $1.50. Through the date hereof, none of such options have been exercised.

(c) Application of Securities Laws and Other Matters

No underwriters were involved in the foregoing sales of securities. The securities described in section (a) of this Item 15 were issued to investors in reliance upon the exemption from the registration requirements of the Securities Act, as set forth in Section 4(2) under the Securities Act and Regulation D promulgated thereunder, as applicable, relative to sales by an issuer not involving any public offering, to the extent an exemption from such registration was required.

The issuance of stock options as described in section (b) of this Item 15 were issued pursuant to written compensatory plans or arrangements with the Registrant’s employees, directors and consultants, in reliance on the exemption provided by Rule 701 promulgated under the Securities Act. All recipients either received adequate information about the Registrant or had access, through employment or other relationships, to such information.

All of the foregoing securities are deemed restricted securities for purposes of the Securities Act. All certificates representing the issued shares of common stock, warrants and options described in this Item 15 included appropriate legends setting forth that the securities had not been registered and the applicable restrictions on transfer.

Item 16. Exhibits.

The exhibits to the Registration Statement are listed in the Exhibit Index attached hereto and incorporated by reference herein.

Item 17. Undertakings.

 (a)   The undersigned registrant hereby undertakes:

        (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

          (i)  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

         (ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

        (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

        (2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Duluth, State of Georgia, on this 13th day of November, 2008.

Vystar Corporation
By:	/s/ William R. Doyle
William R. Doyle
Chairman, President and Chief Executive Officer

Each person whose signature appears below constitutes and appoints William R. Doyle his true and lawful attorney-in-fact and agent, acting alone, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post effective amendments) to this Registration Statement on Form S-1, and to sign any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and all post effective amendments thereto, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Signature	Title	Date

/s/ WILLIAM R. DOYLE	Chairman, President, Chief Executive Officer and Director (Principal Executive Officer)	November 13, 2008
/s/ LINDA S. HAMMOCK	Chief Financial Officer (Principal Financial and Accounting Officer)	November 13, 2008
/s/ J. DOUGLAS CRAFT	Director	November 13, 2008
/s/ JOSEPH C. ALLEGRA	Director	November 13, 2008
/s/ MITSY Y. MANGUM	Director	November 13, 2008
/s/ W. DEAN WATERS	Director	November 13, 2008

Exhibit Index

Exhibit Number	Description
3.1	Articles of Incorporation of Vystar Acquisition Corporation (now named Vystar Corporation) dated December 17, 2003 (as amended)

3.2	Bylaws of Vystar Corporation

4.1*	Specimen Certificate evidencing shares of Vystar common stock

5.1*	Opinion of Greenberg Traurig LLP

10.1**	Manufacturing Agreement between Vystar Corporation and Revertex (Malaysia) Sdn. Bhd. effective April 1, 2008

10.2	Executive Employment Agreement between Vystar Corporation and William R. Doyle, dated November 11, 2008

10.3	Management Agreement dated January 31, 2008 between Universal Capital Management, Inc. and Vystar Corporation

10.4	Letter Agreement dated August 15, 2008 between Universal Capital Management, Inc. and Vystar Corporation

10.5	Addendum to Management Agreement dated February 29, 2008 between Universal Capital Management, Inc. and Vystar Corporation

10.6	Warrant Purchase Agreement dated January 31, 2008 between Universal Capital Management, Inc. and Vystar Corporation

10.7	Management Agreement dated April 30, 2008 between Universal Capital Management, Inc. and Vystar Corporation

10.8	Warrant Purchase Agreement dated April 30, 2008 between Universal Capital Management, Inc. and Vystar Corporation

10.9	Vystar Corporation 2004 Long-Term Compensation Plan

10.10	Employment Agreement between Vystar Corporation and Sandra Parker dated April 1, 2008

21.1*	Subsidiaries of Vystar Corporation

23.1	Consent of Independent Registered Public Accounting Firm

23.2*	Consent of Greenberg Traurig, LLP (will be included in Exhibit 5.1)

24.1	Powers of Attorney (included on signature page)

* To be filed by amendment
** Confidential treatment requested as to certain portions, which portions have been omitted and filed separately with the Securities and Exchange Commission.